Exhibit 2.1

Execution Copy

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

By and Between

CAROLINA BANK HOLDINGS, INC.

and

FIRST BANCORP

June 21, 2016

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4.16	Contracts	30
4.17	Privacy of Customer Information	31
4.18	Legal Proceedings	31
4.19	Reports	31
4.20	Internal Control	31
4.21	Loans to Executive Officers and Directors	32
4.22	Approvals	32
4.23	Takeover Laws and Provisions	32
4.24	Brokers and Finders; Opinion of Financial Advisor	33
4.25	Board of Directors Recommendation	33
4.26	Statements True and Correct	33
4.27	Delivery of CLBH Disclosure Memorandum	34
4.28	No Additional Representations	34

ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF FBNC		34

5.1	Organization, Standing, and Power	34
5.2	Authority of FBNC; No Breach By Agreement	35
5.3	Capital Stock	36
5.4	Exchange Act Filings; Financial Statements	36
5.5	Absence of Undisclosed Liabilities	37
5.6	Absence of Certain Changes or Events	37
5.7	Tax Matters	38
5.8	Compliance with Laws	38
5.9	Privacy of Customer Information	39
5.10	Legal Proceedings	40
5.11	Reports	40
5.12	Internal Control	40
5.13	Approvals	40
5.14	Brokers and Finders	41
5.15	Certain Actions	41
5.16	Available Consideration	41
5.17	Statements True and Correct	41

ARTICLE 6 CONDUCT OF BUSINESS PENDING CONSUMMATION		42

6.1	Affirmative Covenants	42
6.2	Negative Covenants of CLBH	43
6.3	Adverse Changes in Condition	46
6.4	Reports	46
6.5	FBNC Entity Use and Disclosure of IIPI	47

ARTICLE 7 ADDITIONAL AGREEMENTS		47

7.1	Shareholder Approval	47
7.2	Registration of FBNC Common Stock	48
7.3	Other Offers, etc.	49
7.4	Consents of Regulatory Authorities	51
7.5	Agreement as to Efforts to Consummate	51
7.6	Investigation and Confidentiality	51

7.7	Press Releases	52
7.8	Charter Provisions	53
7.9	Employee Benefits and Contracts	53
7.10	Section 16 Matters	55
7.11	Indemnification	56
7.12	Tax Covenants of FBNC	57

ARTICLE 8 CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE		58

8.1	Conditions to Obligations of Each Party	58
8.2	Conditions to Obligations of FBNC	59
8.3	Conditions to Obligations of CLBH	61

ARTICLE 9 TERMINATION		62

9.1	Termination	62
9.2	Effect of Termination	63
9.3	Termination Fee	64
9.4	Non-Survival of Representations and Covenants	64

ARTICLE 10 MISCELLANEOUS		64

10.1	Definitions	64
10.2	Expenses	78
10.3	Brokers and Finders	79
10.4	Entire Agreement	79
10.5	Amendments	79
10.6	Waivers	79
10.7	Assignment	80
10.8	Notices	80
10.9	Governing Law	81
10.10	Counterparts	81
10.11	Captions; Articles and Sections	81
10.12	Interpretations	81
10.13	Enforcement of Agreement	81
10.14	Severability	82

LIST OF EXHIBITS

Exhibit	Description

A	Form of Support Agreement

B	Form of Bank Agreement of Merger

C	Form of Stock Option Cash-Out Agreement

D-1	Officer Agreement with Robert T. Braswell

D-2	Officer Agreement with T. Allen Liles

E	Form of Non-Compete Agreement

F	Form of Claims Letter

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

THIS AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (this “Agreement”) dated as of June 21, 2016 is by and between First Bancorp, a North Carolina corporation (“FBNC”), and Carolina Bank Holdings, Inc., a North Carolina corporation (“CLBH”). Capitalized terms used in this Agreement but not defined elsewhere herein shall have the meanings assigned to them in Section 10.1 hereof.

RECITALS

WHEREAS, the respective boards of directors of each of FBNC and CLBH have determined that it is in the best interests of their respective companies and shareholders for CLBH to merge with and into FBNC, with FBNC being the surviving entity (the “Merger”) pursuant to the terms of this Agreement and have unanimously approved the Merger, upon the terms and subject to the conditions set forth in this Agreement, whereby the issued and outstanding shares of CLBH Common Stock will be converted into the right to receive the Merger Consideration from FBNC;

WHEREAS, the board of directors of CLBH has recommended that CLBH’s shareholders approve this Agreement and the transactions contemplated hereby (the “CLBH Recommendation”);

WHEREAS, as a material inducement and as additional consideration to FBNC to enter into this Agreement, each of the directors and executive officers of CLBH and the Bank have entered into a voting agreement with FBNC dated as of the date hereof (each a “Support Agreement” and collectively, the “Support Agreements”), in the form attached hereto as Exhibit A, pursuant to which each such person has agreed, among other things, to vote all shares of CLBH Common Stock owned by such person in favor of the approval of this Agreement and the transactions contemplated hereby, upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the Merger is subject to the approvals of the shareholders of CLBH, regulatory agencies, and the satisfaction of certain other conditions described in this Agreement;

WHEREAS, FBNC and CLBH desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants, and agreements set forth herein, and other good and valuable consideration, and the receipt and sufficiency of which are acknowledged, the Parties, intending to be legally bound, agree as follows:

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Article 1
TRANSACTIONS AND TERMS OF MERGER AND REORGANIZATION

1.1            Merger.

Subject to the terms and conditions of this Agreement, at the Effective Time, CLBH shall merge with and into FBNC in accordance with the North Carolina Business Corporation Act (the “NCBCA”), and FBNC shall be the Surviving Corporation resulting from the Merger and shall continue to be governed by the Laws of the State of North Carolina. The Merger shall be consummated in accordance with the terms and subject to the conditions of this Agreement.

1.2            Time and Place of Closing.

The closing of the transactions contemplated hereby (the “Closing”) will take place at 11:00 A.M. Eastern Time on the date that the Effective Time occurs, or at such other time as the Parties, acting through their authorized officers, may mutually agree. The Closing shall be held at such location as may be mutually agreed upon by the Parties and may be effected by electronic or other transmission of signature pages, as mutually agreed upon.

1.3            Effective Time.

The Merger shall be consummated by filing Articles of Merger reflecting the Merger (the “Articles of Merger”) with the Secretary of State of North Carolina. The Merger shall become effective (the “Effective Time”) when the Articles of Merger have been filed with the Secretary of State of North Carolina or at such later time as may be mutually agreed upon by FBNC and CLBH and specified in the Articles of Merger. Subject to the terms and conditions hereof, unless otherwise mutually agreed upon in writing by the authorized officers of each Party, the Parties shall use their reasonable efforts to cause the Effective Time to occur within five business days of the last of the following dates to occur: (i) the effective date (including expiration of any applicable waiting period) of the last required Consent of any Regulatory Authority having authority over and approving or exempting the Merger, (ii) the date on which the shareholders of CLBH approve this Agreement to the extent such approval is required by applicable Law, or (iii) expiration of the period specified within Section 9.1(g).

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1.4            Restructure of Transactions.

FBNC shall have the right to request a revision to the structure of the Merger contemplated by this Agreement by merging CLBH directly with and into a subsidiary of FBNC, provided, that no such revision to the structure of the Merger (i) shall result in any changes in the amount or type of the consideration which the holders of shares of CLBH Common Stock or CLBH Options are entitled to receive under this Agreement, (ii) would unreasonably impede or delay consummation of the Merger, or (iii) imposes any less favorable terms or conditions on Bank or CLBH. FBNC may request such revision by giving written notice to CLBH in the manner provided in Section 10.8, which notice shall be in the form of a proposed amendment to this Agreement or in the form of an Amended and Restated Agreement and Plan of Merger and Reorganization, and the addition of such other exhibits hereto as are reasonably necessary or appropriate to effect such change.

1.5            Bank Merger.

Concurrently with the execution and delivery of this Agreement, First Bank (“First Bank”), a wholly owned subsidiary of FBNC, and Carolina Bank (the “Bank”), a wholly owned subsidiary of CLBH, shall enter into the Bank Agreement of Merger, in the form attached hereto as Exhibit B, with such changes thereto as FBNC and CLBH shall mutually agree, pursuant to which the Bank will merge with and into First Bank (the “Bank Merger”). The Bank Merger shall not occur prior to the Effective Time.

1.6            Tax Treatment of the Merger.

It is intended by the parties that the Merger constitute a “reorganization” within the meaning of Section 368(a) of the Code. The Parties hereby adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulation Sections 1.368-2(g) and 1.368-3(a). All of the Parties agree to cooperate and use their best efforts in order to qualify the transactions contemplated herein as a reorganization under Section 368(a)(1)(A) of the Code, to not take any action that could reasonably be expected to cause the Merger to fail to so qualify, and to report the Merger for federal, state and any local income Tax purposes in a manner consistent with such characterization.

Article 2
TERMS OF MERGER

2.1            Articles of Incorporation.

The articles of incorporation of FBNC in effect immediately prior to the Effective Time shall be the articles of incorporation of the Surviving Corporation until otherwise duly amended or repealed.

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2.2            Bylaws.

The bylaws of FBNC in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation until otherwise duly amended or repealed.

2.3            Directors and Officers.

The directors of FBNC in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected, shall serve as the directors of the Surviving Corporation from and after the Effective Time in accordance with the Surviving Corporation’s bylaws, until the earlier of their resignation or removal or otherwise ceasing to be a director. Prior to the Effective Time, FBNC shall take all action necessary to appoint two representatives of CLBH’s board of directors, as identified by FBNC, to the board of directors of FBNC and First Bank, to be effective as of 12:01 A.M. on the next business day following the Effective Time. The officers of FBNC in office immediately prior to the Effective Time, together with such additional persons as may thereafter be appointed, shall serve as the officers of the Surviving Corporation from and after the Effective Time in accordance with the Surviving Corporation’s bylaws, until the earlier of their resignation or removal or otherwise ceasing to be an officer.

Article 3
MANNER OF CONVERTING SHARES

3.1            Effect on CLBH Common Stock.

(a)            At the Effective Time, in each case subject to Sections 3.1(d) and 3.2, by virtue of the Merger and without any action on the part of the Parties, each share of CLBH Common Stock that is issued and outstanding immediately prior to the Effective Time (other than shares of CLBH Common Stock held by either Party or any Subsidiary of either Party (in each case other than shares of CLBH Common Stock held on behalf of third parties or held by any FBNC Entity or CLBH Entity as a result of debts previously contracted (such as a foreclosure on a loan))) shall be converted into the right to receive one of the following: (i) cash in the amount of $20.00 (the “Cash Consideration”) less any applicable withholding Taxes; (ii) a number of duly authorized, validly issued, fully paid and non-assessable shares of FBNC Common Stock equal to the Exchange Ratio (the “Stock Consideration”); or (iii) a combination of the Cash Consideration and Stock Consideration (the “Mixed Consideration”), in such proportions as the holder of such share of CLBH Common Stock, to the extent available after the proration of the total Merger Consideration to 75% Stock Consideration and 25% Cash Consideration in accordance with Section 3.2 of this Agreement (items (i), (ii), or (iii) are referred to herein individually as the “Per Share Purchase Price” and collectively as the “Merger Consideration”). The “Exchange Ratio” shall be 1.002 shares of FBNC Common Stock per share of CLBH Common Stock.

(b)            At the Effective Time, all shares of CLBH Common Stock shall no longer be outstanding, shall automatically be cancelled and retired, and shall cease to exist as of the Effective Time, and each certificate previously representing any such shares of CLBH Common Stock (the “Certificates”) shall thereafter represent only the right to receive the Per Share Purchase Price.

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(c)            If, prior to the Effective Time, the outstanding shares of CLBH Common Stock, or CLBH Options, or the outstanding shares of FBNC Common Stock, or any rights with respect to FBNC Common Stock pursuant to stock options granted by the FBNC (the “FBNC Options”) are increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, then an appropriate and proportionate adjustment shall be made to the Per Share Purchase Price.

(d)            Each share of CLBH Common Stock issued and outstanding immediately prior to the Effective Time and owned by any of the Parties or their respective Subsidiaries (in each case other than shares of CLBH Common Stock held on behalf of third parties or as a result of debts previously contracted) shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, be cancelled and retired without payment of any consideration therefor, and cease to exist (the “Extinguished Shares”).

3.2            Election and Proration Procedures.

(a)            An election form in such form as FBNC and CLBH shall agree (an “Election Form”) shall be mailed on the Mailing Date (as defined below) to each holder of record of CLBH Common Stock. Unless another date is agreed to by FBNC and CLBH prior to the Effective Time, the “Mailing Date” shall be the date on which the Proxy Statement/Prospectus is first mailed to holders of CLBH Common Stock. FBNC shall make available Election Forms as may be reasonably requested by all persons who become holders of CLBH Common Stock after the record date for eligibility to vote at the CLBH Shareholders’ Meeting and prior to the Election Deadline (as defined herein), and CLBH shall provide to Computershare Limited or such other exchange agent selected by FBNC and reasonably acceptable to CLBH (the “Exchange Agent”) all information reasonably necessary for it to perform its obligations as specified herein.

(b)            Each Election Form shall entitle the holder of CLBH Common Stock (or the beneficial owner through appropriate and customary documentation and instructions) to elect to receive (i) the Stock Consideration for all of such holder’s shares (a “Stock Election”), (ii) the Cash Consideration for all of such holder’s shares (a “Cash Election”), (iii) the Mixed Consideration for all of such holder’s shares (a “Mixed Election”), or (iv) make no election (a “Non-Election”).  Holders of record of CLBH Common Stock who hold such shares as nominees, trustees or in other representative capacity (a “Holder Representative”) may submit multiple Election Forms, provided, that such Holder Representative certifies that each such Election Form covers all of the shares of CLBH Common Stock held by that Holder Representative for a particular beneficial owner.  The shares of CLBH Common Stock as to which a Stock Election has been made (including pursuant to a Mixed Election) are referred to herein as “Stock Election Shares,” and the aggregate number thereof is referred to herein as the “Stock Election Number.” The shares of CLBH Common Stock as to which a Cash Election has been made (including pursuant to a Mixed Election) are referred to herein as “Cash Election Shares,” and the aggregate number thereof is referred to as the “Cash Election Number.” Shares of CLBH Common Stock as to which no election has been made (or as to which an Election Form is not properly completed or returned in a timely fashion) (a “Non-Election”) are referred to as “Non-Election Shares.”

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(c)            To be effective, a properly completed Election Form must be received by the Exchange Agent on or before 4:00 P.M., local time on such date as the Parties may mutually agree (the “Election Deadline”), which shall in no event be later than 5 calendar days following the Effective Time. An election shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline. An Election Form shall be deemed properly completed only if accompanied by one or more certificates representing all shares of CLBH Common Stock covered by such Election Form, or the guaranteed delivery of such certificates (or customary affidavits and, if required by the FBNC, indemnification regarding the loss or destruction of such certificates), together with duly completed transmittal materials. For the holders of Non-Election Shares, subject to Section 3.2(e), FBNC shall have the authority to determine the type of consideration constituting the Per Share Purchase Price to be exchanged for the Non-Election Shares. Any CLBH shareholder may at any time prior to, but not after, the Election Deadline change his, her or its election by written notice received by the Exchange Agent prior to the Election Deadline accompanied by a properly completed and signed revised Election Form. Any CLBH shareholder may, at any time prior to the Election Deadline, revoke his, her or its election by written notice received by the Exchange Agent prior to the Election Deadline or by withdrawal prior to the Election Deadline of his, her or its Certificates, or of the guarantee of delivery of such Certificates. All elections shall be revoked automatically if the Exchange Agent is notified in writing by either Party that this Agreement has been terminated prior to the Effective Time pursuant to the applicable Section of Article 9 of this Agreement. If a CLBH shareholder either (i) does not submit a properly completed Election Form by the Election Deadline or (ii) revokes an Election Form prior to the Election Deadline but does not submit a new properly executed Election Form prior to the Election Deadline, the shares of CLBH Common Stock held by such shareholder shall be designated as Non-Election Shares.  Subject to the terms of this Agreement and the Election Form, the Exchange Agent shall have reasonable discretion to determine whether any election, revocation or change has been properly made and to disregard immaterial defects in any Election Form, and any good-faith decisions of the Exchange Agent regarding such matters shall be binding and conclusive.

(d)            The number of shares of CLBH Common Stock to be converted into the right to receive the Cash Consideration shall be equal to 25% of the number of shares of CLBH Common Stock outstanding immediately prior to the Effective Time (the “Aggregate Cash Limit”), and the number of shares of CLBH Common Stock to be converted into the right to receive the Stock Consideration shall be equal to 75% of the number of shares of CLBH Common Stock outstanding immediately prior to the Effective Time (the “Aggregate Stock Limit”).

(e)            Within five business days after the later to occur of the Election Deadline or the Effective Time, FBNC shall cause the Exchange Agent to effect the allocation among holders of CLBH Common Stock of the Merger Consideration and to distribute such as follows:

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i.            if the Stock Election Number exceeds the Aggregate Stock Limit, then all Cash Election Shares and all Non-Election Shares shall be converted into the right to receive the Cash Consideration, and each Stock Election Share shall be converted into the right to receive (A) the Stock Consideration in respect of that number of Stock Election Shares equal to the product obtained by multiplying (1) the number of Stock Election Shares held by such holder by (2) a fraction, the numerator of which is the Aggregate Stock Limit and the denominator of which is the Stock Election Number and (B) the Cash Consideration for those Stock Election Shares that were not converted into the right to receive Stock Consideration pursuant to clause (A);

ii.            if the Cash Election Number exceeds the Aggregate Cash Limit, then all Stock Election Shares and all Non-Election Shares shall be converted into the right to receive the Stock Consideration, and each Cash Election Share shall be converted into the right to receive (A) the Cash Consideration in respect of that number of Cash Election Shares equal to the product obtained by multiplying (1) the number of Cash Election Shares held by such holder by (2) a fraction, the numerator of which is the Aggregate Cash Limit and the denominator of which is the Cash Election Number and (B) the Stock Consideration for those Cash Election Shares that were not converted into the right to receive Cash Consideration pursuant to clause (A); and

iii.            if the Stock Election Number and the Cash Election Number do not exceed the Aggregate Stock Limit and the Aggregate Cash Limit, respectively, then (A) all Cash Election Shares shall be converted into the right to receive the Cash Consideration, (B) all Stock Election Shares shall be converted into the right to receive the Stock Consideration, and (C) all Non-Election Shares shall be converted into the right to receive the Cash Consideration and/or the Stock Consideration such that the aggregate number of shares of CLBH Common Stock entitled to receive the Cash Consideration is equal to the Aggregate Cash Limit and the aggregate number of shares of CLBH Common Stock entitled to receive the Stock Consideration is equal to the Aggregate Stock Limit.

3.3           Exchange Procedures.

(a)            Promptly after the Effective Time, FBNC shall deposit with the Exchange Agent, for exchange in accordance with this Section 3.3, the Merger Consideration and cash in an aggregate amount sufficient for payment in lieu of fractional shares of FBNC Common Stock to which holders of CLBH Common Stock may be entitled pursuant to Section 3.7 (collectively, the “Exchange Fund”). In the event the cash in the Exchange Fund is insufficient to fully satisfy all of the payment obligations to be made by the Exchange Agent hereunder (including pursuant to Section 3.7), FBNC shall promptly make available to the Exchange Agent the amounts so required to satisfy such payment obligations in full. The Exchange Agent shall deliver the Merger Consideration and cash in lieu of any fractional shares of FBNC Common Stock out of the Exchange Fund. Except as contemplated by this Section 3.3, the Exchange Fund will not be used for any other purpose.

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(b)            Unless different timing is agreed to by FBNC and CLBH, as soon as reasonably practicable after the Effective Time, but in any event no more than seven business days after the Effective Time, FBNC shall cause the Exchange Agent to mail to the former shareholders of CLBH appropriate transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the certificates or other instruments theretofore representing shares of CLBH Common Stock shall pass, only upon proper delivery of such certificates or other instruments to the Exchange Agent). In the event of a transfer of ownership of shares of CLBH Common Stock represented by one or more certificates that are not registered in the transfer records of CLBH, the Per Share Purchase Price payable for such shares as provided in Sections 3.1 and 3.2 may be issued to a transferee if the certificate or certificates representing such shares are delivered to the Exchange Agent, accompanied by all documents required to evidence such transfer and by evidence reasonably satisfactory to the Exchange Agent that such transfer is proper and that any applicable stock transfer taxes have been paid. In the event any certificate representing CLBH Common Stock shall have been lost, mutilated, stolen, or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen, mutilated, or destroyed and the posting by such person of a bond in such amount as FBNC may reasonably direct as indemnity against any claim that may be made against it with respect to such certificate, the Exchange Agent shall issue in exchange for such lost, mutilated, stolen, or destroyed certificate the Per Share Purchase Price as provided for in Sections 3.1 and 3.2. The Exchange Agent may establish such other reasonable and customary rules and procedures in connection with its duties as it may deem appropriate. FBNC shall pay all charges and expenses, including those of the Exchange Agent in connection with the distribution of the Per Share Purchase Price as provided in Sections 3.1 and 3.2. FBNC or the Exchange Agent will maintain a book entry list of FBNC Common Stock to which each former holder of CLBH Common Stock is entitled. Certificates evidencing FBNC Common Stock into which CLBH Common Stock has been converted will not be issued.

(c)            Unless different timing is agreed to by FBNC and CLBH, after the Effective Time, each holder of shares of CLBH Common Stock (other than Extinguished Shares) issued and outstanding at the Effective Time shall surrender the Certificate or Certificates representing such shares to the Exchange Agent and shall promptly upon surrender thereof receive in exchange therefor the consideration provided in Sections 3.1 and 3.2, without interest, pursuant to this Section 3.3. The certificate or certificates of CLBH Common Stock so surrendered shall be duly endorsed as the Exchange Agent may reasonably require. FBNC shall not be obligated to deliver the consideration to which any former holder of CLBH Common Stock is entitled as a result of the Merger until such holder surrenders such holder’s Certificate or Certificates for exchange as provided in this Section 3.3. Similarly, no dividends or other distributions in respect of the FBNC Common Stock shall be paid to any holder of any unsurrendered Certificate or Certificates until such Certificate or Certificates (or affidavit in lieu thereof as provided in Section 3.3(b)) are surrendered for exchange as provided in this Section 3.3. Any other provision of this Agreement notwithstanding, neither any FBNC Entity, nor any CLBH Entity, nor the Exchange Agent shall be liable to any holder of CLBH Common Stock for any amounts paid or properly delivered in good faith to a public official pursuant to any applicable abandoned property, escheat, or similar Law.

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(d)            Each of FBNC, the Surviving Corporation and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of CLBH Common Stock and CLBH Options such amounts, if any, as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local, or foreign Tax Law or by any Taxing Authority or Governmental Authority. To the extent that any amounts are so withheld by FBNC, the Surviving Corporation, or the Exchange Agent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of CLBH Common Stock, as applicable in respect of which such deduction and withholding was made by FBNC, the Surviving Corporation, or the Exchange Agent, as the case may be.

(e)            Any portion of the Merger Consideration and cash delivered to the Exchange Agent by FBNC pursuant to Section 3.3(a) that remains unclaimed by the holder of shares of CLBH Common Stock for six months after the Effective Time (as well as any proceeds from any investment thereof) shall be delivered by the Exchange Agent to FBNC. Any holder of shares of CLBH Common Stock who have not theretofore complied with Section 3.3(c) shall thereafter look only to FBNC for the consideration deliverable in respect of each share of CLBH Common Stock such holder holds as determined pursuant to this Agreement without any interest thereon. If outstanding Certificates for shares of CLBH Common Stock are not surrendered or the payment for them is not claimed prior to the date on which such Merger Consideration would otherwise escheat to or become the property of any Governmental Authority, the unclaimed items shall, to the extent permitted by abandoned property and any other applicable law, become the property of FBNC (and to the extent not in its possession shall be delivered to it), free and clear of all claims or interest of any person previously entitled to such property. Neither the Exchange Agent nor any Party to this Agreement shall be liable to any holder of stock represented by any Certificate for any consideration paid to a Governmental Authority pursuant to applicable abandoned property, escheat or similar Laws. FBNC and the Exchange Agent shall be entitled to rely upon the stock transfer books of CLBH to establish the identity of those persons entitled to receive the consideration specified in this Agreement, which books shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of stock represented by any Certificate or Certificates, FBNC and the Exchange Agent shall be entitled to deposit any consideration represented thereby in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.

(f)             Adoption of this Agreement by the shareholders of CLBH shall constitute ratification of the appointment of the Exchange Agent.

3.4            Effect on FBNC Common Stock.

At and after the Effective Time, each share of FBNC Common Stock issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of common stock of the Surviving Corporation and shall not be affected by the Merger.

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3.5            CLBH Options

(a)            At the Effective Time, all rights with respect to CLBH Common Stock pursuant to stock options granted by CLBH (the “CLBH Options”), which are outstanding and not cancelled at the Effective Time, whether or not exercisable, shall be converted into and become rights with respect to FBNC Common Stock, and FBNC shall assume each CLBH Option in accordance with the terms of the applicable CLBH option plan and the stock option agreement by which it is evidenced (the “Converted Options”) and CLBH Options that are incentive stock options within the meaning of Section 422 of the Code shall become Converted Options that are incentive stock options; provided, however, that each holder of CLBH Options may agree to cancel, immediately prior to the Effective Time, any CLBH Options held by such Person as of the date hereof, in exchange for a cash payment at Closing equal to the product obtained by multiplying (1) the number of shares of CLBH Common Stock underlying such Person’s CLBH Options, by (2) the Cash Consideration less the exercise price per share under such CLBH Options, by entering into an Option Cash-Out Agreement in the form of Exhibit C prior to the Effective Time. From and after the Effective Time, (i) each CLBH Option assumed by FBNC may be exercised solely for shares of FBNC Common Stock, (ii) the number of shares of FBNC Common Stock subject to each CLBH Option shall be equal to the product of the number of shares of CLBH Common Stock subject to such CLBH Option immediately prior to the Effective Time multiplied by the Exchange Ratio, provided, that any fractional shares of FBNC Common Stock subject to the Converted Options shall be exchanged for cash (without interest) in an amount equal to such fractional part of a share of FBNC Common Stock multiplied by Final FBNC Stock Price less the exercise price of such Converted Option, and (iii) the per share exercise price under each such CLBH Option shall be adjusted by dividing the per share exercise price under each such CLBH Option by the Exchange Ratio and rounding up to the nearest whole cent.

(b)            CLBH’s board of directors and its compensation committee shall not make any grants of CLBH Options following the execution of this Agreement.

(c)            CLBH’s board of directors or its compensation committee shall make such adjustments and amendments to or make such determinations with respect to the CLBH Options necessary to effect the foregoing provisions of this Section 3.5.

3.6            Rights of Former CLBH Shareholders.

At the Effective Time, the stock transfer books of CLBH shall be closed as to holders of CLBH Common Stock and no transfer of CLBH Common Stock by any holder of such shares shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section 3.3, each Certificate theretofore representing shares of CLBH Common Stock (other than Certificates representing Extinguished Shares), shall from and after the Effective Time represent for all purposes only the right to receive the Per Share Purchase Price without interest, as provided in this Article 3.

3.7            Fractional Shares.

Notwithstanding any other provision of this Agreement, each holder of shares of CLBH Common Stock exchanged pursuant to the Merger, who would otherwise have been entitled to receive a fraction of a share of FBNC Common Stock (after taking into account all Certificates delivered by such holder), shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of FBNC Common Stock multiplied by the Final FBNC Stock Price. No such holder will be entitled to dividends, voting rights, or any other Rights as a shareholder in respect of any fractional shares.

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Article 4
REPRESENTATIONS AND WARRANTIES OF CLBH

CLBH represents and warrants to FBNC, except as set forth on the CLBH Disclosure Memorandum with respect to each such Section below, as follows:

4.1            Organization, Standing, and Power.

CLBH is a corporation duly organized, validly existing, and in good standing under the Laws of the State of North Carolina and is a bank holding company within the meaning of the Bank Holding Company Act of 1956, as amended (the “BHCA”). The Bank is a banking corporation duly organized, validly existing and in good standing under the Laws of the State of North Carolina. Each of CLBH and the Bank has the corporate power and authority to carry on its business as now conducted and to own, lease, and operate its Assets. Each of CLBH and the Bank is duly qualified or licensed to transact business as a foreign corporation in good standing in the states of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed. The minute book and other organizational documents for each of CLBH and the Bank have been made available to FBNC for its review and, except as disclosed in Section 4.1 of the CLBH Disclosure Memorandum, are true and complete in all material respects as in effect as of the date of this Agreement and accurately reflect in all material respects all amendments thereto and all proceedings of the respective board of directors (including any committees of the board of directors) and shareholders thereof. The Bank is an “insured institution” as defined in the Federal Deposit Insurance Act and applicable regulations thereunder, and the deposits held by the Bank are insured, up to the applicable limits, by the FDIC’s Deposit Insurance Fund.

4.2            Authority of CLBH; No Breach By Agreement.

(a)            CLBH has the corporate power and authority necessary (i) to execute, deliver, and, other than with respect to the Merger, perform this Agreement, and (ii) with respect to the Merger, upon the approval of the Merger, including any approvals referred to in Sections 8.1(b) and 8.1(c) and by CLBH’s shareholders in accordance with this Agreement and the NCBCA, to perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of CLBH, (including approval by at least a majority of the members of CLBH’s board of directors unaffiliated with any other party to the proposed transaction), subject to the approval of this Agreement by the holders of a majority of the outstanding shares of CLBH Common Stock, which is the only CLBH shareholder vote required for approval of this Agreement and consummation of the Merger (the “Requisite CLBH Shareholder Approval”). Subject to any approvals referred to in Sections 8.1(b) and 8.1(c) and receipt of such Requisite CLBH Shareholder Approval, this Agreement represents a legal, valid, and binding obligation of CLBH, enforceable against CLBH in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

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(b)            Neither the execution and delivery of this Agreement by CLBH, nor the consummation by CLBH and the Bank of the transactions contemplated hereby, nor compliance by CLBH and the Bank with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of CLBH’s articles of incorporation or bylaws or the articles of incorporation or bylaws of any CLBH Subsidiary or any resolution adopted by the board of directors or the shareholders of any CLBH Entity, or (ii) except as disclosed in Section 4.2 of the CLBH Disclosure Memorandum, constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any material Asset of any CLBH Entity under, any material Contract or any material Permit of any CLBH Entity, or (iii) subject to receipt of the requisite Consents referred to in Section 8.1(c), constitute or result in a Default under, or require any Consent pursuant to, any Law or Order applicable to any CLBH Entity or any of their respective material Assets (including any FBNC Entity or any CLBH Entity becoming subject to or liable for the payment of any Tax on any of the Assets owned by any FBNC Entity or any CLBH Entity being reassessed or revalued by any Regulatory Authority).

(c)            Except for (i) the filing of applications and notices with, and approval of such applications and notices from the Federal Reserve, the FDIC, and the North Carolina Commissioner of Banks, (ii) the filing of any other required applications, filings, or notices with any other federal or state banking, insurance, or other regulatory or self-regulatory authorities or any courts, administrative agencies or commissions or other Governmental Authorities and approval of or non-objection to such applications, filings and notices, (iii) the filing with the SEC of a registration statement on Form S-4 (the “Registration Statement”) in which the proxy statement relating to CLBH’s Shareholders’ Meeting to be held in connection with this Agreement and the transactions contemplated by this Agreement (the “Proxy Statement/Prospectus”) will be included, and declaration of effectiveness of the Registration Statement, (iv) the filing of the Articles of Merger with the Secretary of State of North Carolina, (v) any consents, authorizations, approvals, filings, or exemptions in connection with compliance with the applicable provisions of federal and state securities laws relating to the Merger, regulation of broker-dealers, investment advisers or transfer agents, and federal commodities laws relating to the regulation of futures commission merchants and the rules and regulations thereunder and of any applicable industry self-regulatory organization, and the rules and regulations of The Nasdaq Stock Market, (vi) any filings or notices that are required under consumer finance, mortgage banking and other similar laws, and (vii) notices or filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, if any, no consents or approvals of or filings or registrations with any Governmental Authority are necessary in connection with the consummation by CLBH and Carolina Bank of the Merger and the other transactions contemplated by this Agreement. No consents or approvals of or filings or registrations with any Governmental Authority are necessary in connection with the execution and delivery by CLBH of this Agreement.

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4.3            Capital Stock.

(a)            The authorized capital stock of CLBH consists of 20,000,000 shares of CLBH Common Stock, of which 5,043,108 shares are issued and outstanding as of the date of this Agreement, assuming that all of the issued and outstanding CLBH Options had been exercised, not more than an additional 14,292 shares would be issued and outstanding at the Effective Time, and 1,000,000 shares of CLBH preferred stock, of which no shares are issued and outstanding as of the date of this Agreement. CLBH has no restricted stock outstanding. If the CLBH Options were exercised as of the date of this Agreement, 14,292 shares of CLBH Common Stock would be issued at a per share weighted average exercise price of $11.65. Section 4.3 of the CLBH Disclosure Memorandum lists all issued and outstanding CLBH Options, which schedule includes the names of the recipients, the date of grant, the exercise prices, the vesting schedules and the expiration dates, to the extent applicable. All of the issued and outstanding shares of capital stock of CLBH are duly and validly issued and outstanding and are fully paid and nonassessable. None of the outstanding shares of capital stock of CLBH has been issued in violation of any preemptive rights of the current or past shareholders of CLBH.

(b)            Except for the 14,292 shares of CLBH Common Stock reserved for issuance pursuant to outstanding CLBH Options, as disclosed in Section 4.3 of CLBH Disclosure Memorandum, there are no shares of capital stock or other equity securities of CLBH reserved for issuance and no outstanding Rights relating to the capital stock of CLBH.

(c)            Except as specifically set forth in this Section 4.3, there are no shares of CLBH capital stock or other equity securities of CLBH outstanding and there are no outstanding Rights with respect to any CLBH securities or any right or privilege (whether pre-emptive or contractual) capable of becoming a Contract or Right for the purchase, subscription, exchange or issuance of any securities of CLBH.

4.4            CLBH Subsidiaries.

CLBH has no Subsidiaries except as set forth in Section 4.4 of CLBH Disclosure Memorandum, and CLBH owns all of the equity interests in each of its Subsidiaries. No capital stock (or other equity interest) of any such Subsidiary is or may become required to be issued (other than to another CLBH Entity) by reason of any Rights, and there are no Contracts by which any such Subsidiary is bound to issue (other than to another CLBH Entity) additional shares of its capital stock (or other equity interests) or Rights or by which any CLBH Entity is or may be bound to transfer any shares of the capital stock (or other equity interests) of any such Subsidiary (other than to another CLBH Entity). There are no Contracts relating to the Rights of any CLBH Entity to vote or to dispose of any shares of the capital stock (or other equity interests) of any such Subsidiary. All of the shares of capital stock (or other equity interests) of each Subsidiary are fully paid and nonassessable and are owned directly or indirectly by CLBH free and clear of any Lien. Each Subsidiary is duly qualified or licensed to transact business as a foreign entity in good standing in the states of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed. The minute books and other organizational documents for the Subsidiaries have been made available to FBNC for its review, and, except as disclosed in Section 4.4 of the CLBH Disclosure Memorandum, are true and complete in all material respects as in effect as of the date of this Agreement and accurately reflect in all material respects all amendments thereto and all proceedings of the board of directors and shareholders thereof.

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4.5            Exchange Act Filings; Securities Offerings; Financial Statements.

(a)             CLBH has timely filed all Exchange Act Documents required to be filed by CLBH since January 1, 2013 (the “CLBH Exchange Act Reports”). CLBH Exchange Act Reports (i) at the time filed, (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) complied in all material respects with the applicable requirements of the Securities Laws and other applicable Laws and (ii) did not, at the time they were filed (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such CLBH Exchange Act Reports or necessary in order to make the statements in such CLBH Exchange Act Reports, in light of the circumstances under which they were made, not misleading. Each offering or sale of securities by CLBH (x) was either registered under the Securities Act or made pursuant to a valid exemption from registration under the Securities Act, (y) complied in all material respects with the applicable requirements of the Securities Laws and other applicable Laws, except for immaterial “blue sky” filings, including disclosure and broker/dealer registration requirements, and (z) was made pursuant to offering documents which did not, at the time of the offering (or, in the case of registration statements, at the effective date thereof) contain any untrue statement of a material fact or omit to state a material fact required to be stated in the offering documents or necessary in order to make the statements in such documents, in light of the circumstances under which they were made, not misleading. CLBH’s principal executive officer and principal financial officer have made the certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act and the rules and regulations of the Exchange Act thereunder with respect to CLBH Exchange Act Reports to the extent such rules or regulations applied at the time of the filing. For purposes of the preceding sentence, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes–Oxley Act. Such certifications contain no qualifications or exceptions to the matters certified therein and have not been modified or withdrawn; and neither CLBH nor any of its officers has received notice from any Regulatory Authority questioning or challenging the accuracy, completeness, content, form, or manner of filing or submission of such certifications. No CLBH Subsidiary is required to file any Exchange Act Documents.

(b)            Each of the CLBH Financial Statements (including, in each case, any related notes) that are contained in CLBH Exchange Act Reports, including any CLBH Exchange Act Reports filed after the date of this Agreement until the Effective Time, complied, or will comply, as to form in all material respects with the Exchange Act, was, or will be, prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim statements, as permitted by Form 10-Q of the Exchange Act), fairly presented in accordance with GAAP the consolidated financial position of CLBH and its Subsidiaries as of the respective dates and the consolidated results of operations and cash flows for the periods indicated, including the fair values of the assets and liabilities shown therein, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount or effect, and were certified to the extent required by the Sarbanes-Oxley Act.

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(c)             CLBH’s independent registered public accountants, which have expressed their opinion with respect to the CLBH Financial Statements and its Subsidiaries whether or not included in CLBH’s Exchange Act Reports (including the related notes), are and have been throughout the periods covered by such Financial Statements (i) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act) (to the extent applicable during such period), (ii) “independent” with respect to CLBH within the meaning of Regulation S-X, and (iii) with respect to CLBH, in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and related Securities Laws. CLBH’s independent public accountants have audited CLBH’s year-end financial statements, and have reviewed CLBH’s interim financial statements, that are included in the CLBH Financial Statements. Section 4.5(c) of the CLBH Disclosure Memorandum lists all non-audit services performed by CLBH’s independent public accountants for CLBH or the Bank.

(d)            CLBH maintains disclosure controls and procedures as required by Rule 13a-15 or 15d-15 under the Exchange Act, and such controls and procedures are effective to ensure that all material information relating to CLBH and its Subsidiaries is made known on a timely basis to CLBH’s principal executive officer and CLBH’s principal financial officer.

4.6            Absence of Undisclosed Liabilities.

Neither CLBH nor any of its Subsidiaries has incurred any material liability or obligation of any nature whatsoever (whether absolute, accrued, contingent, determined, determinable or otherwise and whether due or to become due), except for (i) those liabilities that are reflected or reserved against on the consolidated balance sheet of CLBH included in its Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2016 (including any notes thereto), (ii) liabilities incurred in the ordinary course of business consistent in nature and amount with past practice since March 31, 2016, or (iii) in connection with this Agreement and the transactions contemplated hereby. Neither CLBH nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract or arrangement (including any Contract or arrangement relating to any transaction or relationship between or among CLBH and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangement”), where the result, purpose or intended effect of such Contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, CLBH or any of its Subsidiaries in CLBH’s or such Subsidiary’s financial statements.

4.7            Absence of Certain Changes or Events.

Except as disclosed in CLBH Financial Statements delivered prior to the date of this Agreement, or as disclosed in Section 4.7 of the CLBH Disclosure Memorandum, (i) there have been no events, changes, or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a CLBH Material Adverse Effect, (ii) none of the CLBH Entities has taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a material breach or violation of any of the covenants and agreements of CLBH provided in this Agreement, and (iii) since December 31, 2015, the CLBH Entities have conducted their respective businesses in the ordinary course of business consistent with past practice.

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4.8            Tax Matters.

Except as set forth in Section 4.8 of CLBH Disclosure Memorandum:

(a)            All CLBH Entities have timely filed with the appropriate Taxing Authorities all material Tax Returns, in all jurisdictions in which Tax Returns are required to be filed, and such Tax Returns are correct and complete in all material respects. None of the CLBH Entities is the beneficiary of any extension of time within which to file any Tax Return. All material Taxes of the CLBH Entities to the extent due and payable (whether or not shown on any Tax Return) have been fully and timely paid. There are no Liens for any material Taxes (other than a Lien for current tax year real property or ad valorem Taxes not yet due and payable) on any of the Assets of any of the CLBH Entities. No written claim has ever been made by any Taxing Authority in a jurisdiction where any CLBH Entity does not file a Tax Return that such CLBH Entity may be subject to Taxes by that jurisdiction.

(b)            None of the CLBH Entities has received any written notice of assessment or proposed assessment in connection with any Taxes. There are no ongoing or pending disputes, claims, audits, or examinations regarding any Taxes of any CLBH Entity, any Tax Returns of any CLBH Entity, or the assets of any CLBH Entity. No officer or employee responsible for Tax matters of any CLBH Entity expects any Taxing Authority to assess any additional material Taxes for any period for which Tax Returns have been filed. No issue has been raised by a Taxing Authority in any prior examination of any CLBH Entity, which, by application of the same or similar principles, could be expected to result in a proposed material deficiency for any subsequent taxable period. None of the CLBH Entities has waived any statute of limitations in respect of any Taxes or agreed to a Tax assessment or deficiency.

(c)            Each CLBH Entity has complied in all material respects with all applicable Laws relating to the withholding of Taxes and the payment thereof to appropriate authorities, including, but not limited to, Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee or independent contractor, and Taxes required to be withheld and paid pursuant to Sections 1441 and 1442 of the Code or similar provisions under foreign Tax Law.

(d)            The unpaid Taxes of each CLBH Entity (i) did not, as of the most recent fiscal month end, materially exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the most recent balance sheet (rather than in any notes thereto) for such CLBH Entity and (ii) do not materially exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with past custom and practice of the CLBH Entities in filing their Tax Returns.

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(e)             Except as described in Section 4.8(e) of the CLBH Disclosure Memorandum, none of the CLBH Entities is a party to any Tax allocation or sharing agreement, and none of the CLBH Entities has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was CLBH) or has any Tax Liability of any Person (other than CLBH or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign Law, or as a transferee or successor, by Contract or otherwise.

(f)             During the five-year period ending on the date hereof, none of the CLBH Entities was a “distributing corporation” or a “controlled corporation” as defined in, and in a transaction intended to be governed by, Section 355 of the Code.

(g)            Except as disclosed in Section 4.8(g) of CLBH Disclosure Memorandum, none of the CLBH Entities has made any payments, is obligated to make any payments, or is a party to any Contract that could obligate it to make any payments for which a deduction could be disallowed by reason of Sections 280G, 404 or 162(m) of the Code, or which could be subject to withholding under Section 4999 of the Code. None of the CLBH Entities has been or will be required to include any adjustment in taxable income for any Tax period (or portion thereof) ending after the day of the Effective Time pursuant to Section 481 of the Code or any comparable provision under state or foreign Tax Laws as a result of transactions or events occurring prior to the Closing. There is no material taxable income of CLBH that will be required under applicable tax law to be reported by FBNC, for a taxable period beginning after the Closing Date which taxable income was realized prior to the Closing Date. Any net operating losses of the CLBH Entities disclosed in Section 4.8(g) of the CLBH Disclosure Memorandum are not subject to any limitation on their use under the provisions of Sections 382 or 269 of the Code or any other provisions of the Code or the Treasury Regulations dealing with the utilization of net operating losses other than any such limitations as may arise as a result of the consummation of the transactions contemplated by this Agreement; provided, however, that regardless of what may be reported on any Tax Returns of any CLBH Entity on or before the date of this Agreement or through the Effective Time, CLBH makes no representation regarding (i) the amount of any net operating losses or net economic losses that are available to any CLBH Entity for purposes of any state or local income Tax or similar Taxes, or (ii) any limitation on use of any CLBH Entity’s net operating losses or net economic losses that might apply either before or after the Effective Time for purposes of any state or local Tax Laws under Code Section 382, similar or analogous provisions of any state or local income Tax or similar Laws, or any other state or local Tax Laws.

(h)            Each CLBH Entity is in compliance in all material respects with, and its records contain all information and documents (including properly completed IRS Forms W-9) necessary to comply in all material respects with, all applicable information reporting and Tax withholding requirements under federal, state, and local Tax Laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Code.

(i)             No CLBH Entity is subject to any private letter ruling of the IRS or comparable rulings of any Taxing Authority.

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(j)              No property owned by any CLBH Entity is (i) property required to be treated as being owned by another Person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986, (ii) “tax-exempt use property” within the meaning of Section 168(h)(1) of the Code, (iii) “tax-exempt bond financed property” within the meaning of Section 168(g) of the Code, (iv) “limited use property” within the meaning of IRS Revenue Procedure 76-30, (v) subject to Section 168(g)(1)(A) of the Code, or (vi) subject to any provision of state, local or foreign Law comparable to any of the provisions listed above in this paragraph.

(k)             No CLBH Entity has any “corporate acquisition indebtedness” within the meaning of Section 279 of the Code.

(l)              CLBH has disclosed on its federal income Tax Returns all positions taken therein that are reasonably believed to give rise to substantial understatement of federal income tax within the meaning of Section 6662 of the Code.

(m)            No CLBH Entity has participated in any reportable transaction, as defined in Code Section 6707A(c)(1) or Treasury Regulation Section 1.6011-4(b)(1).

(n)            CLBH has made available to FBNC complete copies of (i) all federal, state, local and foreign income or franchise Tax Returns of the CLBH Entities relating to the taxable periods since December 31, 2012, and (ii) any audit report issued within the last four years relating to any Taxes due from or with respect to the CLBH Entities.

(o)            No CLBH Entity nor any other Person on its behalf has (i) filed a consent pursuant to Section 341(f) of the Code (as in effect prior to the repeal under the Jobs and Growth Tax Reconciliation Act of 2003) or agreed to have Section 341(f)(2) of the Code (as in effect prior to the repeal under the Jobs and Growth Tax Reconciliation Act of 2003) apply to any disposition of a subsection (f) asset (as such term is defined in former Section 341(f)(4) of the Code) owned by any CLBH Entity, (ii) executed or entered into a closing agreement pursuant to Section 7121 of the Code or any similar provision of Law with respect to the CLBH Entities, or (iii) granted to any Person any power of attorney that is currently in force with respect to any Tax matter.

(p)            No CLBH Entity has, or ever had, a permanent establishment in any country other than the United States, or has engaged in a trade or business in any country other than the United States that subjected it to tax in such country.

(q)            No CLBH Entity has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

For purposes of this Section 4.8, any reference to CLBH or any CLBH Entity shall be deemed to include any Person that merged with or was liquidated into or otherwise combined with CLBH or a CLBH Entity prior to the Effective Time.

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4.9            Allowance for Loan Losses; Loan and Investment Portfolios, etc.

(a)             CLBH’s allowance for loan losses is, and has been since January 1, 2015, in material compliance with CLBH’s methodology for determining the adequacy of its allowance for loan losses as well as the standards established by applicable Governmental Authorities and the Financial Accounting Standards Board in all material respects.

(b)            As of the date hereof, all loans, discounts and leases (in which any CLBH Entity is lessor) reflected on CLBH Financial Statements were, and with respect to the consolidated balance sheets delivered as of the dates subsequent to the execution of this Agreement will be as of the dates thereof, (i) at the time and under the circumstances in which made, made for good, valuable and adequate consideration in the ordinary course of business and to the Knowledge of CLBH are the legal and binding obligations of the obligors thereof, (ii) evidenced by genuine notes, agreements, or other evidences of indebtedness, and (iii) to the extent secured, have, to the Knowledge of CLBH been secured by valid liens and security interests which have been perfected. Accurate lists of all loans, discounts and financing leases as of March 31, 2016 and on a monthly basis thereafter, and of the investment portfolios of each CLBH Entity as of such date, have been and will be made available to FBNC. Except as specifically set forth in Section 4.9(b) of the CLBH Disclosure Memorandum, neither CLBH nor the Bank is a party to any written or oral loan agreement, note, or borrowing arrangement, including any loan guaranty, that was, as of the most recent month-end (i) delinquent by more than 30 days in the payment of principal or interest, (ii) otherwise in material default for more than 30 days, (iii) classified as “substandard,” “doubtful,” “loss,” “other assets especially mentioned” or any comparable classification by CLBH or by any applicable Regulatory Authority, (iv) an obligation of any director, executive officer or 10% shareholder of any CLBH Entity who is subject to Regulation O of the Federal Reserve Board (12 C.F.R. Part 215), or any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing, or (v) in material violation of any Law.

(c)            All securities held by CLBH or Bank, as reflected in the consolidated balance sheets of CLBH included in the CLBH Financial Statements, are carried in accordance with GAAP, specifically including Accounting Standards Codification Topic 320, Investments — Debt and Equity Securities. Except as disclosed in Section 4.9(c) of the CLBH Disclosure Memorandum and except for pledges to secure public and trust deposits and Federal Home Loan Bank advances, to the Knowledge of CLBH, none of the securities reflected in the CLBH Financial Statements as of December 31, 2015, and none of the securities since acquired by CLBH or Bank is subject to any restriction, whether contractual or statutory, which impairs the ability of CLBH or Bank to freely dispose of such security at any time, other than those restrictions imposed on securities held to maturity under GAAP, pursuant to a clearing agreement or in accordance with laws.

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(d)            All interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for CLBH’s own account, or for the account of the Bank, or its customers (all of which were disclosed in Section 4.9(d) of the CLBH Disclosure Memorandum), were entered into (i) in the ordinary and usual course of business consistent with past practice and in compliance with all applicable laws, rules, regulations and regulatory policies, and (ii) with counterparties believed to be financially responsible at the time; and each of them constitutes the valid and legally binding obligation of CLBH or Bank, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles), and is in full force and effect. Neither CLBH nor Bank, nor to the Knowledge of CLBH any other party thereto, is in breach of any material obligation under any such agreement or arrangement.

4.10         Assets.

(a)             Except as disclosed in Section 4.10 of the CLBH Disclosure Memorandum or as disclosed or reserved against in the CLBH Financial Statements delivered prior to the date of this Agreement, the CLBH Entities have good and marketable title, free and clear of all Liens except those permitted in Section 4.10(e), to all of their respective Assets that they own. In addition, to the Knowledge of CLBH all tangible properties used in the businesses of the CLBH Entities are in good condition, reasonable wear and tear excepted, and are usable in the ordinary course of business consistent with CLBH’s past practices.

(b)            All Assets that are material to CLBH’s business, held under leases or subleases by any of the CLBH Entities, are held under valid Contracts enforceable in accordance with their respective terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought), and to the Knowledge of CLBH each such Contract is in full force and effect.

(c)             The CLBH Entities currently maintain insurance, including bankers’ blanket bonds, with insurers of recognized financial responsibility, in such amounts as management of CLBH has reasonably determined to be prudent. None of the CLBH Entities has received written notice from any insurance carrier that (i) any policy of insurance will be canceled or that coverage thereunder will be reduced or eliminated, (ii) premium costs with respect to such policies of insurance will be substantially increased, or (iii) similar coverage will be denied or limited or not extended or renewed with respect to any CLBH Entity, any act or occurrence, or that any Asset, officer, director, employee or agent of any CLBH Entity will not be covered by such insurance or bond. There are presently no claims for amounts exceeding $50,000 individually or in the aggregate pending under such policies of insurance or bonds, and no written notices of claims in excess of such amounts have been given by any CLBH Entity under such policies. CLBH has made no claims, and no claims are contemplated to be made, under its directors’ and officers’ errors and omissions or other insurance or bankers’ blanket bond.

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(d)          The Assets of the CLBH Entities include all material Assets required by CLBH Entities to operate the business of the CLBH Entities as presently conducted. All real and personal property which is material to the business of the CLBH Entities that is leased or licensed by them is held pursuant to leases or licenses which are valid and enforceable in accordance with their respective terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought) and, to the Knowledge of CLBH, such leases and licenses will not terminate or lapse prior to the Effective Time or thereafter by reason of completion of any of the transactions contemplated hereby. To the Knowledge of CLBH, all improved real property owned or leased by the CLBH Entities is in material compliance with all applicable laws, including zoning laws and the Americans with Disabilities Act of 1990.

(e)          Each CLBH Entity has fee simple title to all the real property assets reflected in the latest audited balance sheet included in the CLBH Exchange Act Reports as being owned by a CLBH Entity or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business) (the “CLBH Realty”), free and clear of all Liens of any nature whatsoever, except (i) statutory Liens securing payments not yet due, (ii) Liens for real property or ad valorem Taxes not yet delinquent (or being contested in good faith and for which adequate reserves have been established), (iii) easements, rights of way and other similar encumbrances and matters of record that do not materially adversely affect the use of the properties or assets subject thereto or affected thereby as used by a CLBH Entity on the date hereof or otherwise materially impair business operations at such properties, as conducted by a CLBH Entity on the date hereof and (iv) such imperfections or irregularities of title or Liens as do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties as used on the date hereof.

(f)          To the Knowledge of CLBH, the CLBH Realty and the real property with respect to which a CLBH Entity is the lessee (the “CLBH Leased Real Properties”) are in material compliance with all applicable building, fire, zoning (or are legal nonconforming uses allowed under applicable zoning ordinances) and other applicable laws, ordinances and regulations and with all deed restrictions of record, no written notice of any material violation or material alleged violation thereof has been received in the past three years that has not been resolved, and there are no proposed changes therein that would materially and adversely affect the CLBH Realty, the CLBH Leased Real Properties or their uses. CLBH has no Knowledge of any proposed or pending change in the zoning of, or of any proposed or pending condemnation proceeding with respect to, any of the CLBH Realty or the CLBH Leased Real Properties which may materially and adversely affect the CLBH Realty or the CLBH Leased Real Properties or the current use by a CLBH Entity thereof.

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4.11         Intellectual Property.

Except as disclosed in Section 4.11 of the CLBH Disclosure Memorandum, each CLBH Entity owns or has a license to use all of the Intellectual Property used by such CLBH Entity in the course of its business, including sufficient rights in each copy possessed by each CLBH Entity. Each CLBH Entity is the owner of or has a license to any Intellectual Property sold or licensed to a third party by such CLBH Entity in connection with such CLBH Entity’s business operations, and such CLBH Entity has the right to convey by sale or license any Intellectual Property so conveyed. To the Knowledge of CLBH, no CLBH Entity is in material Default under any of its Intellectual Property licenses. No proceedings have been instituted, or are pending or to the Knowledge of CLBH threatened, which challenge the rights of any CLBH Entity with respect to Intellectual Property used, sold, or licensed by such CLBH Entity in the course of its business, nor has any person claimed or alleged any rights to such Intellectual Property. To the Knowledge of CLBH, the conduct of the business of the CLBH Entities does not infringe any Intellectual Property of any other person. Except as disclosed in Section 4.11 of the CLBH Disclosure Memorandum, no CLBH Entity is obligated to pay any recurring royalties to any Person with respect to any such Intellectual Property, other than any license or maintenance fees specified in a license agreement with such party. CLBH does not have any Contracts with its directors, officers, or employees which require such officer, director, or employee to assign any interest in any Intellectual Property to a CLBH Entity and to keep confidential any trade secrets, proprietary data, customer information, or other business information of a CLBH Entity, and to the Knowledge of CLBH no such officer, director, or employee is party to any Contract with any Person other than a CLBH Entity which requires such officer, director or employee to assign any interest in any Intellectual Property to any Person other than a CLBH Entity or to keep confidential any trade secrets, proprietary data, customer information, or other business information of any Person other than a CLBH Entity. To the Knowledge of CLBH, no officer, director, or employee of any CLBH Entity is party to any confidentiality, nonsolicitation, noncompetition, or other Contract which restricts or prohibits such officer, director, or employee from engaging in activities competitive with any Person, including any CLBH Entity.

4.12        Environmental Matters.

(a)          CLBH has delivered, or caused to be delivered or made available to FBNC true and complete copies of all environmental site assessments, test results, analytical data, boring logs, permits for storm water, wetlands fill, or other environmental permits for construction of any building, parking lot or other improvement, and other environmental reports and studies as they exist in the possession of any CLBH Entity relating to its Participating Facilities and Operating Properties. To the Knowledge of CLBH, there are no material violations of Environmental Laws on properties that secure loans made by CLBH or Bank.

(b)          Each CLBH Entity, its Participation Facilities, and its Operating Properties are, and have been, in compliance with Environmental Laws in all material respects.

(c)          There is no Litigation pending and CLBH has received no written notice of any threatened environmental enforcement action, investigation, or litigation before any Governmental Authority or other forum in which any CLBH Entity or any of its Operating Properties or Participation Facilities (or CLBH in respect of such Operating Property or Participation Facility) has been or, with respect to threatened Litigation, may be named as a defendant (i) for alleged noncompliance with or Liability under any Environmental Law or (ii) relating to the release, discharge, spillage, or disposal into the environment of any Hazardous Material at a site currently or formerly owned, leased, or operated by any CLBH Entity or any of its Operating Properties or Participation Facilities.

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(d)          To the Knowledge of CLBH, during and prior to the period of (i) any CLBH Entity’s ownership or operation of any of their respective current properties, (ii) any CLBH Entity’s participation in the management of any Participation Facility, or (iii) any CLBH Entity’s holding of a security interest in any Operating Property, there have been no releases, discharges, spillages, or disposals of Hazardous Material in, on, under, or affecting such properties. To the Knowledge of CLBH, during and prior to the period of (x) CLBH Entity’s ownership or operation of any of their respective current properties, (y) any CLBH Entity’s participation in the management of any Participation Facility, or (z) any CLBH Entity’s holding of a security interest in any Operating Property, there have been no material violations of any Environmental Laws with respect to such properties, including but not limited to unauthorized alterations of wetlands.

(e)          Notwithstanding any other provision herein, the representations and warranties contained in Section 4.12(a) to (d) above constitute the sole representations and warranties of each CLBH Entity with respect to their compliance, or the compliance of their Operating Property, and Participation Facilities, or any properties now or previously owned or operated, with Environmental Laws or Permits or with respect to the presence of Hazardous Material.

4.13       Compliance with Laws.

(a)          CLBH is a bank holding company duly registered and in good standing as such with the Federal Reserve. Bank is a state chartered bank in good standing with the North Carolina Commissioner of Banks.

(b)          Compliance with Permits, Laws and Orders.

i.            Each of the CLBH Entities has in effect all Permits and has made all filings, applications, and registrations with Governmental Authorities that are required for it to own, lease, or operate its assets and to carry on its business as now conducted, and to the Knowledge of CLBH, there has occurred no Default under any such Permit applicable to their respective businesses or employees conducting their respective businesses.

ii.         To the Knowledge of CLBH, none of the CLBH Entities is in material Default under any Laws or Orders applicable to its business or employees conducting its business.

iii.         None of the CLBH Entities has received any notification or communication from any Governmental Authority (A) asserting that CLBH or any of its Subsidiaries is in Default under any of the Permits, Laws, or Orders which such Governmental Authority enforces, (B) threatening to revoke any Permits, or (C) requiring or requesting CLBH or any of its Subsidiaries (x) to enter into or Consent to the issuance of a cease and desist Order, formal agreement, directive, commitment, or memorandum of understanding, or (y) to adopt any resolution of its board of directors or similar undertaking.

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iv.         Except as disclosed in Section 4.13 of the CLBH Disclosure Memorandum, there (A) is no material unresolved violation, criticism, or exception by any Governmental Authority with respect to any report or statement relating to any examinations or inspections of CLBH or any of its Subsidiaries, (B) are no written notices or correspondence received by CLBH with respect to pending formal or informal inquiries by, or disagreements with, any Governmental Authority with respect to CLBH’s or any of CLBH’s Subsidiaries’ business, operations, policies, or procedures, and (C) is not any pending or, threatened, nor has any Governmental Authority indicated an intention to conduct any, investigation, or review of CLBH or any of its Subsidiaries.

v.           None of the CLBH Entities nor, to the Knowledge of CLBH, any of its directors, officers, employees, or Representatives acting on its behalf has offered, paid, or agreed to pay any Person, including any Government Authority, directly or indirectly, any thing of value for the purpose of, or with the intent of obtaining or retaining any business in violation of applicable Laws, including (A) using any corporate funds for any unlawful contribution, gift, entertainment, or other unlawful expense relating to political activity, (B) making any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds, (C) violating any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (D) making any bribe, rebate, payoff, influence payment, kickback, or other unlawful payment.

vi.         Each CLBH Entity has complied in all material respects with all requirements of Law under the Bank Secrecy Act and the USA Patriot Act and each CLBH Entity has timely filed all reports of suspicious activity, including those required under 12 C.F.R. § 353.3.

vii.         Each CLBH Entity’s collection and use of individually identifiable personal information relating to an identifiable or identified natural person (“IIPI”) complies in all material respects with the Fair Credit Reporting Act, and the Gramm-Leach-Bliley Act.

4.14       Labor Relations.

(a)          No CLBH Entity is the subject of any Litigation asserting that it or any other CLBH Entity has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state Law) or other violation of state or federal labor Law or seeking to compel it or any other CLBH Entity to bargain with any labor organization or other employee representative as to wages or conditions of employment, nor is any CLBH Entity a party to any collective bargaining agreement or subject to any bargaining order, injunction, or other Order relating to CLBH’s relationship or dealings with its employees, any labor organization or any other employee representative. There is no strike, slowdown, lockout, or other job action or labor dispute involving any CLBH Entity pending or to the Knowledge of CLBH, threatened and there have been no such actions or disputes in the past five years. To the Knowledge of CLBH, there has not been any attempt by any CLBH Entity employees or any labor organization or other employee representative to organize or certify a collective bargaining unit or to engage in any other union organization activity with respect to the workforce of any CLBH Entity.

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(b)          Except as disclosed in Section 4.14(b) of the CLBH Disclosure Memorandum, employment of each employee and the engagement of each independent contractor of each CLBH Entity is terminable at will by the relevant CLBH Entity without (i) any penalty, liability, or severance obligation incurred by any CLBH Entity, (ii) and in all cases without prior consent by any Governmental Authority. No CLBH Entity will owe any amounts to any of its employees or independent contractors as of the Closing Date, other than for wages, bonuses, vacation pay, and sick leave obligations incurred and paid in the ordinary course in accordance with past practice and not as a result of the transactions contemplated by this Agreement, except as disclosed in Section 4.14(b) of the CLBH Disclosure Memorandum.

(c)          All of the employees employed in the United States are either United States citizens or are, to the Knowledge of CLBH, legally entitled to work in the United States under the Immigration Reform and Control Act of 1986, as amended, other United States immigration Laws and the Laws related to the employment of non-United States citizens applicable in the state in which the employees are employed.

(d)          No CLBH Entity has effectuated (i) a “plant closing” (as defined in the Worker Adjustment and Retraining Notification Act (the “WARN Act”)) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of any CLBH Entity; or (ii) a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of any CLBH Entity; and no CLBH Entity has been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state or local Law. None of any CLBH Entity’s employees has suffered an “employment loss” (as defined in the WARN Act) since six months prior to the Closing Date.

(e)          Section 4.14(e) of the CLBH Disclosure Memorandum contains a list of all independent contractors of each CLBH Entity (separately listed by CLBH Entity) and each such Person meets the standard for an independent contractor under all Laws (including Treasury Regulations under the Code and federal and state labor and employment Laws) and no such Person is an employee of any CLBH Entity under any applicable Law.

4.15       Employee Benefit Plans.

(a)          CLBH has disclosed in Section 4.15(a) of the CLBH Disclosure Memorandum, and has delivered or made available to FBNC prior to the execution of this Agreement, (i) copies of each Employee Benefit Plan currently adopted, maintained by, sponsored in whole or in part by, or contributed or required to be contributed to by any CLBH Entity or any ERISA Affiliate thereof for the benefit of employees, former employees, officers, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries or under which employees, retirees, former employees, dependents, spouses, directors, independent contractors, or other beneficiaries are eligible to participate (each, a “CLBH Benefit Plan,” and collectively, the “CLBH Benefit Plans”) and (ii) a list of each Employee Benefit Plan that is not identified in (i) above but for which any CLBH Entity or any ERISA Affiliate thereof has or could have any direct or indirect obligation or Liability. Any of the CLBH Benefit Plans that is an “employee pension benefit plan,” as that term is defined in ERISA Section 3(2), is referred to herein as a “CLBH ERISA Plan.” Each CLBH ERISA Plan that is also a “defined benefit plan” (as defined in Code Section 414(j)) is referred to herein as a “CLBH Pension Plan,” and is identified as such in Section 4.15(a) of the CLBH Disclosure Memorandum.

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(b)          CLBH has delivered or made available to FBNC prior to the execution of this Agreement, to the extent applicable (i) all trust agreements or other funding arrangements for all Employee Benefit Plans, (ii) all determination letters, rulings, opinion letters, information letters, or advisory opinions issued by the United States Internal Revenue Service (“IRS”), the United States Department of Labor (“DOL”) or the Pension Benefit Guaranty Corporation (“PBGC”) during this calendar year or any of the preceding three calendar years, (iii) any filing or documentation (whether or not filed with the IRS) where corrective action was taken in connection with the IRS EPCRS program set forth in IRS Revenue Procedure 2013-12 (or its predecessor or successor rulings), (iv) annual reports or returns, audited or unaudited financial statements, actuarial reports, and valuations prepared for any Employee Benefit Plan for the current plan year and the three preceding plan years, (v) the most recent summary plan description for each CLBH Benefit Plan and any material modifications thereto and (vi) all material correspondence from or to the IRS, DOL or PBGC regarding any CLBH Benefit Plan received or sent during this calendar year or any of the preceding three calendar years.

(c)          Each CLBH Benefit Plan is in material compliance with the terms of such CLBH Benefit Plan, in compliance with the applicable requirements of the Code, in compliance with the applicable requirements of ERISA, and in compliance with any other applicable Laws. Each CLBH ERISA Plan which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter or opinion from the IRS or, in the alternative, appropriately relies upon a favorable determination letter issued to a prototype plan under which the CLBH ERISA Plan has been adopted and CLBH is not aware of any circumstances likely to result in revocation of any such favorable determination letter. CLBH has not received any written communication from any Governmental Authority questioning or challenging the compliance of any CLBH Benefit Plan with applicable Laws. No CLBH Benefit Plan is currently being audited by any Governmental Authority for compliance with applicable Laws or has been audited with a determination by any Governmental Authority that the Employee Benefit Plan failed to comply with applicable Laws.

(d)          There has been no material oral or written representation or communication with respect to any aspect of the Employee Benefit Plans made to employees of any CLBH Entity which is not in all material respects in accordance with the written or otherwise preexisting terms and provisions of such plans. Neither CLBH, any CLBH Entity nor, to the Knowledge of CLBH, any administrator or fiduciary of any CLBH Benefit Plan (or any agent of any of the foregoing) has engaged in any transaction, or acted or failed to act in any manner, which could subject CLBH any CLBH Entity or FBNC to any direct or indirect Liability (by indemnity or otherwise) for breach of any fiduciary, co-fiduciary, or other duty under ERISA. There are no unresolved claims or disputes under the terms of, or in connection with, CLBH Benefit Plans other than claims for benefits which are payable in the ordinary course of business consistent with the terms of the applicable plan, and no action, proceeding, prosecution, inquiry, hearing or investigation has been commenced with respect to any CLBH Benefit Plan other than routine claims for benefits.

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(e)          All CLBH Benefit Plan documents and annual reports or returns, audited or unaudited financial statements, actuarial valuations, summary annual reports, and summary plan descriptions issued with respect to the CLBH Benefit Plans are correct and complete in all material respects, to the extent applicable, have been timely filed with the IRS, the DOL or PBGC, and distributed to participants of the CLBH Benefit Plans (as required by Law), and there have been no material misstatements or omissions in the information set forth therein.

(f)          To the Knowledge of Seller, no “party in interest” (as defined in ERISA Section 3(14)) or “disqualified person” (as defined in Code Section 4975(e)(2)) of any CLBH Benefit Plan has engaged in any nonexempt “prohibited transaction” as described in Code Section 4975(c) or ERISA Section 406.

(g)          No CLBH Entity nor any of its ERISA Affiliates has, or ever has had, any obligation or Liability in connection with, a CLBH Pension Plan, or any plan that is or was subject to Code Section 412, ERISA Section 302 or Title IV of ERISA, or any multiemployer plan (as defined in Sections 4001(a)(3) or 3(37) of ERISA).

(h)          No material Liability under Title IV of ERISA has been or is expected to be incurred by any CLBH Entity or any ERISA Affiliate thereof and no event has occurred that could reasonably result in Liability under Title IV of ERISA being incurred by any CLBH Entity or any ERISA Affiliate thereof with respect to any ongoing, frozen, terminated, or other single-employer plan of any CLBH Entity or the single-employer plan of any ERISA Affiliate. Except as may arise in connection with the transactions contemplated by this Agreement, there has been no “reportable event,” within the meaning of ERISA Section 4043, for which the 30-day reporting requirement has not been waived by any ongoing, frozen, terminated or other single employer plan of CLBH or of an ERISA Affiliate.

(i)          Except as disclosed in Section 4.15(i) of CLBH Disclosure Memorandum, or required under Part 6 of ERISA or Code Section 4980B or similar state law, no CLBH Entity has any material Liability or obligation for retiree or post-termination of employment or services health or life benefits under any of the CLBH Benefit Plans, or other plan or arrangement, and there are no restrictions on the Rights of such CLBH Entity to unilaterally amend or terminate any and all such retiree or post-termination of employment or services health or benefit plan without incurring any Liability or obtaining any consent or waiver. No Tax under Code Sections 4980B or 5000 has been incurred with respect to any CLBH Benefit Plan or other plan or arrangement, and, to the Knowledge of CLBH, no circumstance exists that could give rise to such Taxes.

(j)          Except as disclosed in Section 4.15(j) of the CLBH Disclosure Memorandum, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (whether alone or in connection with any other event) will (i) result in any payment (including severance, unemployment compensation, “excess parachute payment” as defined under Code Section 280G, or otherwise) becoming due from any CLBH Entity under any CLBH Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any CLBH Benefit Plan, or (iii) result in any acceleration of the time of payment or vesting of any such benefit, or any benefit under any life insurance owned by any CLBH Entity or the Rights of any CLBH Entity in, to or under any insurance on the life of any current or former officer, director, or employee of any CLBH Entity, or change any Rights or obligations of any CLBH Entity with respect to such insurance.

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(k)          Section 4.15(k) of the CLBH Disclosure Memorandum sets forth preliminary calculations, based on assumptions set forth therein, of the following: (i) the amount of all payments and benefits to which each individual set forth on such CLBH Disclosure Memorandum is entitled to receive, pursuant to all employment, salary continuation, bonus, change in control, and all other agreements, plans and arrangements, in connection with a termination of employment before or following, or otherwise in connection with or contingent upon, the transactions contemplated under this Agreement (for the avoidance of doubt, excluding payments or benefits in respect of vested equity awards) (each such total amount in respect of each such individual, the “Change in Control Benefit”), other than the payment any such individual shall otherwise be entitled to receive as a gross-up payment in respect of any excise tax imposed on the individual pursuant to Section 4999 of the Code as calculated pursuant to the applicable agreement (any each such payment, a “Gross-Up Payment”); (ii) the amount of any Gross-Up Payment payable to each such individual; and (iii) the aggregate amount of all Change in Control Benefits and Gross-Up Payments.

(l)          Except as disclosed in Section 4.15(l) of CLBH Disclosure Memorandum, no CLBH Benefit Plan is or has been funded by, associated with, or related to a “voluntary employee’s beneficiary association” within the meaning of Section 501(c)(9) of the Code, a “welfare benefit fund” within the meaning of Section 419 of the Code, a “qualified asset account” within the meaning of Section 419A of the Code or a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA. The actuarial present values of all accrued deferred compensation entitlements (including entitlements under any executive compensation, supplemental retirement, or employment agreement) of employees and former employees of any CLBH Entity and their respective beneficiaries, other than entitlements accrued pursuant to funded retirement plans, whether or not subject to the provisions of Code Section 412 or ERISA Section 302, have been reflected on the CLBH Financial Statements in all material respects to the extent required by and in accordance with GAAP.

(m)          Each CLBH Benefit Plan that is a “nonqualified deferred compensation plan” (within the meaning of Section 409A of the Code) has been operated in compliance with Section 409A of the Code and the guidance issued by the IRS with respect to such plans or is not required to comply therewith due to its grandfathered status under Section 409A of the Code.

(n)          All individuals who render services to any CLBH Entity and who are authorized to participate in a CLBH Benefit Plan pursuant to the terms of such CLBH Benefit Plan are in fact eligible to and authorized to participate in such CLBH Benefit Plan. All CLBH Entities have, for purposes of the CLBH Benefit Plans and all other purposes, correctly classified all individuals performing services for such CLBH Entity as common law employees, independent contractors or agents, as applicable.

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(o)          Neither CLBH nor any of its ERISA Affiliates has had an “obligation to contribute” (as defined in ERISA Section 4212) to, or other obligations or Liability in connection with, a “multiemployer plan” (as defined in ERISA Sections 4001(a)(3) or 3(37)(A)) or any employee pension benefit plan within the meaning of ERISA Section 3(2) that is subject to Section 412 of the Code or Section 302 of ERISA or a multiple employer plan within the meaning of Section 413(c) of the Code or ERISA Sections 4063, 4064 or 4066.

(p)          Except as disclosed in Section 4.15(p) of the CLBH Disclosure Memorandum, there are no payments or changes in terms due to any insured person as a result of this Agreement, the Merger or the transactions contemplated herein, under any bank-owned, corporate-owned split dollar life insurance, other life insurance, or similar arrangement or Contract, and the Successor Corporation shall, upon and after the Effective Time, succeed to and have all the rights in, to and under such life insurance Contracts as CLBH presently holds. Each CLBH Entity will, upon the execution and delivery of this Agreement, and will continue to have until the Effective Time, notwithstanding this Agreement or the consummation of the transaction contemplated hereby, all ownership rights and interest in all corporate or bank-owned life insurance.

(q)          Each CLBH ERISA Plan that is intended to qualify under Section 401(a) of the Code so qualifies, and its related trust is tax exempt under Section 501(a) of the Code, and no event has occurred and no condition exists that could cause the loss of such qualified or tax exempt status.

(r)          Except as disclosed in Section 4.15(r) of the CLBH Disclosure Memorandum, with respect to each CLBH Pension Plan, (i) all contributions required to be made under Sections 412 and 430 of the Code with respect to such CLBH Pension Plan have been made timely, (ii) there has been no application for any waiver of the minimum funding standards imposed by Section 412 of the Code, and such minimum funding standards have been met to date, and (iii) there is not any “amount of unfunded benefit liabilities” as defined in Section 4001(a)(18) of ERISA under such CLBH Pension Plan.

(s)          Each CLBH Benefit Plan may be amended or terminated by CLBH without the consent of any Person.

(t)          Except as disclosed in Section 4.14(t) of the CLBH Disclosure Memorandum, no CLBH Benefit Plan that is described in ERISA Section 3(2) is involved or connected with any fund or other investment that has or involves any early termination, market value adjustment or other similar fee, payment requirement, or other charge.

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4.16       Material Contracts.

(a)          Except as disclosed in Section 4.16(a) of the CLBH Disclosure Memorandum or otherwise reflected in the CLBH Exchange Act Reports or the CLBH Financial Statements, as of the date of this Agreement, none of the CLBH Entities, nor any of their respective Assets, businesses, or operations, is a party to, or is bound or affected by, or receives benefits under, (i) any employment, bonus, severance, termination, consulting, or retirement Contract providing, (ii) any Contract relating to the borrowing of money by any CLBH Entity, or the guarantee by any CLBH Entity of any such obligation (other than Contracts evidencing the creation of deposit liabilities, endorsements or guarantees in connection with presentation of items for collection (e.g., personal or business checks), purchases of federal funds, advances from the Federal Reserve or Federal Home Loan Bank, entry into repurchase agreements fully secured by U.S. government securities or U.S. government agency securities, advances of depository institution Subsidiaries incurred in the ordinary course of CLBH’s business, and trade payables and Contracts relating to borrowings or guarantees made in the ordinary course of CLBH’s business), (iii) any Contract which prohibits or restricts any CLBH Entity or any personnel of a CLBH Entity from engaging in any business activities in any geographic area, line of business or otherwise in competition with any other Person, (iv) any Contract involving Intellectual Property (other than Contracts entered into in the ordinary course with customers or “shrink-wrap” software licenses), (v) any Contract relating to the provision of data processing, network communication, or other technical services to or by any CLBH Entity, (vi) any Contract relating to the purchase or sale of any goods or services (other than Contracts entered into in the ordinary course of business and involving payments under any individual Contract or series of contracts not in excess of $50,000 per annum), (vii) any exchange-traded or over-the-counter swap, forward, future, option, cap, floor, or collar financial Contract, or any other interest rate or foreign currency protection Contract or any Contract that is a combination thereof not included on its balance sheet, and (viii) any other Contract that would be required to be filed as an exhibit to a Form 10-K filed by CLBH as of the date of this Agreement pursuant to the reporting requirements of the Exchange Act (the “CLBH Contracts”).

(b)          With respect to each CLBH Contract and except as disclosed in Section 4.16(b) of the CLBH Disclosure Memorandum: (i) the Contract is in full force and effect, (ii) no CLBH Entity is in material Default thereunder, (iii) no CLBH Entity has repudiated or waived any material provision of any such Contract, (iv) no other party to any such Contract is in Default in any respect or has repudiated or waived each material provision thereunder; and (v) no Consent which has not been or will not be obtained is required by a Contract for the execution, delivery, or performance of this Agreement, the consummation of the Merger or the other transactions contemplated hereby. Section 4.16(b) of the CLBH Disclosure Memorandum lists every Consent required by any Contract involving an amount in excess of $100,000. All of the indebtedness of any CLBH Entity for money borrowed (other than deposit liabilities, purchases of federal funds, advances from the Federal Reserve or Federal Home Loan Bank, repurchase agreements fully secured by U.S. government securities or U.S. government agency securities, advances of depository institution Subsidiaries incurred in the ordinary course of CLBH’s business, and trade payables and Contracts relating to borrowings or guarantees made in the ordinary course of CLBH’s business) is prepayable at any time by such CLBH Entity without penalty, premium or charge, except as specified in Section 4.16(b) of the CLBH Disclosure Memorandum.

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4.17       Privacy of Customer Information.

(a)          For the purposes contemplated by this Agreement, each CLBH Entity has valid rights to use and transfer to FBNC and First Bank all IIPI relating to customers, former customers, and prospective customers that will be transferred to FBNC pursuant to this Agreement.

(b)          Each CLBH Entity’s collection and use of such IIPI and the transfer of such IIPI to FBNC or First Bank complies in all material respects with CLBH’s Gramm-Leach-Bliley privacy notice, the Gramm-Leach-Bliley Act, and the Fair Credit Reporting Act.

4.18       Legal Proceedings.

Except as disclosed in Section 4.18 of the CLBH Disclosure Memorandum, there is no Litigation instituted or pending, or, to the Knowledge of CLBH, threatened (or unasserted but considered probable of assertion) against any CLBH Entity, against any director, officer, employee, or agent of any CLBH Entity in their capacities as such or with respect to any service to or on behalf of any Employee Benefit Plan or any other Person at the request of the CLBH Entity or Employee Benefit Plan of any CLBH Entity, or against any Asset, interest, or right of any of them, nor are there any Orders or judgments outstanding against any CLBH Entity. No claim for indemnity has been made or, to the Knowledge of CLBH, threatened by any director, officer, employee, independent contractor, or agent to any CLBH Entity and, to the Knowledge of CLBH, no basis for any such claim exists.

4.19       Reports.

Except for immaterial late filings or as otherwise disclosed in Section 4.19 of CLBH Disclosure Memorandum, since CLBH’s inception, each CLBH Entity has timely filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with Governmental Authorities. As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all material respects with all applicable Laws. As of their respective dates, such reports and documents did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

4.20       Internal Control.

CLBH’s internal control over financial reporting is effective to provide reasonable assurance regarding the reliability of CLBH’s financial reporting and the preparation of CLBH financial statements for external purposes in accordance with GAAP. CLBH’s internal control over financial reporting is effective to provide reasonable assurance (i) regarding the maintenance of records, that in reasonable detail, accurately and fairly reflect the transactions and disposition of CLBH’s consolidated Assets; (ii) that transactions are recorded as necessary to permit the preparation of CLBH’s financial statements in accordance with GAAP and that receipts and expenditures are being made only in accordance with the authorizations of CLBH’s management and directors; and (iii) regarding prevention or timely detection of unauthorized acquisition, use or disposition of CLBH’s consolidated Assets that could have a material impact on CLBH’s financial statements.

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4.21       Loans to, and Transactions with, Executive Officers and Directors.

CLBH is in compliance with Section 13(k) of the Exchange Act and Federal Reserve Regulation O in all material respects. Section 4.21 of the CLBH Disclosure Memorandum sets forth a list of all Loans as of the date hereof by CLBH and its Subsidiaries to any directors, executive officers and principal shareholders (as such terms are defined in Regulation O of the Federal Reserve (12 C.F.R. Part 215)) of CLBH or any of its Subsidiaries. There are no employee, officer, director or other affiliate Loans on which the borrower is paying a rate other than that reflected in the note or other relevant credit or security agreement or on which the borrower is paying a rate which was below market rate for similar loans to similarly situated borrowers at the time the Loan was originated. All such Loans are and were originated in compliance in all material respects with all applicable laws. Except as disclosed in Section 4.21 of the CLBH Disclosure Memorandum, no director or executive officer of CLBH or the Bank, or any “associate” (as such term is defined in Rule 14a-1 under the Exchange Act) or related interest of any such Person, has any interest in any contract or property (real or personal, tangible or intangible), used in, or pertaining to, the business of CLBH or the Bank.

4.22       Approvals.

No CLBH Entity nor, to the Knowledge of CLBH, any Affiliate thereof, has taken or agreed to take any action or has any Knowledge of any fact or circumstance that is reasonably likely to materially impede or delay receipt of any required Consents or result in the imposition of a condition or restriction of the type referred to in the last sentence of Section 8.1(b). No CLBH Entity is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil penalty by, or is a recipient of any supervisory letter from, or has adopted any board resolutions at the request or suggestion of any Regulatory Authority or other Governmental Authority that restricts the conduct of its business or that relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (any such agreement, memorandum of understanding, letter, undertaking, order, directive or resolutions, whether or not set forth in the CLBH Disclosure Memorandum, a “CLBH Regulatory Agreement”), nor are there any pending or, to the Knowledge of CLBH, threatened regulatory investigations or other actions by any Regulatory Authority or other Governmental Authority that could reasonably be expected to lead to the issuance of any such CLBH Regulatory Agreement.

4.23       Takeover Laws and Provisions.

Each CLBH Entity has taken all necessary action, if any, to exempt the transactions contemplated by this Agreement from, or if necessary to challenge the validity or applicability of, any applicable “moratorium,” “fair price,” “business combination,” “control share,” or other anti-takeover Laws, (collectively, “Takeover Laws”).

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4.24       Brokers and Finders; Opinion of Financial Advisor.

Except for CLBH Financial Advisor, neither CLBH nor its Subsidiaries, or any of their respective officers, directors, employees, or Representatives, has employed any broker, finder, or investment banker or incurred any Liability for any financial advisory fees, investment bankers fees, brokerage fees, commissions, or finder’s or other such fees in connection with this Agreement or the transactions contemplated hereby. Section 4.24 of CLBH Disclosure Memorandum lists the fees and expenses that that are currently owed to CLBH Financial Advisor and that will be owed to CLBH Financial Advisor as a result of transactions contemplated by this Agreement. CLBH has received the written opinion of the CLBH Financial Advisors, dated as of the date of this Agreement, to the effect that the consideration to be received in the Merger by the holders of CLBH Common Stock is fair, from a financial point of view, to such holders, a signed copy of which has been or will be delivered to FBNC.

4.25       Board of Directors Recommendation.

CLBH’s board of directors, at a meeting duly called and held, has by unanimous vote of the directors present (i) adopted this Agreement and approved the transactions contemplated hereby, including the Merger and the transactions contemplated hereby and thereby, and has determined that, taken together, they are fair to and in the best interests of CLBH’s shareholders, and (ii) resolved, subject to the terms of this Agreement, to recommend that the holders of the shares of CLBH Common Stock approve this Agreement, the Merger, and the related transactions and to call and hold a meeting of CLBH’s shareholders at which this Agreement, the Merger, and the related transactions shall be submitted to the holders of the shares of CLBH Common Stock for approval.

4.26       Statements True and Correct.

(a)          No representation or warranty by CLBH in this Agreement and no statement contained in the CLBH Disclosure Memorandum or any certificate, instrument, or other writing furnished or to be furnished by any CLBH Entity or any Affiliate thereof to FBNC pursuant to this Agreement or any other document, agreement, or instrument referred to herein contains or will contain any untrue statement of material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)          None of the information supplied or to be supplied by any CLBH Entity or any Affiliate thereof for inclusion in the Registration Statement to be filed by FBNC with the SEC will, when the Registration Statement becomes effective, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by any CLBH Entity or any Affiliate thereof for inclusion in any Proxy Statement/Prospectus to be delivered to CLBH’s shareholders in connection with CLBH’s Shareholders’ Meetings, and any other documents to be filed by any CLBH Entity or any Affiliate thereof with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and with respect to the Proxy Statement/Prospectus, when first mailed or delivered to the shareholders of CLBH be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement/Prospectus or any amendment thereof or supplement thereto, at the time of CLBH’s Shareholders’ Meeting be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for CLBH’s Shareholders’ Meeting.

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(c)          All documents that any CLBH Entity or any Affiliate thereof is responsible for filing with any Governmental Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law.

4.27       Delivery of CLBH Disclosure Memorandum.

CLBH has delivered to FBNC a complete CLBH Disclosure Memorandum herewith.

4.28       No Additional Representations.

Except for the representations and warranties specifically set forth in Article 4 of this Agreement, neither CLBH nor any of its Affiliates or Representatives, nor any other Person, makes or shall be deemed to make any representation or warranty to FBNC, express or implied, at law or in equity, with respect to the transactions contemplated hereby, and CLBH hereby disclaims any such representation or warranty by CLBH or any of its officers, directors, employees, agents, or representatives, or any other person.

Article 5
REPRESENTATIONS AND WARRANTIES OF FBNC

FBNC hereby represents and warrants to CLBH as follows:

5.1         Organization, Standing, and Power.

FBNC is a corporation duly organized, validly existing, and in good standing under the Laws of the State of North Carolina and is a bank holding company within the meaning of the BHCA. First Bank is a banking corporation duly organized, validly existing and in good standing under the Laws of the State of North Carolina. Each of FBNC and First Bank has the corporate power and authority to carry on its business as now conducted and to own, lease, and operate its Assets. Each of FBNC and First Bank is duly qualified or licensed to transact business as a foreign corporation in good standing in the states of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a FBNC Material Adverse Effect.

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5.2         Authority of FBNC; No Breach By Agreement.

(a)          FBNC has the corporate power and authority necessary to execute and deliver this Agreement and, subject to any necessary approvals referred to in Sections 8.1(b) and 8.1(c), to perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of FBNC. Subject to any necessary approvals referred to in Sections 8.1(b) and 8.1(c), this Agreement represents a legal, valid, and binding obligation of FBNC, enforceable against FBNC in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

(b)          Neither the execution and delivery of this Agreement by FBNC, nor the consummation by FBNC and First Bank of the transactions contemplated hereby, nor compliance by FBNC and First Bank with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of FBNC’s articles of incorporation or bylaws or the articles of incorporation or bylaws of any FBNC Subsidiary or any resolution adopted by the board of directors or the shareholders of any FBNC Entity, or (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any material Asset of any FBNC Entity under, any material Contract or any material Permit of any FBNC Entity, or, or (iii) and subject to receipt of the requisite Consents referred to in Section 8.1(c), constitute or result in a Default under, or require any Consent pursuant to, any Law or Order applicable to any FBNC Entity or any of their respective material Assets (including any FBNC Entity or any FBNC Entity becoming subject to or liable for the payment of any Tax on any of the Assets owned by any FBNC Entity or any FBNC Entity being reassessed or revalued by any Regulatory Authority).

(c)          Except for (i) the filing of applications and notices with, and approval of such applications and notices from the Federal Reserve and the North Carolina Commissioner of Banks, (ii) the filing of any other required applications, filings, or notices with any other federal or state banking, insurance, or other regulatory or self-regulatory authorities or any courts, administrative agencies or commissions or other Governmental Authorities and approval of or non-objection to such applications, filings and notices, (iii) the filing with the SEC of the Registration Statement in which the Proxy Statement/Prospectus will be included, and declaration of effectiveness of the Registration Statement, (iv) the filing of the Articles of Merger with the Secretary of State of North Carolina, (v) any consents, authorizations, approvals, filings, or exemptions in connection with compliance with the applicable provisions of federal and state securities laws relating to the Merger, regulation of broker-dealers, investment advisers or transfer agents, and federal commodities laws relating to the regulation of futures commission merchants and the rules and regulations thereunder and of any applicable industry self-regulatory organization, and the rules and regulations of The Nasdaq Stock Market, (vi) any filings or notices that are required under consumer finance, mortgage banking and other similar laws, and (vii) notices or filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, if any, no consents or approvals of or filings or registrations with any Governmental Authority are necessary in connection with the consummation by FBNC and First Bank of the Merger and the other transactions contemplated by this Agreement. No consents or approvals of or filings or registrations with any Governmental Authority are necessary in connection with the execution and delivery by FBNC of this Agreement.

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5.3         Capital Stock

The authorized capital stock of FBNC consists only of 40,000,000 shares of FBNC Common Stock, of which 20,059,552 shares are issued and outstanding as of the date of this Agreement, and 5,000,000 shares of FBNC preferred stock, of which 728,706 shares are issued and outstanding as of the date of this Agreement. All of the issued and outstanding shares of capital stock of FBNC are duly and validly issued and outstanding and are fully paid and nonassessable. FBNC Common Stock is listed for trading and quotation on the Nasdaq Global Select Market. None of the outstanding shares of capital stock of FBNC has been issued in violation of any preemptive rights of the current or past shareholders of FBNC. The shares of FBNC Common Stock to be issued in the Merger will be (i) duly authorized, validly issued, fully paid and nonassessable; (ii) registered under the Securities Act; and (iii) listed for trading and quotation on the Nasdaq Global Select Market.

5.4         Exchange Act Filings; Financial Statements.

(a)          FBNC has timely filed all Exchange Act Documents required to be filed by FBNC since January 1, 2013 (together with all such Exchange Act Documents filed, whether or not required to be filed, the “FBNC Exchange Act Reports”). The FBNC Exchange Act Reports (i) at the time filed (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such amended or subsequent filing or, in the case of registration statements, at the effective date thereof), complied in all material respects with the applicable requirements of the Securities Laws and other applicable Laws and (ii) did not, at the time they were filed (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such amended or subsequent filing or, in the case of registration statements, at the effective date thereof) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such FBNC Exchange Act Reports or necessary in order to make the statements in such FBNC Exchange Act Reports, in light of the circumstances under which they were made, not misleading. No FBNC Subsidiary is required to file any Exchange Act Documents.

(b)          Each of the FBNC Financial Statements (including, in each case, any related notes) contained in the FBNC Exchange Act Reports, including any FBNC Exchange Act Reports filed after the date of this Agreement until the Effective Time, complied, or will comply, as to form in all material respects with the applicable published rules and regulations of the Exchange Act with respect thereto, was or will be prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim statements, as permitted by Form 10-Q of the Exchange Act), and fairly presented or will fairly present in all material respects the consolidated financial position of FBNC and its Subsidiaries as at the respective dates and the consolidated results of operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount or effect.

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(c)          FBNC’s independent public accountants, which have expressed their opinion with respect to the Financial Statements of FBNC included in FBNC’s Exchange Act Reports (including the related notes), are and have been throughout the periods covered by such Financial Statements (i) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act) (to the extent applicable during such period), (ii) “independent” with respect to FBNC within the meaning of Regulation S-X and, (iii) with respect to FBNC, in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and related Securities Laws.

(d)          FBNC maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act; such controls and procedures are effective to ensure that all material information concerning FBNC is made known on a timely basis to the individuals responsible for the preparation of FBNC’s Exchange Act Documents.

5.5         Absence of Undisclosed Liabilities.

Neither FBNC nor any of its Subsidiaries has incurred any liability or obligation of any nature whatsoever (whether absolute, accrued, contingent, determined, determinable or otherwise and whether due or to become due), except for (i) those liabilities that are reflected or reserved against on the consolidated balance sheet of FBNC included in its Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2016 (including any notes thereto), (ii) liabilities incurred in the ordinary course of business consistent in nature and amount with past practice since March 31, 2016, or (iii) in connection with this Agreement and the transactions contemplated hereby. Neither FBNC nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract or arrangement (including any Contract or arrangement relating to any transaction or relationship between or among FBNC and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangement”), where the result, purpose or intended effect of such Contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, FBNC or any of its Subsidiaries in FBNC’s or such Subsidiary’s financial statements.

5.6         Absence of Certain Changes or Events.

Since March 31, 2016, (i) there have been no events, changes, or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a FBNC Material Adverse Effect, (ii) none of the FBNC Entities has taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a material breach or violation of any of the covenants and agreements of FBNC provided in this Agreement, and (iii) since December 31, 2015, the FBNC Entities have conducted their respective businesses in the ordinary course of business consistent with past practice.

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5.7         Tax Matters.

As of the date of this Agreement it is the present intention, and as of the day of the Effective Time it will be the present intention, of FBNC to continue, either through FBNC or through a member of FBNC’s “qualified group” within the meaning of Treasury Regulation Section 1.368-1(d)(4)(ii) (the “Qualified Group”), at least one significant historic business line of CLBH, or to use at least a significant portion of CLBH’s historic business assets in a business, in each case within the meaning of Treasury Regulation Section 1.368-1(d). As of the date of this Agreement and as of the date of the Effective Time, neither FBNC nor any “related person” (as defined in Treasury Regulations Section 1.368-1(e)(4)) to FBNC has or will have any plan or intention to redeem or reacquire, either directly or indirectly, any of the FBNC Common Stock issued to the holders of CLBH Common Stock in connection with the Merger. As of the date of this Agreement and as of the date of the Effective Time, FBNC does not have and will not have any plan or intention to sell or otherwise dispose of any of the assets of CLBH acquired in the Merger, except for dispositions made in the ordinary course of business or transfers described in Section 368(a)(2)(C) of the Code or described and permitted in Treasury Regulation Section 1.368-2(k).

5.8         Compliance with Laws.

(a)          FBNC is a bank holding company duly registered and in good standing as such with the Federal Reserve. First Bank is a state chartered bank in good standing with the North Carolina Commissioner of Banks.

(b)          Compliance with Permits, Laws and Orders.

i.            Each of the FBNC Entities has in effect all Permits and has made all filings, applications, and registrations with Governmental Authorities that are required for it to own, lease, or operate its assets and to carry on its business as now conducted, and to the Knowledge of FBNC, there has occurred no Default under any such Permit applicable to their respective businesses or employees conducting their respective businesses.

ii.         To the Knowledge of FBNC, none of the FBNC Entities is in material Default under any Laws or Orders applicable to its business or employees conducting its business.

iii.         None of the FBNC Entities has received any notification or communication from any Governmental Authority (A) asserting that FBNC or any of its Subsidiaries is in Default under any of the Permits, Laws, or Orders which such Governmental Authority enforces, (B) threatening to revoke any Permits, or (C) requiring or requesting FBNC or any of its Subsidiaries (x) to enter into or Consent to the issuance of a cease and desist Order, formal agreement, directive, commitment, or memorandum of understanding, or (y) to adopt any resolution of its board of directors or similar undertaking.

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iv.         There (A) is no material unresolved violation, criticism, or exception by any Governmental Authority with respect to any report or statement relating to any examinations or inspections of FBNC or any of its Subsidiaries, (B) are no notices or correspondence received by FBNC with respect to pending formal or informal inquiries by, or disagreements with, any Governmental Authority with respect to FBNC’s or any of FBNC’s Subsidiaries’ business, operations, policies, or procedures, and (C) is not any pending or, threatened, nor has any Governmental Authority indicated an intention to conduct any, investigation, or review of FBNC or any of its Subsidiaries.

v.           None of the FBNC Entities nor, to the Knowledge of FBNC, any of its directors, officers, employees, or Representatives acting on its behalf has offered, paid, or agreed to pay any Person, including any Government Authority, directly or indirectly, any thing of value for the purpose of, or with the intent of obtaining or retaining any business in violation of applicable Laws, including (A) using any corporate funds for any unlawful contribution, gift, entertainment, or other unlawful expense relating to political activity, (B) making any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds, (C) violating any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (D) making any bribe, rebate, payoff, influence payment, kickback, or other unlawful payment.

vi.         Each FBNC Entity has complied in all material respects with all requirements of Law under the Bank Secrecy Act and the USA Patriot Act and each FBNC Entity has timely filed all reports of suspicious activity, including those required under 12 C.F.R. § 353.3.

Each FBNC Entity’s collection and use of individually identifiable personal information relating to an IIPI complies in all material respects with the Fair Credit Reporting Act, and the Gramm-Leach-Bliley Act.

5.9         Privacy of Customer Information.

(a)          For the purposes contemplated by this Agreement, each FBNC Entity has valid rights to use and transfer to FBNC and First Bank all IIPI relating to customers, former customers, and prospective customers that will be transferred to FBNC pursuant to this Agreement.

(b)          Each FBNC Entity’s collection and use of such IIPI and the transfer of such IIPI to FBNC or First Bank complies in all material respects with FBNC’s Gramm-Leach-Bliley privacy notice, the Gramm-Leach-Bliley Act, and the Fair Credit Reporting Act.

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5.10       Legal Proceedings.

Except as disclosed on Section 5.10 of the FBNC Disclosure Memorandum, there is no Litigation instituted or pending, or, to the Knowledge of FBNC, threatened (or unasserted but considered probable of assertion) against any FBNC Entity, against any director, officer, employee, or agent of any FBNC Entity in their capacities as such or with respect to any service to or on behalf of any Employee Benefit Plan or any other Person at the request of the FBNC Entity or Employee Benefit Plan of any FBNC Entity, or against any Asset, interest, or right of any of them, nor are there any Orders or judgments outstanding against any FBNC Entity, other than ordinary routine litigation incidental to FBNC’s business. No claim for indemnity has been made or, to the Knowledge of FBNC, threatened by any director, officer, employee, independent contractor, or agent to any FBNC Entity and, to the Knowledge of FBNC, no basis for any such claim exists.

5.11       Reports.

Since January 1, 2013, FBNC has timely filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with Governmental Authorities. As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all material respects with all applicable Laws. As of their respective date, each report, statement, and document did not, in all material respects, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

5.12       Internal Control.

FBNC’s internal control over financial reporting is effective to provide reasonable assurance regarding the reliability of FBNC’s financial reporting and the preparation of FBNC financial statements for external purposes in accordance with GAAP. FBNC’s internal control over financial reporting is effective to provide reasonable assurance (i) regarding the maintenance of records, that in reasonable detail, accurately and fairly reflect the transactions and disposition of FBNC’s consolidated Assets; (ii) that transactions are recorded as necessary to permit the preparation of FBNC’s financial statements in accordance with GAAP and that receipts and expenditures are being made only in accordance with the authorizations of FBNC’s management and directors; and (iii) regarding prevention or timely detection of unauthorized acquisition, use or disposition of FBNC’s consolidated Assets that could have a material impact on FBNC’s consolidated financial statements.

5.13       Approvals.

No FBNC Entity is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil penalty by, or is a recipient of any supervisory letter from, or has adopted any board resolutions at the request or suggestion of any Regulatory Authority or other Governmental Authority that restricts the conduct of its business or that relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (any such agreement, memorandum of understanding, letter, undertaking, order, directive or resolutions, a “FBNC Regulatory Agreement”), nor are there any pending or, to the Knowledge of FBNC, threatened regulatory investigations or other actions by any Regulatory Authority or other Governmental Authority that could reasonably be expected to lead to the issuance of any such FBNC Regulatory Agreement.

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5.14       Brokers and Finders.

Except for FBNC Financial Advisor, neither FBNC nor its Subsidiaries nor any of their respective officers, directors, employees, or Representatives, has employed any broker or finder, or incurred any Liability for any financial advisory fees, investment bankers’ fees, brokerage fees, commissions, or finder’s fees in connection with this Agreement or the transactions contemplated hereby.

5.15       Certain Actions.

Neither FBNC nor any Affiliate thereof has taken or agreed to take any action or has any Knowledge of any fact or circumstance that is reasonably likely to materially impede or delay receipt of any required Consents or result in the imposition of a condition or restriction of the type referred to in the last sentence of Section 8.1(b).

5.16       Available Consideration.

FBNC has available to it, or as of the Effective Time will have available to it, sufficient shares of authorized and unissued FBNC Common Stock and all funds necessary for the issuance and payment of the Merger Consideration and has funds available to it and to satisfy its payment obligations under this Agreement.

5.17       Statements True and Correct.

(a)          No statement, certificate, instrument, or other writing furnished or to be furnished by FBNC or any Affiliate thereof to CLBH pursuant to this Agreement or any other document, agreement, or instrument referred to herein contains or will contain any untrue statement of material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)          None of the information supplied or to be supplied by FBNC or any Affiliate thereof for inclusion in the Registration Statement to be filed by FBNC with the SEC will, when the Registration Statement becomes effective, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein not misleading. None of the information supplied by the FBNC or any Affiliate thereof for inclusion in the Registration Statement to be delivered to CLBH’s shareholders in connection with CLBH’s Shareholders’ Meeting, and any other documents to be filed by FBNC or any Affiliate thereof with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and with respect to the Registration Statement, when first mailed or delivered to the shareholders of CLBH be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Registration Statement or any amendment thereof or supplement thereto, at the time of CLBH’s Shareholders’ Meeting be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for CLBH’s Shareholders’ Meeting.

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(c)          All documents that FBNC or any Affiliate thereof is responsible for filing with any Governmental Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law.

Article 6
CONDUCT OF BUSINESS PENDING CONSUMMATION

6.1         Affirmative Covenants of CLBH and FBNC

(a)          From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of FBNC shall have been obtained, and except as otherwise expressly contemplated herein, CLBH shall, and shall cause each of its Subsidiaries to, (i) operate its business only in the usual, regular, and ordinary course, (ii) use commercially reasonable efforts to preserve intact its business organization and Assets and maintain its rights and franchises, (iii) use commercially reasonable efforts to cause its representations and warranties to be correct at all times, (iv) consult with FBNC prior to entering into or making any loans or other transactions with a value equal to or exceeding $500,000 other than residential mortgage loans for which CLBH has a commitment to buy from a reputable investor, and loans for which commitments have been made as of the date of this Agreement, (v) consult with FBNC prior to entering into or making any loans that exceed regulatory loan to value guidelines, and (vi) take no action which would be reasonably likely to (A) adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentences of Sections 8.1(b) or 8.1(c), or (B) materially adversely affect the ability of any Party to perform its covenants and agreements under this Agreement.

(b)          From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of CLBH shall have been obtained, and except as otherwise expressly contemplated herein, FBNC shall, and shall cause each of its Subsidiaries to, (i) operate its business only in the usual, regular, and ordinary course, (ii) use commercially reasonable efforts to preserve intact its business organization and Assets and maintain its rights and franchises, (iii) use commercially reasonable efforts to cause its representations and warranties to be correct at all times, and (iv) take no action which would reasonably be likely to (A) adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentences of Sections 8.1(b) or 8.1(c), or (B) materially adversely affect the ability of any Party to perform its covenants and agreements under this Agreement.

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CLBH and FBNC each shall, and shall cause each of its Subsidiaries to, cooperate with the other Party and provide all necessary corporate approvals, and cooperate in seeking all approvals of any business combinations of such CLBH and its Subsidiaries requested by FBNC, provided, the effective time of such business combinations is on or after the Effective Time of the Merger.

6.2         Negative Covenants of CLBH.

From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written Consent of FBNC shall have been obtained, and except as otherwise expressly contemplated herein, CLBH covenants and agrees that it will not do or agree or commit to do, or permit any of its Subsidiaries to do or agree or commit to do, any of the following:

(a)          amend the articles of incorporation, bylaws, or other governing instruments of any CLBH Entity;

(b)          incur any additional debt obligation or other obligation for borrowed money in excess of an aggregate of $500,000 except in the ordinary course of the business of any CLBH Entity consistent with past practices and that are prepayable without penalty, charge, or other payment (which exception shall include, for CLBH Entities that are depository institutions, creation of deposit liabilities, purchases of federal funds, advances from the Federal Reserve Bank, and entry into repurchase agreements fully secured by U.S. government securities or U.S. government agency securities; provided, however, this exception does not include advances from the Federal Home Loan Bank), or impose, or suffer the imposition, on any Asset of any CLBH Entity of any Lien or permit any such Lien to exist (other than in connection with public deposits, repurchase agreements, bankers’ acceptances, “treasury tax and loan” accounts established in the ordinary course of the business of the Bank, the satisfaction of legal requirements in the exercise of trust powers, and Liens in effect as of the date hereof that are disclosed in the CLBH Disclosure Memorandum);

(c)          repurchase, redeem, or otherwise acquire or exchange (other than exchanges in the ordinary course under employee benefit plans), directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock of any CLBH Entity, or declare or pay any dividend or make any other distribution in respect of CLBH’s capital stock;

(d)          except for this Agreement and except pursuant to the valid exercise of CLBH Options outstanding as of the date of this Agreement, issue, sell, pledge, encumber, authorize the issuance of, enter into any Contract to issue, sell, pledge, encumber, or authorize the issuance of, or otherwise permit to become outstanding, any additional shares of CLBH Common Stock, any other capital stock of any CLBH Entity, or any Right;

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(e)          adjust, split, combine, or reclassify any capital stock of any CLBH Entity or issue or authorize the issuance of any other securities in respect of or in substitution for shares of CLBH Common Stock or issue any CLBH Options, or sell, lease, mortgage, or otherwise dispose of or otherwise (i) any shares of capital stock of any CLBH Subsidiary or (ii) any Asset other than in the ordinary course of business for reasonable and adequate consideration;

(f)          except for purchases of U.S. Government securities or U.S. Government agency securities, which in either case have maturities of 12 months or less, purchase any securities or make any material investment, either by purchase of stock or securities, contributions to capital, Asset transfers, or purchase of any Assets, in any Person other than a wholly owned CLBH Subsidiary, or otherwise acquire direct or indirect control over any Person, other than in connection with foreclosures of loans in the ordinary course of business;

(g)           (i) except as contemplated by this Agreement or disclosed on Schedule 6.2(g), grant any bonus or increase in compensation or benefits to the employees, officers or directors of any CLBH Entity, (ii) commit or agree to pay any severance or termination pay, or any stay or other bonus to any CLBH director, officer or employee (except for payments according to the Officer Agreements attached as Exhibits D-1 and D-2), (iii) enter into or amend any severance agreements with officers, employees, directors, independent contractors, or agents of any CLBH Entity, (iv) change any fees or other compensation or other benefits to directors of any CLBH Entity, or (v) waive any stock repurchase rights, accelerate, amend, or change the period of exercisability of any Rights or restricted stock, or re-price Rights granted under the CLBH Benefit Plans or authorize cash payments in exchange for any Rights, except as otherwise contemplated by this Agreement; or accelerate or vest or commit or agree to accelerate or vest any CLBH Options or any amounts, benefits or rights payable by any CLBH Entity;

(h)          enter into or amend any employment Contract between any CLBH Entity and any Person (unless such amendment is required by Law) that CLBH Entity does not have the unconditional right to terminate without Liability (other than Liability for services already rendered), at any time on or after the Effective Time;

(i)          adopt any new Employee Benefit Plan of any CLBH Entity or terminate or withdraw from, or make any material change in or to, any existing employee benefit plans, welfare plans, insurance, stock or other plans or CLBH Benefit Plans of any CLBH Entity other than any such change that is required by Law or to maintain continuous benefits at current levels or that, in the written opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan, or make any distributions from such employee benefit or welfare plans, except as required by Law or as contemplated by this Agreement, the terms of such plans or consistent with past practice;

(j)          make any change in any Tax or accounting methods or systems of internal accounting controls, except as may be appropriate and necessary to conform to changes in Tax Laws, regulatory accounting requirements, or GAAP;

(k)          commence any Litigation other than in accordance with past practice, or settle any Litigation involving any Liability of any CLBH Entity for money damages or restrictions upon the operations of any CLBH Entity;

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(l)          enter into, modify, amend, or terminate any material Contract other than with respect to those involving aggregate payments of less than, or the provision of goods or services with a market value of less than, $50,000 per annum and with a term of 24 months or less and other than Contracts covered by Section 6.2(m);

(m)          except in the ordinary course of business consistent with past practice, make, renegotiate, renew, increase, extend, modify or purchase any loan, lease (credit equivalent), advance, credit enhancement or other extension of credit, or make any commitment in respect of any of the foregoing;

(n)          except, with respect to any extension of credit for which commitments have already been made and also any extension of credit with an unpaid balance of less than $1,000,000 if secured and $750,000 if unsecured, in conformity with existing lending policies and practices, waive, release, compromise, or assign any material rights or claims, or make any adverse changes in the mix, rates, terms, or maturities of CLBH’s deposits and other Liabilities;

(o)          except for conforming residential mortgage loans held for sale and Small Business Administration loans, enter into any fixed rate loans with a committed rate term of five years or greater;

(p)          notwithstanding anything herein to the contrary, enter into, modify or amend any loan participation agreements;

(q)          except for loans or extensions of credit made on terms generally available to the public, make or increase any loan or other extension of credit, or commit to make or increase any such loan or extension of credit, to any director or executive officer of CLBH or the Bank, or any entity controlled, directly or indirectly, by any of the foregoing, other than renewals of existing loans or commitments to loan;

(r)          restructure or materially change its investment securities portfolio or its interest rate risk position, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported;

(s)          make any capital expenditures in excess of an aggregate of $50,000 except other than pursuant to binding commitments existing on the date hereof and other than expenditures necessary to maintain existing assets in good repair or to make payment of necessary Taxes;

(t)          establish or commit to the establishment of any new branch or other office facilities or file any application to relocate or terminate the operation of any banking office;

(u)          knowingly take any action that is intended or expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger set forth in Article 8 not being satisfied or in a violation of any provision of this Agreement;

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(v)         implement or adopt any material change in its accounting principles, practices or methods, other than as may be required by GAAP or regulatory guidelines;

(w)         knowingly take any action that would prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the IRC;

(x)          agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited by this Section 6.2;

(y)         maintain the Bank’s allowance for loan losses in a manner consistent with GAAP and applicable regulatory guidelines and accounting principles, practices and methods consistent with past practices of the Bank;

(z)          (i) other than in the ordinary course of business consistent with past practice, make any material changes in the Bank’s policies and practices with respect to (A) underwriting, pricing, originating, acquiring, selling, servicing, or loans or (B) the Bank’s hedging practices and policies, in each case except as required by law or requested by a Regulatory Authority or (ii) acquire or sell any servicing rights, except the sale of mortgage servicing rights in the ordinary course of business consistent with past practices: or

(aa)         take any action or fail to take any action that at the time of such action or inaction is reasonably likely to prevent, or would be reasonably likely to materially interfere with, the consummation of the Merger.

6.3         Adverse Changes in Condition.

Each Party agrees to give written notice promptly to the other Party upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of its Subsidiaries which (i) has had or is reasonably likely to have, individually or in the aggregate, a CLBH Material Adverse Effect or a FBNC Material Adverse Effect, as applicable, (ii) would cause or constitute a material breach of any of its representations, warranties, or covenants contained herein, or (iii) would reasonably be likely to prevent or materially interfere with the consummation of the Merger, and to use its reasonable efforts to prevent or promptly to remedy the same.

6.4        Reports.

Each of FBNC and its Subsidiaries and CLBH and its Subsidiaries shall file all reports required to be filed by it with Regulatory Authorities between the date of this Agreement and the Effective Time and shall make available to the other Party copies of all such reports promptly after the same are filed. CLBH and its Subsidiaries shall also make available to FBNC monthly financial statements and quarterly call reports. The financial statements of FBNC and CLBH, whether or not contained in any such reports filed under the Exchange Act or with any other Regulatory Authority, will fairly present the consolidated financial position of the entity filing such statements as of the dates indicated and the consolidated results of operations, changes in shareholders’ equity, and cash flows for the periods then ended in accordance with GAAP (subject in the case of interim financial statements to normal recurring year-end adjustments). As of their respective dates, such reports of FBNC and CLBH filed under the Exchange Act or with any other Regulatory Authority will comply in all material respects with the Securities Laws and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Any financial statements contained in any other reports to another Regulatory Authority shall be prepared in accordance with the Laws applicable to such reports.

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6.5          FBNC Entity Use and Disclosure of IIPI

FBNC acknowledges that IIPI disclosed to FBNC Entities in connection with this Agreement has been and will be disclosed pursuant to 15 U.S.C. 6802(e)(7). FBNC Entities may not use or disclose IIPI, nor permit the use or disclosure of IIPI, other than for the purposes described in 15 U.S.C. § 6802(e)(7).

Article 7

ADDITIONAL AGREEMENTS

7.1          Shareholder Approval.

(a)          CLBH shall submit to its shareholders this Agreement and any other matters required to be approved by shareholders in order to carry out the intentions of this Agreement. In furtherance of that obligation, CLBH shall take, in accordance with applicable Law and its articles of incorporation and bylaws, all action necessary to call, give notice of, convene, and hold CLBH’s Shareholders’ Meeting as promptly as reasonably practicable for the purpose of considering and voting on approval and adoption of this Agreement and the transactions provided for in this Agreement. CLBH’s board of directors shall recommend that its shareholders approve this Agreement in accordance with the NCBCA and shall include such recommendation in the proxy statement delivered to shareholders of CLBH, except to the extent CLBH’s board of directors has made an Adverse Recommendation Change (as defined below) in accordance with the terms of this Agreement. CLBH shall solicit and use its reasonable efforts to obtain the Requisite CLBH Shareholder Approval.

(b)          Neither CLBH’s board of directors nor any committee thereof shall, except as expressly permitted by this Section 7.1, (i) withdraw, qualify or modify, or propose publicly to withdraw, qualify or modify, in a manner adverse to FBNC, the CLBH Recommendation, or (ii) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal (each, an “Adverse Recommendation Change”). Notwithstanding the foregoing, prior to the receipt of Requisite CLBH Shareholder Approval, CLBH’s board of directors may make an Adverse Recommendation Change if and only if:

(A)          CLBH’s board of directors determines in good faith, after consultation with the CLBH Financial Advisor and outside counsel, that it has received an Acquisition Proposal (that did not result from a breach of Section 7.3) that is a Superior Proposal;

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(B)         CLBH’s board of directors determines in good faith, after consultation with CLBH’s outside counsel, that a failure to make such Adverse Recommendation Change would be inconsistent with CLBH’s board of directors fiduciary duties to CLBH and its shareholders under applicable Law;

(C)         CLBH’s board of directors provides written notice (a “Notice of Recommendation Change”) to FBNC of its receipt of the Superior Proposal and its intent to announce an Adverse Recommendation Change on the third business day following delivery of such notice, which notice shall specify the material terms and conditions of the Superior Proposal (and include a copy thereof with all accompanying documentation, if in writing) and identify the Person or Group making such Superior Proposal (it being understood that any amendment to any material term of such Acquisition Proposal shall require a new Notice of Recommendation Change, except that, in such case, the three business day period referred to in this clause (C) and in clauses (D) and (E) shall be reduced to two (2) business days following the giving of such new Notice of Recommendation Change);

(D)         after providing such Notice of Recommendation Change, CLBH shall negotiate in good faith with FBNC (if requested by FBNC) and provide FBNC reasonable opportunity during the subsequent five business day period to make such adjustments in the terms and conditions of this Agreement as would enable the CLBH board of directors to proceed without an Adverse Recommendation Change (provided, however, that the FBNC shall not be required to propose any such adjustments); and

(E)         CLBH’s board of directors, following such three business day period, again determines in good faith, after consultation with outside counsel, that such Acquisition Proposal nonetheless continues to constitute a Superior Proposal and that failure to take such action would be inconsistent with their fiduciary duties to CLBH and its shareholders under applicable Law.

7.2          Registration of FBNC Common Stock.

(a)          As promptly as reasonably practicable (and in any event, within fifty days) following the date hereof, FBNC shall prepare and file with the SEC the Registration Statement. The Registration Statement shall contain proxy materials relating to the matters to be submitted to CLBH’s shareholders at CLBH’s Shareholders’ Meeting. Such proxy materials shall also constitute the prospectus relating to the shares of FBNC Common Stock to be issued in the Merger. CLBH will furnish to FBNC the information required to be included in the Registration Statement with respect to its business and affairs and shall have the right to review and consult with FBNC on the form of, and any characterizations of such information included in, the Registration Statement prior to its being filed with the SEC. FBNC shall use commercially reasonable efforts to have the Registration Statement declared effective by the SEC and to keep the Registration Statement effective as long as is necessary to consummate the Merger and the transactions contemplated hereby. Each of FBNC and CLBH will use their commercially reasonable efforts to cause the Proxy Statement/Prospectus to be delivered to the CLBH shareholders as promptly as practicable after the Registration Statement is declared effective under the Securities Act. FBNC will advise CLBH, promptly after it receives notice thereof, of the time when the Registration Statement has become effective, the issuance of any stop order, the suspension of the qualification of FBNC Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Proxy Statement/Prospectus or the Registration Statement. If at any time prior to the Effective Time any information relating to FBNC or CLBH, or any of their respective affiliates, officers or directors, should be discovered by FBNC or CLBH which should be set forth in an amendment or supplement to any of the Registration Statement or the Proxy Statement/Prospectus so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify the other Party hereto and, to the extent required by Law, rules or regulations, an appropriate amendment or supplement describing such information shall be promptly filed by FBNC with the SEC and disseminated by the Parties to their respective shareholders.

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(b)          FBNC shall also take any action required to be taken under any applicable state Securities Laws in connection with the Merger and each of FBNC and CLBH shall furnish all information concerning it and the holders of CLBH Common Stock as may be reasonably requested in connection with any such action.

(c)          Prior to the Effective Time, FBNC shall notify The Nasdaq Stock Market of the additional shares of FBNC Common Stock to be issued by FBNC in exchange for the shares of CLBH Common Stock.

7.3         Other Offers, etc.

(a)          From the date of this Agreement through the first to occur of the Effective Time or termination of this Agreement, each CLBH Entity shall not, and shall use its commercially reasonable efforts to cause its Affiliates and Representatives not to, directly or indirectly (i) solicit, initiate, or encourage, induce or knowingly facilitate, the making, submission, or announcement of any proposal that constitutes an Acquisition Proposal, or (ii) participate in any discussions (except to notify a third party of the existence of restrictions provided in this Section 7.3) or negotiations regarding, or disclose or provide any nonpublic information with respect to, or knowingly take any other action to facilitate any inquiries or the making of any proposal that constitutes an Acquisition Proposal, (iii) enter into any agreement (including any agreement in principle, letter of intent or understanding, merger agreement, stock purchase agreement, asset purchase agreement, or share exchange agreement, but excluding a confidentiality agreement of the type described below) (an “Acquisition Agreement”) contemplating or otherwise relating to any Acquisition Transaction, or (iv) propose or agree to do any of the foregoing; provided, however, that prior to receipt of the Requisite CLBH Shareholder Approval, this Section 7.3 shall not prohibit a CLBH Entity from furnishing nonpublic information regarding any CLBH Entity or other access to, or entering into a confidentiality agreement or discussions or negotiations with, any Person or Group in response to a bona fide, unsolicited written Acquisition Proposal submitted by such Person or Group (and not withdrawn) if and only if: (A) no CLBH Entity or Representative or Affiliate thereof shall have violated any of the restrictions set forth in this Section 7.3 (other than any breach of such obligation that is unintentional and did not result in the submission of such Acquisition Proposal), (B) CLBH’s board of directors shall have determined in good faith, after consultation with the CLBH Financial Advisor and CLBH’s outside counsel, that such Acquisition Proposal constitutes or is reasonably likely to result in a Superior Proposal, (C) CLBH’s board of directors concludes in good faith, after consultation with its outside counsel, that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law to CLBH and its shareholders, (D) CLBH receives from such Person or Group an executed confidentiality agreement containing terms no less favorable to the disclosing Party than the confidentiality terms of this Agreement, and (E) contemporaneously with furnishing any such nonpublic information to such Person or Group, CLBH furnishes such nonpublic information to FBNC (to the extent such nonpublic information has not been previously furnished by CLBH to FBNC). In addition to the foregoing, CLBH shall provide FBNC with at least two days’ prior written notice of a meeting of CLBH’s board of directors at which meeting CLBH’s board of directors is reasonably expected to resolve to recommend the Acquisition Agreement as a Superior Proposal to its shareholders, and CLBH shall keep FBNC reasonably informed on a prompt basis, of the status and material terms of such Acquisition Proposal, including any material amendments or proposed amendments as to price and other material terms thereof.

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(b)          In addition to the obligations of CLBH set forth in this Section 7.3, as promptly as reasonably practicable, after any of the directors or executive officers of CLBH become aware thereof, CLBH shall advise FBNC of any request received by CLBH for nonpublic information which CLBH reasonably believes could lead to an Acquisition Proposal or of any Acquisition Proposal, the material terms and conditions of such request or Acquisition Proposal, and the identity of the Person or Group making any such request or Acquisition Proposal. CLBH shall keep FBNC informed promptly of material amendments or modifications to any such request or Acquisition Proposal.

(c)          Except as specifically permitted under Section 7.3(a), CLBH shall, and shall use its commercially reasonable efforts to cause its and its Subsidiary’s directors, officers, employees, and Representatives to, immediately cease any and all existing activities, discussions, or negotiations with any Persons conducted heretofore with respect to any Acquisition Proposal and will use and cause to be used all commercially reasonable efforts to enforce any confidentiality or similar or related agreement relating to any Acquisition Proposal.

(d)          Nothing contained in this Agreement shall prevent a Party or its board of directors from (i) complying with Rule 14e-2 under the Exchange Act with respect to an Acquisition Proposal, provided, that such Rules will in no way eliminate or modify the effect that any action pursuant to such Rules would otherwise have under this Agreement; (ii) making any disclosure to CLBH’s shareholders if CLBH’s board of directors determines in good faith, after consultation with its outside legal counsel, that the failure to make such disclosure would be reasonably likely to be inconsistent with applicable Law, (iii) informing any Person of the existence of the provisions contained in this Section 7.3 or (iv) making any “stop, look and listen” communication to CLBH’s shareholders pursuant to Rule 14d-9(f) under the Exchange Act (or any similar communication to CLBH’s shareholders).

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7.4         Consents of Regulatory Authorities.

The Parties hereto shall cooperate with each other and use their commercially reasonable efforts to promptly prepare and file all necessary documentation and applications, to effect all applications, notices, petitions and filings, and to obtain as promptly as practicable all Consents of all Regulatory Authorities and other Persons which are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger). The Parties agree that they will consult with each other with respect to the obtaining of all Consents of all Regulatory Authorities and other Persons necessary or advisable to consummate the transactions contemplated by this Agreement and each Party will keep the other apprised of the status of matters relating to consummation of the transactions contemplated herein. Each Party also shall promptly advise the other upon receiving any communication from any Regulatory Authority or other Person whose Consent is required for consummation of the transactions contemplated by this Agreement which causes such Party to believe that there is a reasonable likelihood that any requisite Consent will not be obtained or that the receipt of any such Consent will be materially delayed.

7.5         Agreement as to Efforts to Consummate.

Subject to the terms and conditions of this Agreement, each Party agrees to use, and to cause its Subsidiaries to use, its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under applicable Laws to consummate and make effective, as soon as reasonably practicable after the date of this Agreement, the transactions contemplated by this Agreement, including using its commercially reasonable efforts to lift or rescind any Order adversely affecting its ability to consummate the transactions contemplated herein and to cause to be satisfied the conditions referred to in Article 8; provided, that nothing herein shall preclude either Party from exercising its Rights under this Agreement.

7.6         Investigation and Confidentiality.

(a)          Prior to the Effective Time, each Party shall keep the other Party advised of all material developments relevant to its business and the consummation of the Merger and shall permit the other Party to make or cause to be made such investigation of its business and properties (including that of its Subsidiaries) and of their respective financial and legal conditions as the other Party reasonably requests, including but not limited to conducting any environmental assessment with respect to any property; provided, that such investigation shall be reasonably related to the transactions contemplated hereby and shall not interfere unnecessarily or materially with normal operations. No investigation by a Party shall affect the ability of such Party to rely on the representations and warranties of the other Party. Between the date hereof and the Effective Time, CLBH shall permit FBNC’s senior officers and independent auditors to meet with the senior officers of CLBH, including officers responsible for the CLBH Financial Statements and the internal controls of CLBH and CLBH’s independent public accountants, to discuss such matters as FBNC may deem reasonably necessary or appropriate for FBNC to satisfy its obligations under Sections 302, 404 and 906 of the Sarbanes-Oxley Act.

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(b)          In addition to each Party’s obligations pursuant to Section 7.6(a), each Party shall, and shall cause its advisors and agents to, maintain the confidentiality of all confidential information furnished to it by the other Party concerning its and its Subsidiaries’ businesses, operations, and financial positions and shall not use such information for any purpose except in furtherance of the transactions contemplated by this Agreement. If this Agreement is terminated prior to the Effective Time, each Party shall promptly return or certify the destruction of all documents and copies thereof, and all work papers containing confidential information received from the other Party.

(c)          CLBH shall use its commercially reasonable efforts to exercise, and shall not waive any of, its Rights under confidentiality agreements entered into with Persons which were considering an Acquisition Proposal with respect to CLBH to preserve the confidentiality of the information relating to the CLBH Entities provided to such Persons and their Affiliates and Representatives.

(d)          Each Party agrees to give the other Party notice as soon as practicable after any determination by it of any fact or occurrence relating to the other Party which it has discovered through the course of its investigation and which represents, or is reasonably likely to represent, either a material breach of any representation, warranty, covenant, or agreement of the other Party or which has had or is reasonably likely to have a CLBH Material Adverse Effect or a FBNC Material Adverse Effect, as applicable.

(e)          Each FBNC Entity shall, in accordance with FBNC’s comprehensive written data security program established and maintained pursuant to 15 U.S.C. § 6801 and regulations promulgated thereunder (“FBNC’s Security Program”), safeguard IIPI disclosed to that FBNC Entity pursuant to this Agreement or in connection with the transactions contemplated hereby. In the event that any FBNC Entity allows a third party to access such IIPI, FBNC shall ensure that the third party safeguards that IIPI in accordance with a data security program substantially equivalent to the FBNC’s Security Program.

(f)          FBNC shall notify CLBH promptly (but in no event more than 24 hours) of any Data Incident. All FBNC Entities shall promptly take all actions that are necessary and advisable to correct, mitigate, and prevent recurrence of the Data Incident. All FBNC Entities shall cooperate fully with CLBH and its designees in all reasonable efforts to investigate the Data Incident.

(g)          If this Agreement is terminated prior to the Effective Time, each FBNC Entity shall promptly return or dispose of, and certify the return or disposal, of all IIPI received by the FBNC Entity in connection with this Agreement. Any disposal of such IIPI must be performed in a manner that ensures that the IIPI is rendered permanently unreadable and unrecoverable.

7.7         Press Releases.

Prior to the Effective Time, CLBH and FBNC shall consult with each other and agree as to the form and substance of any press release, communication with CLBH’s shareholders, or other public disclosure materially related to this Agreement, or any other transaction contemplated hereby; provided, that nothing in this Section 7.7 shall be deemed to prohibit any Party from making any disclosure which its counsel deems necessary or advisable in order to satisfy such Party’s disclosure obligations imposed by Law.

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7.8          Charter Provisions.

Each CLBH Entity shall take all necessary action to ensure that the entering into of this Agreement and the consummation of the Merger and the other transactions contemplated hereby do not and will not result in the grant of any rights to any Person under the articles of incorporation, bylaws, or other governing instruments of any CLBH Entity or restrict or impair the ability of FBNC or any of its Subsidiaries to vote, or otherwise to exercise the rights of a shareholder with respect to, shares of any CLBH Entity that may be directly or indirectly acquired or controlled by them.

7.9          Employee Benefits and Contracts.

(a)          All persons who are employees of the CLBH Entities immediately prior to the Effective Time and whose employment is not terminated, if any, at or prior to the Effective Time (a “Continuing Employee”) shall, at the Effective Time, become employees of FBNC or First Bank; provided, however, that in no event shall any of the employees of the CLBH Entities be officers of FBNC or First Bank, or have or exercise any power or duty conferred upon such an officer, unless and until duly elected or appointed to such position by the board of directors of FBNC or First Bank and in accordance with the bylaws of FBNC or First Bank. All of the Continuing Employees shall be employed at the will of First Bank and no contractual right to employment shall inure to such employees because of this Agreement except as may be otherwise expressly set forth in this Agreement.

(b)          As of the Effective Time, each Continuing Employee shall be employed on the same terms and conditions as similarly situated employees of the First Bank and eligible to participate in each of FBNC’s Employee Benefit Plans with full credit for prior service with CLBH solely for purposes of eligibility and vesting.

(c)          As of the Effective Time, FBNC shall make available employer-provided benefits under FBNC Employee Benefit Plans to each Continuing Employee on the same basis as it provides such coverage to FBNC or First Bank employees. With respect to FBNC Employee Benefit Plans providing health coverage, FBNC shall use commercially reasonable efforts to cause any pre-existing condition, eligibility waiting period, or other limitations or exclusions otherwise applicable under such plans to new employees not to apply to a Continuing Employee or their covered dependents who were covered under a similar CLBH plan at the Effective Time of the Merger. In addition, if any such transition occurs during the middle of a plan year, FBNC shall use commercially reasonable efforts to cause any such successor FBNC Employee Benefit Plan providing health coverage to give credit towards satisfaction of any annual deductible limitation and out-of-pocket maximum applied under such successor plan for any deductible, co-payment and other cost-sharing amounts previously paid by a Continuing Employee respecting his or her participation in the corresponding CLBH Employee Benefit Plan during that plan year prior to the transition effective date.

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(d)          Simultaneously herewith, Robert T. Braswell and T. Allen Liles (each, a “Senior Officer” and together the “Senior Officers”) shall enter into agreements in the form of Exhibits D-1 through D-2, respectively (the “Officer Agreements”).

(e)          Continuing Employees (other than those who are parties to an employment, change in control or other type of agreement that provides for severance or other compensation upon a change in control) who remain employed by FBNC or any of its Subsidiaries as of the Effective Time and whose employment is terminated by FBNC or any of its Subsidiaries (absent termination for cause as determined by the employer in its sole discretion) within 180 days after the Effective Time shall receive severance pay equal to two weeks of base weekly pay for each completed year of employment service commencing with any such employee’s most recent hire date with CLBH or any of its Subsidiaries and ending with such employee’s termination date with FBNC or any of its Subsidiaries, as applicable, with a maximum payment equal to 18 weeks of base pay.  Notwithstanding the foregoing, FBNC or FBNC Bank may elect to offer retention bonuses to Continuing Employees, which retention bonuses would reduce or be in lieu of the severance payments contemplated in this paragraph. Any such severance payment paid hereunder (or bonus in lieu thereof) is conditioned upon the employee’s execution of a general release of claims in favor of FBNC and their respective management employees in a form reasonably acceptable to FBNC’s counsel that is executed within any consideration period required by applicable Law and that is not revoked within any legally-prescribed revocation period.  The severance payment will be made on the later of the day following the expiration of any revocation period or 30 days after such employee’s termination date.  Such severance payments will be in lieu of any severance pay plans that may be in effect at CLBH or any of its Subsidiaries prior to the Effective Time.  No officer or employee of CLBH or any Subsidiary of CLBH is, or shall be, entitled to receive duplicative severance payments and benefits under (i) an employment or severance agreement; (ii) a severance or change in control plan; (iii) this section; or (iv) any other plan, program or arrangement.

(f)          Simultaneously herewith, each holder of CLBH Options shall execute and deliver an Option Cash-Out Agreement dated as of the date hereof in the form of Exhibit C pursuant to which he or she agrees to cancel his or her outstanding CLBH Options as of the Effective Time in exchange for a one-time cash payment as set forth in Section 3.5(a) of the Agreement, subject to applicable withholding; provided, however, that Option Cash-Out Agreements from any holders of CLBH Options that are not directors or executive officers of CLBH may be sought following the execution of this Agreement. Simultaneously herewith, each of the directors and executive officers of CLBH or Bank that hold CLBH Options shall have entered into an Option Cash-Out Agreement.

(g)          Simultaneously herewith, each of CLBH’s directors shall have executed and delivered a non-compete agreement dated as of the date hereof (and which shall be effective as of the Effective Time) in the form of Exhibit E (the “Non-Compete Agreement”).

(h)          Simultaneously herewith, each of CLBH’s executive officers and directors shall have executed and delivered a Support Agreement dated as of the date hereof in the form of Exhibit A pursuant to which he or she will vote his or her shares of CLBH Common Stock in favor of this Agreement and the transactions contemplated hereby.

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(i)          Simultaneously herewith, each of the directors of CLBH and the Bank and the Senior Officers shall have entered into a Claims Letter (and which shall be effective as of the Effective Time) in the form of Exhibit F (the “Claims Letter”).

(j)          Upon not less than ten days’ notice prior to the Closing Date from FBNC to CLBH, CLBH shall cause the termination, amendment or other appropriate modification of each CLBH Benefit Plan as specified by FBNC in such notice such that no CLBH Entity shall sponsor or otherwise have any further Liability thereunder in connection with such applicable CLBH Benefit Plans, effective as of the date which immediately precedes the Closing Date. Upon such action, participants in such applicable CLBH Benefit Plans that are described in ERISA Section 3(2) shall be 100% vested in their account balances.

(k)          Notwithstanding Section 7.9(j), (i) prior to the Closing, the board of directors of CLBH and each other applicable CLBH Entity shall adopt resolutions terminating each CLBH Benefit Plan which provides for a “cash or deferred arrangement” pursuant to Code Section 401(k) (each, a “401(k) Plan”), effective as of the date which immediately precedes the date which includes the Effective Time (the “Termination Date”), (ii) prior to each 401(k) Plan’s termination under “(i),” immediately above, CLBH shall cause each 401(k) Plan to adopt all amendments, including amendments and restatements, of each document evidencing each 401(k) Plan, as may be necessary to maintain each 401(k) Plan’s compliance with Code Section 401(a) and other applicable provisions of the Code pursuant to such termination, and (iii) as of the Termination Date, CLBH shall cause each 401(k) Plan to proceed with implementing the process of distributing each 401(k) Plan’s account balances to participants.

(l)          No officer, employee, or other Person (other than the corporate Parties to this Agreement) is or shall be deemed a third party or other beneficiary of this Agreement, and no such Person shall have any right or other entitlement to enforce any provision of this Agreement or seek any remedy in connection with this Agreement, except as may be expressly set forth in Section 7.11. No provision of this Agreement constitutes or shall be deemed to constitute, an Employee Benefit Plan or other arrangement, an amendment of any Employee Benefit Plan or other arrangement, or any provision of any Employee Benefit Plan or other arrangement.

(m)          CLBH shall take all appropriate action to terminate any CLBH Benefit Plan which is a 401(k) plan prior to the Closing Date provided however that FBNC agrees that nothing in this Section will require CLBH to cause the final dissolution and liquidation of, or to amend (other than as may be required to maintain such plan’s compliance with the Code, ERISA, or other applicable Law), said plan prior to the Closing Date.

7.10        Section 16 Matters.

Prior to the Effective Time, CLBH and FBNC shall take all such steps as may be required to cause any acquisitions of FBNC Common Stock resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to FBNC to be exempt under Rule 16b-3 promulgated under the Exchange Act. CLBH agrees to promptly furnish FBNC with all requisite information necessary for FBNC to take the actions contemplated by this Section 7.10.

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7.11       Indemnification.

(a)          For a period of six years after the Effective Time, FBNC shall, and shall cause the Surviving Corporation to, indemnify, defend, and hold harmless the present and former directors and executive officers of the CLBH Entities (each, an “Indemnified Party”) against all Liabilities arising out of actions or omissions arising out of the Indemnified Party’s service or services as directors, officers, employees, or agents of CLBH or, at CLBH’s request, of another corporation, partnership, joint venture, trust, or other enterprise occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement) to the fullest extent permitted under the NCBCA, Section 402 of the Sarbanes-Oxley Act, the Securities Laws and FDIC Regulations Part 359, and by CLBH’s articles of incorporation and bylaws as in effect on the date hereof, including provisions relating to advances of expenses incurred in the defense of any Litigation and whether or not FBNC is insured against any such matter.

(b)          Prior to the Effective Time, FBNC shall purchase, or shall direct CLBH to purchase, an extended reporting period endorsement under CLBH’s existing directors’ and officers’ liability insurance coverage (“CLBH D&O Policy”) for acts or omissions occurring prior to the Effective Time by such directors and officers currently covered by CLBH’s D&O Policy. The directors and officers of CLBH shall take all reasonable actions required by the insurance carrier necessary to procure such endorsement. Such endorsement shall provide such directors and officers with coverage following the Effective Time for six (6) years.

(c)          Any Indemnified Party wishing to claim indemnification under paragraph (a) of this Section 7.11, upon learning of any such Liability or Litigation, shall promptly notify FBNC and the Surviving Corporation thereof in writing. In the event of any such Litigation (whether arising before or after the Effective Time), (i) FBNC or the Surviving Corporation shall have the right to assume the defense thereof, and, in such event, neither FBNC nor the Surviving Corporation shall be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if FBNC or the Surviving Corporation elects not to assume such defense or counsel for the Indemnified Parties advises that there are substantive issues which raise conflicts of interest between FBNC or the Surviving Corporation and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and FBNC or the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided, that FBNC and the Surviving Corporation shall be obligated pursuant to this paragraph (c) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction; (ii) the Indemnified Parties will cooperate in good faith in the defense of any such Litigation; and (iii) neither FBNC nor the Surviving Corporation shall be liable for any settlement effected without its prior written consent and which does not provide for a complete and irrevocable release of all FBNC’s Entities and their respective directors, officers, and controlling persons, employees, agents, and Representatives; and provided, further, that neither FBNC nor the Surviving Corporation shall have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall determine, and such determination shall have become final and unappealable, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law.

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(d)          If FBNC or the Surviving Corporation or any successors or assigns thereof consolidates with or merges into any other Person and will not be the continuing or surviving Person of such consolidation or merger or transfer of all or substantially all of its assets to any Person, then and in each case, proper provision shall be made so that the successors and assigns of FBNC or the Surviving Corporation shall assume the obligations set forth in this Section 7.11.

(e)          The provisions of this Section 7.11 are intended to be for the benefit of and shall be enforceable by, each Indemnified Party and their respective heirs and legal and personal representatives.

7.12        Tax Covenants of FBNC.

At and after the Effective Time, FBNC covenants and agrees that it:

(a)          will not take any action that could reasonably be expected to cause the Merger to fail to qualify as a reorganization under Section 368(a)(1)(A) of the Code;

(b)          will maintain all books and records and prepare and file all federal, state and local income Tax Returns and schedules thereto of FBNC, CLBH and all Affiliates thereof in a manner consistent with the Merger’s being qualified as a reorganization and nontaxable exchange under Section 368(a)(1)(A) of the Code (and comparable provisions of any applicable state or local Tax Laws);

(c)          will, either directly or through a member of FBNC’s Qualified Group, continue at least one significant historic business line of CLBH, or use at least a significant portion of the historic business assets of CLBH in a business, in each case within the meaning of Treasury Regulation Section 1.368-1(d);

(d)          in connection with the Merger, will not reacquire, and will not permit any Person that is a “related person” (as defined in Treasury Regulation Section 1.368-1(e)(4)) to FBNC to acquire, any of the FBNC Common Stock issued in connection with the Merger; and

(e)          will not sell or otherwise dispose of any of CLBH’s assets acquired in the Merger, and will not cause or permit FBNC Bank to sell or otherwise dispose of any of the Bank’s assets acquired in the Bank Merger, except for dispositions made in the ordinary course of business or transfers described in Section 368(a)(2)(C) of the Code or described and permitted in Treasury Regulation Section 1.368-2(k).

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Article 8
CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE

8.1          Conditions to Obligations of Each Party.

The respective obligations of each Party to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by both Parties pursuant to Section 10.6:

(a)          Shareholder Approval. The shareholders of CLBH shall have approved this Agreement by the Requisite CLBH Shareholder Approval, and the consummation of the transactions contemplated hereby, including the Merger, as and to the extent required by Law and by the provisions of CLBH’s articles of incorporation and bylaws.

(b)          Regulatory Approvals. All Consents of, filings and registrations with, and notifications to, all Regulatory Authorities required for consummation of the Merger shall have been obtained or made and shall be in full force and effect and all waiting periods required by Law shall have expired. No Consent obtained from any Regulatory Authority which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner (including requirements relating to the raising of additional capital or the disposition of Assets) which in the reasonable judgment of the board of directors of FBNC would so materially adversely affect the economic or business benefits of the transactions contemplated by this Agreement that, had such condition or requirement been known, the FBNC would not, in its reasonable judgment, have entered into this Agreement.

(c)          Consents and Approvals. Each Party shall have obtained any and all Consents required for consummation of the Merger (other than those referred to in Section 8.1(b)) or for the preventing of any Default under any Contract or Permit of such Party which, if not obtained or made, would be reasonably likely to have, individually or in the aggregate, a CLBH Material Adverse Effect or a FBNC Material Adverse Effect, as applicable. CLBH shall have obtained the Consents listed in Section 8.1(b) of the CLBH Disclosure Memorandum, including Consents from the lessors of each office leased by CLBH, if any. No Consent so obtained which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner which in the reasonable judgment of the board of directors of FBNC would so materially adversely affect the economic or business benefits of the transactions contemplated by this Agreement that, had such condition or requirement been known, FBNC would not, in its reasonable judgment, have entered into this Agreement.

(d)          Registration Statement. The Registration Statement shall have been declared effective by the SEC and no proceedings shall be pending or threatened by the SEC to suspend the effectiveness of the Registration Statement.

(e)          Legal Proceedings. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced, or entered any Law or Order (whether temporary, preliminary or permanent) or taken any other action which prohibits, restricts, or makes illegal consummation of the transactions contemplated by this Agreement.

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(f)          Exchange Listing. FBNC shall have filed with The Nasdaq Stock Market a notification form for the listing of all shares of FBNC Common Stock to be delivered as Merger Consideration, and The Nasdaq Stock Market shall not have objected to the listing of such shares of FBNC Common Stock.

(g)          Tax Opinion. FBNC and CLBH shall have received the opinion of FBNC’s legal counsel, dated as of the Closing, in form and substance customary in transactions of the type contemplated hereby, substantially to the effect that on the basis of the facts, representations, and assumptions set forth in such opinion, which are consistent with the state of facts existing at the Effective Time, (i) the Merger will be treated for federal income Tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and (ii) FBNC and CLBH will each be a party to that reorganization within the meaning of Section 368(b) of the Code. Such opinion may be based on, in addition to the review of such matters of fact and Law as the opinion given considers appropriate, representations contained in certificates of officers of FBNC and CLBH.

8.2          Conditions to Obligations of FBNC.

The obligations of FBNC to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by FBNC pursuant to Section 10.6(a):

(a)          Representations and Warranties. For purposes of this Section 8.2(a), the accuracy of the representations and warranties of CLBH set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided, that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties set forth in Sections 4.1, 4.2(a), 4.2(b)(i), 4.3, and 4.24 shall be true and correct (except for inaccuracies which are de minimis in amount or effect). There shall not exist inaccuracies in the representations and warranties of CLBH set forth in this Agreement (including the representations and warranties set forth in Sections 4.1, 4.2(a), 4.2(b)(i), 4.3, and 4.24) such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a CLBH Material Adverse Effect; provided, that for purposes of this sentence only, those representations and warranties which are qualified by references to “material” or “Material Adverse Effect” or to the “Knowledge” of any Person shall be deemed not to include such qualifications.

(b)          Performance of Agreements and Covenants. Each and all of the agreements and covenants of CLBH to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

(c)          Officers’ Certificate. CLBH shall have delivered to FBNC (i) a certificate, dated as of the Closing Date and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions set forth in Section 8.1 as it relates to CLBH and in Sections 8.2(a), 8.2(b), 8.2(g) and 8.2(h), have been satisfied.

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(d)          Secretary’s Certificate. CLBH shall have delivered a certificate of the secretary of CLBH and the Bank, dated as of the Closing Date, certifying as to (i) the incumbency of officers of CLBH and the Bank executing documents executed and delivered in connection herewith, (ii) a copy of the articles of incorporation of CLBH as in effect from the date of this Agreement until the Closing Date, (iii) a copy of the bylaws of CLBH as in effect from the date of this Agreement until the Closing Date, (iv) a copy of the resolutions duly adopted by CLBH’s board of directors authorizing and approving the applicable matters contemplated hereunder, (v) certificate of the Federal Reserve certifying that CLBH is a registered bank holding company, (vi) a copy of the articles of incorporation of the Bank as in effect from the date of this Agreement until the Closing Date, (vii) a copy of the bylaws of the Bank as in effect from the date of this Agreement until the Closing Date, (viii) a certificate of the North Carolina Commissioner of Banks as to the good standing of Bank, and (ix) a certificate of the Federal Deposit Insurance Corporation certifying that Bank is an insured depository institution.

(e)          Non-Compete Agreements; Stock Option Cash-Out Agreements; Support Agreements; Claims Letter. The Option Cash-Out Agreements in the form attached hereto as Exhibit C shall have been executed by each holder of CLBH Options and delivered to FBNC, and CLBH shall have complied in all material respects with Section 7.9(f). The Non-Compete Agreements in the form attached hereto as Exhibit E shall have been executed by the members of CLBH’s and Bank’s board of directors and delivered to FBNC. Each of the directors of CLBH and Bank and the Senior Officers shall have executed Claims Letters in the form attached hereto as Exhibit F and delivered the same to FBNC.

(f)          Exercise of Options. The directors and officers of CLBH shall not have exercised any CLBH Options held by such persons following the execution of this Agreement.

(g)          No Material Adverse Effect. There shall not have occurred any CLBH Material Adverse Effect from the March 31, 2016 balance sheet to the Effective Time with respect to CLBH.

(h)          Payments. None of the CLBH Entities shall have made any payments or provided any benefits, or is obligated to make any payments or provide any benefits, in connection with any or all of which (i) a deduction could or would be disallowed or limited under Sections 280G, 404 or 162(m) of the Code, or (ii) could or would be subject to withholding or give rise to taxation under Section 4999 of the Code.

(i)          Reserved.

(j)          Bank Merger. The Parties shall stand ready to consummate the Bank Merger immediately after the Merger.

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8.3          Conditions to Obligations of CLBH.

The obligations of CLBH to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by CLBH pursuant to Section 10.6(b):

(a)          Representations and Warranties. For purposes of this Section 8.3(a), the accuracy of the representations and warranties of FBNC set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties set forth in Sections 5.1, 5.2(a) and 5.2(b)(i),and 5.11 shall be true and correct (except for inaccuracies which are de minimis in amount or effect). There shall not exist inaccuracies in the representations and warranties of FBNC set forth in this Agreement (including the representations and warranties set forth in Sections 5.1, 5.2(a) and 5.2(b)(i), 5.4, and 5.11) such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a FBNC Material Adverse Effect; provided, that for purposes of this sentence only, those representations and warranties which are qualified by references to “material” or “Material Adverse Effect” or to the “Knowledge” of any Person shall be deemed not to include such qualifications.

(b)          Performance of Agreements and Covenants. Each and all of the agreements and covenants of FBNC and First Bank to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

(c)          Officers’ Certificate. FBNC shall have delivered to CLBH a certificate, dated as of the Closing Date and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions set forth in Section 8.1 as it relates to FBNC and in Sections 8.3(a), 8.3(b), and 8.3(f) have been satisfied.

(d)          Secretary’s Certificate. FBNC and First Bank shall have delivered a certificate of the secretary of the FBNC and First Bank, dated as of the Closing Date, certifying as to (i) the incumbency of officers of the FBNC and First Bank executing documents executed and delivered in connection herewith, (ii) a copy of the articles of incorporation of the FBNC as in effect from the date of this Agreement until the Closing Date, along with a certificate of the Secretary of State of the State of North Carolina as to the good standing of the FBNC, (iii) a copy of the bylaws of FBNC as in effect from the date of this Agreement until the Closing Date, (iv) a copy of the consent of FBNC’s board of directors authorizing and approving the applicable matters contemplated hereunder, (v) certificate of the Federal Reserve certifying that the FBNC is a registered bank holding company, (vi) a copy of the articles of incorporation of the First Bank as in effect from the date of this Agreement until the Closing Date, (vii) a copy of the bylaws of the First Bank as in effect from the date of this Agreement until the Closing Date, (viii) a certificate of the North Carolina Commissioner of Banks as to the good standing of First Bank, and (ix) a certificate of the Federal Deposit Insurance Corporation certifying that First Bank is an insured depository institution.

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(e)          Payment of Merger Consideration. FBNC shall pay the Merger Consideration as provided by this Agreement.

(f)          No Material Adverse Effect. There shall not have occurred any FBNC Material Adverse Effect from the March 31, 2016 balance sheet, to the Effective Time.

Article 9
TERMINATION

9.1           Termination.

Notwithstanding any other provision of this Agreement, and notwithstanding the approval of this Agreement by the shareholders of CLBH, as applicable, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

(a)          By mutual written agreement of FBNC and CLBH; or

(b)          By FBNC or CLBH (provided, that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event of a breach by the other Party of any representation or warranty contained in this Agreement which cannot be or has not been cured within 30 days after the giving of written notice to the breaching Party of such breach and which breach is reasonably likely, in the opinion of the non-breaching Party, to permit such Party to refuse to consummate the transactions contemplated by this Agreement pursuant to the standard set forth in Section 8.2 or 8.3 as applicable; or

(c)          By FBNC or CLBH in the event (i) any Consent of any Regulatory Authority required for consummation of the Merger and the other transactions contemplated hereby shall have been denied by final nonappealable action of such authority or if any action taken by such authority is not appealed within the time limit for appeal, (ii) any Law or Order permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger shall have become final and nonappealable, or (iii) the Requisite CLBH Shareholder Approval is not obtained at CLBH’s Shareholders’ Meeting where such matters were presented to such shareholders for approval and voted upon; or

(d)          By FBNC or CLBH in the event that the Merger shall not have been consummated by March 31, 2017, if the failure to consummate the transactions contemplated hereby on or before such date is not caused by any breach of this Agreement by the Party electing to terminate pursuant to this Section 9.1; or

(e)          By FBNC (provided, that FBNC is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event that (i) the CLBH board of directors shall have made an Adverse Recommendation Change; (ii) CLBH’s board of directors shall have failed to reaffirm the CLBH Recommendation within ten business days after FBNC requests such at any time following the public announcement of an Acquisition Proposal, or (iii) CLBH shall have failed to comply in all material respects with its obligations under Section 7.1 or 7.3; or

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(f)          By CLBH, prior to the Requisite CLBH Shareholder Approval (and provided that CLBH has complied in all material respects with Section 7.1 (including the provisions of 7.1(b) regarding the requirements for making an Adverse Recommendation Change)) and Section 7.3, in order to enter into a Superior Proposal; or

(g)          By CLBH or FBNC, at any time during the ten-day period commencing two days after the Determination Date, if both of the following conditions are satisfied:

(1) the Average FBNC Stock Price shall be at least 20% less than the Starting Price; and

(2) (i) the quotient of the Average FBNC Stock Price divided by the Starting Price (such quotient being the “FBNC Ratio”) shall be less than (ii) 80% of the quotient of the Average Index Price divided by the Index Price on the Starting Date (which amount shall be the “Index Ratio”); provided, however, that if either Party refuses to consummate the Merger pursuant to this Section 9.1(g), it shall give prompt written notice thereof to the other Party; and provided, further, that such notice of election to terminate may be withdrawn at any time within the aforementioned ten-day period.

Example 1: if the FBNC Ratio = 0.70 and the Index Ratio = 0.85, then the quotient of the FBNC Ratio divided by the Index Ratio would be 0.70÷0.85, or 0.82. Condition (g)(1) would be satisfied, but condition (g)(2) would not be satisfied.

Example 2: if the FBNC Ratio = 0.65 and the Index Ratio = 0.90, then the quotient of the FBNC Ratio divided by the Index Ratio would be 0.65÷0.90, or 0.72. Both conditions (g)(1) and (g)(2) would be satisfied.

If FBNC declares or effects a stock dividend, reclassification, recapitalization, split up, combination, exchange of shares, similar transaction between the date of this Agreement and the Determination Date, the prices for FBNC Common Stock shall be appropriately adjusted for purposes of applying this Section 9.1(g).

9.2          Effect of Termination.

In the event of the termination and abandonment of this Agreement by either FBNC or CLBH pursuant to Section 9.1, this Agreement shall become void and have no effect, except that (i) the provisions of Sections 7.6(b), 9.2, 9.3, 10.2, 10.3, and 10.9 shall survive any such termination and abandonment, and (ii) no such termination shall relieve the breaching Party from Liability resulting from any breach by that Party of this Agreement.

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9.3          Termination Fee.

(a)          If FBNC terminates this Agreement pursuant to Section 9.1(e) of this Agreement or CLBH terminates this Agreement pursuant to Section 9.1(f) of this Agreement, then CLBH shall, on the date of termination, pay to FBNC the sum of $3,500,000 (the “Termination Fee”). The Termination Fee shall be paid to FBNC in same day funds. CLBH hereby waives any right to set-off or counterclaim against such amount.

(b)          In the event that (i) an Acquisition Proposal with respect to CLBH shall have been communicated to or otherwise made known to the shareholders, senior management or board of directors of CLBH, or any Person shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal with respect to CLBH after the date of this Agreement, (ii) thereafter this Agreement is terminated (A) by CLBH or FBNC pursuant to Section 9.1(d) (only if the Requisite CLBH Shareholder Approval has not theretofore been obtained), (B) by FBNC pursuant to Section 9.1(b), or (C) by CLBH or FBNC pursuant to Section 9.1(c)(iii), and (iii) prior to the date that is 12 months after the date of such termination, CLBH consummates an Acquisition Transaction or enters into an Acquisition Agreement, then CLBH shall on the earlier of the date an Acquisition Transaction is consummated or any such Acquisition Agreement is entered into, as applicable, pay FBNC a fee equal to the Termination Fee in same day funds. For the avoidance of doubt, FBNC shall be entitled to no more than one Termination Fee. CLBH hereby waives any right to set-off or counterclaim against such amount.

(c)          The Parties acknowledge that the agreements contained in this Article 9 are an integral part of the transactions contemplated by this Agreement, and that without these agreements, they would not enter into this Agreement; accordingly, if CLBH fails to pay promptly any fee payable by it pursuant to this Section 9.3, then CLBH shall pay to FBNC its reasonable costs and expenses (including reasonable attorneys’ fees) in connection with collecting such Termination Fee, together with interest on the amount of the fee at the prime annual rate of interest (as published in The Wall Street Journal) plus 2% as the same is in effect from time to time from the date such payment was due under this Agreement until the date of payment.

9.4          Non-Survival of Representations and Covenants.

Except for Except for Article 3 (Manner of Converting Shares), Sections 7.9 (Employee Benefits and Contracts), 7.10 (Section 16 Matters), 7.11 (Indemnification), 7.12 (Tax Covenants of FBNC), this Article 9 (Termination) and Article 10 (Miscellaneous), the respective representations, warranties, obligations, covenants, and agreements of the Parties shall not survive the Effective Time.

Article 10
MISCELLANEOUS

10.1        Definitions.

(a)           Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

“401(k) Plan” shall have the meaning as set forth in Section 7.9(k) of the Agreement.

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“Acquisition Agreement” shall have the meaning as set forth in Section 7.3(a) of the Agreement.

“Acquisition Proposal” means any proposal (whether communicated to CLBH or publicly announced to CLBH’s shareholders) by any Person (other than FBNC or any of its Affiliates) for an Acquisition Transaction involving CLBH or any of its present or future consolidated Subsidiaries, or any combination of such Subsidiaries, the assets of which constitute 5% or more of the consolidated assets of CLBH as reflected on CLBH’s consolidated statement of condition prepared in accordance with GAAP.

“Acquisition Transaction” means any transaction or series of related transactions (other than the transactions contemplated by this Agreement) involving: (i) any acquisition or purchase from CLBH by any Person or Group (other than FBNC or any of its Affiliates) of 25% or more in interest of the total outstanding voting securities of CLBH or any of its Subsidiaries, or any tender offer or exchange offer that if consummated would result in any Person or Group (other than FBNC or any of its Affiliates) beneficially owning 25% or more in interest of the total outstanding voting securities of CLBH or any of its Subsidiaries, or any merger, consolidation, business combination or similar transaction involving CLBH pursuant to which the shareholders of CLBH immediately preceding such transaction hold less than 75% of the equity interests in the surviving or resulting entity (which includes the parent corporation of any constituent corporation to any such transaction) of such transaction; (ii) any sale or lease (other than in the ordinary course of business), or exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of 25% or more of the Assets of CLBH; or (iii) any liquidation or dissolution of CLBH.

“Adverse Recommendation Change” shall have the meaning as set forth in Section 7.1(b) of the Agreement.

“Affiliate” of a Person means: (i) any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person; (ii) any officer, director, partner, employer, or direct or indirect beneficial owner of any 10% or greater equity or voting interest of such Person; or (iii) any other Person for which a Person described in clause (ii) acts in any such capacity.

“Aggregate Cash Limit” shall have the meaning as set forth in Section 3.2(d) of the Agreement.

“Aggregate Stock Limit” shall have the meaning as set forth in Section 3.2(d) of the Agreement.

“Agreement” shall have the meaning as set forth in the Preamble of the Agreement.

“Articles of Merger” shall have the meaning as set forth in Section 1.3 of the Agreement.

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“Assets” of a Person means all of the assets, properties, businesses and Rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person’s business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

“Average FBNC Stock Price” shall mean the average of the closing sale prices of FBNC Common Stock as reported on The Nasdaq Global Select Market during the 20 consecutive full trading days ending at the closing of trading on the Determination Date; provided, however, that in the event FBNC Common Stock does not trade on any one or more of the trading days during the 20 consecutive full trading days ending at the closing of trading on the Determination Date, any such date shall be disregarded in computing the average closing sales price and the average shall be based upon the closing sales prices and number of days on which FBNC Common Stock actually traded during the 20 consecutive full trading days ending at the closing of trading on the Determination Date.

“Average Index Price” shall mean the average of the daily current market price of the Index for the 20 consecutive full trading days ending at the closing of trading on the Determination Date.

“Bank” shall have the meaning as set forth in Section 1.5.

“Bank Agreement of Merger” shall have the meaning as set forth in Section 1.5(a) of the Agreement, and the form attached hereto as Exhibit B.

“Bank Merger” shall have the meaning as set forth in Section 1.5 of the Agreement.

“BHCA” shall have the meaning as set forth in Section 4.1 of the Agreement.

“Cash Consideration” shall have the meaning as set forth in Section 3.1(a) of the Agreement.

“Cash Election” shall have the meaning as set forth in Section 3.2(b) of the Agreement.

“Cash Election Number” shall have the meaning as set forth in Section 3.2(b) of the Agreement.

“Cash Election Shares” shall have the meaning as set forth in Section 3.2(b) of the Agreement.

“CERCLA” shall have the meaning as set forth under the definition of “Environmental Laws” in this Section 10.1(a) of the Agreement.

“Certificates” shall have the meaning as set forth in Section 3.1(b) of the Agreement.

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“Change in Control Benefit” shall have the meaning as set forth in Section 4.15(k) of the Agreement.

“Claims Letter” shall have the meaning as set forth in Section 7.9(i) of the Agreement.

“CLBH” shall have the meaning as set forth in the Preamble of the Agreement.

“CLBH Benefit Plan(s)” shall have the meaning as set forth in Section 4.15(a) of the Agreement.

“CLBH Common Stock” means the common stock, $1.00 par value per share, of CLBH.

“CLBH Contracts” shall have the meaning as set forth in Section 4.16(a) of the Agreement.

“CLBH D&O Policy” shall have the meaning as set forth in Section 7.11(b) of the Agreement.

“CLBH Disclosure Memorandum” means the written information entitled “Carolina Bank Holdings, Inc. Disclosure Memorandum” delivered with this Agreement to FBNC and attached hereto.

“CLBH Entities” means, collectively, CLBH and all CLBH Subsidiaries.

“CLBH ERISA Plan” shall have the meaning as set forth in Section 4.15(a) of the Agreement.

“CLBH Exchange Act Reports” shall have the meaning as set forth in Section 4.5(a) of the Agreement.

“CLBH Financial Advisor” means Sandler O’Neill + Partners.

“CLBH Financial Statements” means (i) the consolidated balance sheets of CLBH for each of the two fiscal years ended December 31, 2015 and 2014, and the related statements of income, changes in shareholders’ equity, and cash flows (including related notes and schedules, if any) for each of the three fiscal years ended December 31, 2015, 2014, and 2013 as filed by CLBH in Exchange Act Documents, and (ii) the consolidated balance sheets of CLBH (including related notes and schedules, if any) and related statements of income, changes in shareholders’ equity, and cash flows (including related notes and schedules, if any) included in Exchange Act Documents, filed with respect to periods ended subsequent to December 31, 2015.

“CLBH Leased Real Property” shall have the meaning as set forth in Section 4.10(f) of the Agreement.

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“CLBH Options” shall have the meaning as set forth in Section 3.5(a) of the Agreement.

“CLBH Pension Plan” shall have the meaning as set forth in Section 4.15(a) of the Agreement.

“CLBH Realty” shall have the meaning as set forth in Section 4.10(e) of the Agreement.

“CLBH Recommendation” shall have the meaning as set forth in the Recitals of the Agreement.

“CLBH Regulatory Agreement” shall have the meaning as set forth in Section 4.22 of the Agreement.

“CLBH Subsidiaries” means the Subsidiaries of CLBH.

“CLBH’s Shareholders’ Meeting” means the meeting of CLBH’s shareholders to be held pursuant to Section 7.1(a), including any adjournment or adjournments thereof.

“Closing” shall have the meaning as set forth in Section 1.2 of the Agreement.

“Closing Date” means the date on which the Closing occurs.

“Code” means the Internal Revenue Code of 1986, as amended.

“Consent” means any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any Contract, Law, Order, or Permit.

“Continuing Employee” shall have the meaning as set forth in Section 7.9(a) of the Agreement.

“Contract” means any written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, license, obligation, plan, practice, restriction, understanding, or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, Assets or business.

“Converted Options” shall have the meaning as set forth in Section 3.5(a) of the Agreement.

“Data Incident” means any actual or reasonably suspected unauthorized access to or acquisition, disclosure, use, or loss of IIPI disclosed to any FBNC Entity in connection with this Agreement (including hard copies) or breach or compromise of FBNC’s Security Program that presents a viable threat to any such IIPI or any CLBH Entity’s systems.

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“Default” means (i) any breach or violation of, default under, contravention of, or conflict with, any Contract, Law, Order, or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of, default under, contravention of, or conflict with, any Contract, Law, Order, or Permit, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right of any Person to exercise any remedy or obtain any relief under, terminate or revoke, suspend, cancel, or modify or change the current terms of, or renegotiate, or to accelerate the maturity or performance of, or to increase or impose any Liability under, any Contract, Law, Order, or Permit.

“Determination Date” shall mean the last of the following dates to occur: (i) the effective date (including expiration of any applicable waiting period) of the last required Consent of any Regulatory Authority having authority over and approving or exempting the Merger, and (ii) the date on which the shareholders of CLBH approve this Agreement.

“Disqualified Person” shall have the meaning as set forth in Section 4.15(f) of the Agreement.

“DOL” shall have the meaning as set forth in Section 4.15(b) of the Agreement.

“Effective Time” shall have the meaning as set forth in Section 1.3 of the Agreement.

“Election Deadline” shall have the meaning as set forth in Section 3.2(c) of the Agreement.

“Election Form” shall have the meaning as set forth in Section 3.2(a) of the Agreement.

“Employee Benefit Plan” means each pension, retirement, profit-sharing, deferred compensation, stock option, equity incentive, synthetic equity incentive, employee stock ownership, share purchase, severance pay, vacation, bonus, retention, change in control or other incentive plan, bank owned life insurance, split-dollar or similar arrangements, medical, vision, dental or other health plan, any life insurance plan, flexible spending account, cafeteria plan, vacation, holiday, disability or any other employee benefit plan or fringe benefit plan, including any “employee benefit plan,” as that term is defined in Section 3(3) of ERISA and any other plan, fund, policy, program, practice, custom understanding or arrangement providing compensation or other benefits, whether or not such Employee Benefit Plan is or is intended to be (i) covered or qualified under the Code, ERISA or any other applicable Law, (ii) written or oral, (iii) funded or unfunded, (iv) actual or contingent or (v) arrived at through collective bargaining or otherwise.

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“Environmental Laws” shall mean all Laws relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata) and which are administered, interpreted or enforced by the United States Environmental Protection Agency and state and local Governmental Authorities with jurisdiction over the relevant entity or property, and including common law in respect of, pollution or protection of the environment, including: (i) the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. §§9601 et seq. (“CERCLA”); (ii) the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act, 42 U.S.C. §§6901 et seq. (“RCRA”); (iii) the Emergency Planning and Community Right to Know Act (42 U.S.C. §§11001 et seq.); (iv) the Clean Air Act (42 U.S.C. §§7401 et seq.); (v) the Clean Water Act (33 U.S.C. §§1251 et seq.); (vi) the Toxic Substances Control Act (15 U.S.C. §§2601 et seq.); (vii) any state, county, municipal or local statutes, laws or ordinances similar or analogous to the federal statutes listed in parts (i) - (vi) of this subparagraph; (viii) any amendments to the statutes, laws or ordinances listed in parts (i) - (vi) of this subparagraph, (ix) any rules, regulations, guidelines, directives, orders or the like adopted pursuant to or implementing the statutes, laws, ordinances and amendments listed in parts (i) - (vii) of this subparagraph; and (x) any other Law, statute, ordinance, amendment, rule, regulation, guideline, directive, Order or the like now in effect relating to environmental, health or safety matters and other Laws relating to emissions, discharges, releases, or threatened releases of any Hazardous Material, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of any Hazardous Material.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business, whether or not incorporated, which together with a CLBH Entity would be treated as a single employer under Code Section 414 or would be deemed a single employer within the meaning of Code Section 414.

“Exchange Act” means the Securities Exchange Act of 1934, and the rules and regulations promulgated thereunder.

“Exchange Act Documents” means all forms, proxy statements, registration statements, reports, schedules, and other documents, including all certifications and statements required by the Exchange Act or Section 906 of the Sarbanes-Oxley Act with respect to any report that is an Exchange Act Document, filed, or required to be filed, by a Party or any of its Subsidiaries with any Regulatory Authority pursuant to the Securities Laws.

“Exchange Agent” shall have the meaning as set forth in Section 3.2(a) of the Agreement.

“Exchange Fund” shall have the meaning as set forth in Section 3.3(a) of the Agreement.

“Exchange Ratio” shall have the meaning as set forth in Section 3.1(a) of the Agreement.

“Exhibits” means the Exhibits so marked, copies of which are attached to this Agreement. Such Exhibits are hereby incorporated by reference herein and made a part hereof, and may be referred to in this Agreement and any other related instrument or document without being attached hereto or thereto.

“Extinguished Shares” shall have the meaning as set forth in Section 3.1(d) of the Agreement.

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“FBNC” shall have the meaning as set forth in the Preamble of the Agreement.

“FBNC Common Stock” means the common stock, no par value per share, of FBNC.

“FBNC Disclosure Memorandum” means the written information entitled “First Bancorp Disclosure Memorandum” delivered with this Agreement to CLBH and attached hereto.

“FBNC Entities” means, collectively, FBNC and all FBNC Subsidiaries.

“FBNC Exchange Act Reports” shall have the meaning as set forth in the Section 5.4(a) of the Agreement.

“FBNC Financial Advisor” shall mean Keefe, Bruyette & Woods. Inc.

“FBNC Financial Statements” means (i) the consolidated balance sheets of FBNC as of March 31, 2016, and the related statements of income, changes in shareholders’ equity, and cash flows (including related notes and schedules, if any) for the period ended March 31, 2016 and for each of the three fiscal years ended December 31, 2015, 2014 and 2013, as filed by FBNC in Exchange Act Documents, and (ii) the consolidated balance sheets of FBNC (including related notes and schedules, if any) and related statements of income, changes in shareholders’ equity, and cash flows (including related notes and schedules, if any) included in Exchange Act Documents, filed with respect to periods ended subsequent to March 31, 2016.

“FBNC Material Adverse Effect” means an event, change or occurrence which, individually or together with any other event, change or occurrence, has a material adverse effect on (i) the financial position, property, business, assets or results of operations of FBNC and its Subsidiaries, taken as a whole, or (ii) the ability of FBNC to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement, provided, that “FBNC Material Adverse Effect” shall not be deemed to include the effects of (A) changes in banking and other Laws of general applicability or interpretations thereof by Governmental Authorities, (B) changes in GAAP or regulatory accounting principles generally applicable to banks and their holding companies, (C) actions and omissions of FBNC (or any of its Subsidiaries) taken with the prior written Consent of CLBH in contemplation of the transactions contemplated hereby, or (D) the direct effects of compliance with this Agreement on the operating performance of FBNC. Notwithstanding the foregoing, “FBNC Material Adverse Effect” shall not be deemed to alter the termination right set forth in Section 9.1(g).

“FBNC Options” shall have the meaning as set forth in Section 3.1(c) of the Agreement.

“FBNC Regulatory Agreement” shall have the meanings as set forth in Section 5.13 of the Agreement.

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“FBNC’s Security Program” shall have the meaning as set forth in Section 7.6(e) of the Agreement.

“FDIC” shall mean the Federal Deposit Insurance Corporation.

“Federal Reserve” shall mean the Board of Governors of the Federal Reserve System and the Federal Reserve Bank of Richmond, as applicable.

“Final FBNC Stock Price” shall mean the volume weighted average price (rounded up to the nearest cent) of FBNC Common Stock on The Nasdaq Global Select Market (as reported by Bloomberg L.P. or, if not reported therein, in another authoritative source mutually selected by FBNC and CLBH) during the Measurement Period.

“First Bank” shall have the meaning as set forth in Section 1.5 of the Agreement.

“GAAP” shall mean generally accepted accounting principles in the United States, consistently applied during the periods involved.

“Governmental Authority” shall mean any federal, state, local, foreign, or other court, board, body, commission, agency, authority or instrumentality, arbitral authority, self-regulatory authority, mediator, tribunal, including Regulatory Authorities and Taxing Authorities.

“Gross-Up Payment” shall have the meaning set forth in Section 4.15(k) of the Agreement.

“Group” shall have the meaning as set forth in Section 13(d) of the Exchange Act.

“Hazardous Material” shall mean any chemical, substance, waste, material, pollutant, or contaminant defined as or deemed hazardous or toxic or otherwise regulated under any Environmental Law, including RCRA hazardous wastes, CERCLA hazardous substances, and HSRA regulated substances, pesticides and other agricultural chemicals, oil and petroleum products or byproducts and any constituents thereof, urea formaldehyde insulation, lead in paint or drinking water, asbestos, and polychlorinated biphenyls (PCBs): (i) any hazardous substance, hazardous material, hazardous waste, regulated substance, or toxic substance (as those terms are defined by any applicable Environmental Laws) and (ii) any chemicals, pollutants, contaminants, petroleum, petroleum products, or oil (and specifically shall include asbestos requiring abatement, removal, or encapsulation pursuant to the requirements of Environmental Law), provided, notwithstanding the foregoing or any other provision in this Agreement to the contrary, the words “Hazardous Material” shall not mean or include any such Hazardous Material used, generated, manufactured, stored, disposed of or otherwise handled in normal quantities in the ordinary course of business in material compliance with all applicable Environmental Laws, or such that may be naturally occurring in any ambient air, surface water, ground water, land surface or subsurface strata.

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“Holder Representative” shall have the meaning as set forth in Section 3.2(b) of the Agreement.

“Indemnified Party” shall have the meaning as set forth in Section 7.11(a) of the Agreement.

“Index” shall mean The Nasdaq Bank Index.

“Index Price” on a given date shall mean the current market price of the Index for that day.

“Individually Identifiable Personal Information” or “IIPI” shall have the meaning as set forth in Section 4.13(b)(vii) of the Agreement.

“Intellectual Property” means copyrights, patents, trademarks, service marks, service names, trade names, domain names, together with all goodwill associated therewith, registrations and applications therefor, technology rights and licenses, computer software (including any source or object codes therefor or documentation relating thereto), trade secrets, franchises, know-how, inventions, and other intellectual property rights.

“IRS” shall have the meaning as set forth in Section 4.15(b) of the Agreement.

“Knowledge” as used with respect to a Person (including references to such Person being aware of a particular matter) means those facts that are known or should reasonably have been known after reasonable inquiry of the records and employees of such Person by the chairman, president, chief financial officer, or any senior or executive vice president of such Person without any further investigation.

“Law” means any code, law (including common law), ordinance, regulation, reporting or licensing requirement, rule, statute, regulation or Order applicable to a Person or its Assets, Liabilities or business, including those promulgated, interpreted or enforced by any Regulatory Authority.

“Liability” means any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including reasonable attorneys fees, costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

“Lien” means any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever of, on, or with respect to any property or any property interest, other than (i) Liens for current property Taxes not yet due and payable, and (ii) for any depository institution, pledges to secure public deposits and other Liens incurred in the ordinary course of the banking business.

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“Litigation” means any action, arbitration, cause of action, lawsuit, claim, complaint, criminal prosecution, governmental or other examination or investigation, audit (other than regular audits of financial statements by outside auditors), compliance review, inspection, hearing, administrative or other proceeding relating to or affecting a Party, its business, its Assets or Liabilities (including Contracts related to Assets or Liabilities), or the transactions contemplated by this Agreement, but shall not include regular, periodic examinations of depository institutions and their Affiliates by Regulatory Authorities.

“Material” or “material” for purposes of this Agreement shall be determined in light of the facts and circumstances of the matter in question; provided, that any specific monetary amount stated in this Agreement shall determine materiality in that instance.

“Measurement Period” shall mean the 20 consecutive Trading Days ending on the fifth business day immediately prior to the date on which the Effective Time is to occur.

“Merger” shall have the meaning as set forth in the Recitals of the Agreement.

“Merger Consideration” shall have the meaning as set forth in Section 3.1(a) of the Agreement.

“Mixed Consideration” shall have the meaning as set forth in Section 3.1(a) of the Agreement.

“Mixed Election” shall have the meaning as set forth in Section 3.2(b) of the Agreement.

“NCBCA” shall have the meaning as set forth in Section 1.1 of this Agreement.

“Non-Compete Agreement” shall have the meaning as set forth in Section 7.9(g) of the Agreement.

“Non-Election” shall have the meaning as set forth in Section 3.2(b) of the Agreement.

“Non-Election Shares” shall have the meaning as set forth in Section 3.2(b) of the Agreement.

“Notice of Recommendation Change” shall have the meaning as set forth in Section 7.1(b) of the Agreement.

“Off-Balance Sheet Arrangements” shall have the meaning as set forth in Section 4.6 of the Agreement.

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“Operating Properties” means all real property (including, without limitation, all buildings, fixtures or other improvements located thereon) now, hereafter or heretofore owned, leased, operated or used by any CLBH or any of the CLBH Subsidiaries.

“Order” means any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, directive, ruling, or writ of any Governmental Authority.

“Participation Facilities” means any facility in which CLBH or any of the CLBH Subsidiaries participates in the management and, where required by the context, said term means the owner or operator of such property.

“Party” means CLBH or FBNC, and “Parties” means both of such Persons.

“Party in Interest” shall have the meaning as set forth in Section 4.15(f) of the Agreement.

“PBGC” shall have the meaning as set forth in Section 4.15(b) of the Agreement.

“Permit” means any federal, state, local, and foreign Governmental Authority approval, authorization, certificate, easement, filing, franchise, license, notice, permit, or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets, or business, the absence of which or a Default under would constitute a FBNC or CLBH Material Adverse Effect, as the case may be.

“Per Share Purchase Price” shall have the meaning as set forth in Section 3.1(a) of the Agreement.

“Person” means a natural person or any legal, commercial or Governmental Authority, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, limited liability partnership, trust, business association, group acting in concert, or any person acting in a representative capacity.

“Prohibited Transaction” shall have the meaning as set forth in Section 4.15(f) of the Agreement.

“Proxy Statement/Prospectus” shall have the meaning as set forth in Section 4.2(c) of the Agreement.

“Qualified Group” shall have the meaning set forth in Section 5.7 of the Agreement.

“RCRA” shall have the meaning as set forth under the definition of “Environmental Laws” in this Section 10.1(a) of the Agreement.

“Registration Statement” shall have the meaning as set forth in Section 4.2(c) of the Agreement.

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“Regulatory Authority” means each of the SEC, The Nasdaq Stock Market, the Financial Industry Regulatory Authority, the North Carolina Commissioner of Banks, the FDIC, the Department of Justice, the Federal Reserve, and all other federal, state, county, local, other Governmental Authorities, and self-regulatory authorities having jurisdiction over a Party or its Subsidiaries.

“Reportable Event” shall have the meaning as set forth in Section 4.15(h) of the Agreement.

“Representative” means any investment banker, financial advisor, attorney, accountant, consultant, or other representative or agent of a Person.

“Requisite CLBH Shareholder Approval” shall have the meaning as set forth in Section 4.2(a) of the Agreement.

“Rights” shall mean all arrangements, calls, commitments, Contracts, options, rights to subscribe to, scrip, warrants, or other binding obligations of any character whatsoever by which a Person is or may be bound to issue additional shares of its capital stock or other securities, securities or rights convertible into or exchangeable for, shares of the capital stock or other securities of a Person or by which a Person is or may be bound to issue additional shares of its capital stock or other Rights.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, and the rules and regulations promulgated thereunder.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended and the rules and regulations promulgated thereunder.

“Securities Laws” means the Securities Act, the Exchange Act, as amended, the Investment Company Act of 1940, as amended, the Investment Advisors Act of 1940, as amended, the Trust Indenture Act of 1939, as amended, and the rules and regulations of any Regulatory Authority promulgated thereunder.

“Senior Officers” shall have the meaning as set forth in Section 7.9(d) of the Agreement.

“Starting Date” shall mean June 21, 2016.

“Starting Price” shall mean $18.98 per share.

“Stock Consideration” shall have the meaning as set forth in Section 3.1(a) of the Agreement.

“Stock Election” shall have the meaning as set forth in Section 3.2(b) of the Agreement.

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“Stock Election Number” shall have the meaning as set forth in Section 3.2(b) of the Agreement.

“Stock Election Shares” shall have the meaning as set forth in Section 3.2(b) of the Agreement.

“Subsidiaries” means all those corporations, banks, associations, or other entities of which the entity in question either (i) owns or controls 50% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 50% or more of the outstanding equity securities is owned directly or indirectly by its parent (provided, there shall not be included any such entity the equity securities of which are owned or controlled in a fiduciary capacity), (ii) in the case of partnerships, serves as a general partner, (iii) in the case of a limited liability company, serves as a managing member, or (iv) otherwise has the ability to elect a majority of the directors, trustees or managing members thereof.

“Superior Proposal” means any bona fide written Acquisition Proposal made by a third party that if consummated would result in such Person (or its shareholders) owning, directly or indirectly, more than 50% of the shares of CLBH Common Stock then outstanding (or of the shares of the surviving entity in a merger or the direct or indirect parent of the surviving entity in a merger) or all or substantially all of the assets of CLBH which CLBH’s board of directors (after consultation with the CLBH Financial Advisor and CLBH’s outside counsel) determines (taking into account all financial, legal, regulatory, and other aspects of such proposal and the third party making the proposal) in good faith to be (i) more favorable to CLBH’s shareholders from a financial point of view than the Merger (taking into account all the terms and conditions of such proposal and this Agreement (including any changes to the financial terms of this Agreement proposed by FBNC in response to such offer or otherwise)), and (ii) reasonably capable of being completed.

“Support Agreements” shall have the meaning as set forth in the Recitals.

“Surviving Corporation” means FBNC as the surviving corporation resulting from the Merger.

“Takeover Laws” shall have the meaning as set forth in Section 4.23 of the Agreement.

“Tax” or “Taxes” means taxes, charges, fees, levies, imposts, duties, or assessments, including income, gross receipts, excise, employment, sales, use, transfer, recording license, payroll, franchise, severance, documentary, stamp, occupation, windfall profits, environmental, federal highway use, commercial rent, customs duties, capital stock, paid-up capital, profits, withholding, Social Security, single business and unemployment, disability, real property, personal property, registration, ad valorem, value added, alternative or add-on minimum, estimated, or other taxes, fees, assessments or charges of any kind in the nature of a tax whatsoever, that are imposed or required to be withheld by any Governmental Authority (domestic or foreign), including any interest, penalties, and additions imposed thereon or with respect thereto.

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“Tax Return” means any report, return, information return, or other information supplied or required to be supplied to a Governmental Authority in connection with Taxes, including any return of an affiliated or combined or unitary group that includes a Party or its Subsidiaries, including any attachment or schedule thereto or amendment thereof.

“Taxing Authority” means the IRS and any other Governmental Authority responsible for the administration of any Tax.

“Termination Date” shall have the meaning as set forth in Section 7.9(k) of the Agreement.

“Termination Fee” shall have the meaning as set forth in Section 9.3(a) of the Agreement.

“Trading Day” means any day on which shares of FBNC Common Stock are traded, as reported on The Nasdaq Global Select Market.

“Treasury Regulation” means a provision of the final regulations promulgated under the Code by the United States Department of the Treasury.

“WARN Act” shall have the meaning as set forth in Section 4.14(d) of the Agreement.

(b)          Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed followed by the words “without limitation”, and such terms shall not be limited by enumeration or example. Any reference contained in this Agreement to specific statutory or regulatory provisions or to any specific governmental authority or agency shall include any successor statute or regulation, or successor governmental authority or agency, as the case may be.

10.2         Expenses.

Each of the Parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including filing, registration and application fees, printing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel, and which in the case of CLBH, shall be paid at Closing and prior to the Effective Time.

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10.3         Brokers and Finders.

Except for CLBH Financial Advisor as to CLBH, each of the Parties represents and warrants that neither it nor any of its officers, directors, employees, or Affiliates has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers’ fees, brokerage fees, commissions, or finders’ fees in connection with this Agreement or the transactions contemplated hereby. In the event of a claim by any broker or finder based upon such broker’s representing or being retained by or allegedly representing or being retained by CLBH or FBNC, each of CLBH or FBNC, as the case may be, agrees to indemnify and hold the other Party harmless from any Liability in respect of any such claim. CLBH has provided a copy of CLBH Financial Advisor’s engagement letter and expected fee for its services as Section 10.3 of the CLBH Disclosure Memorandum and shall pay all amounts due thereunder at Closing and prior to the Effective Time.

10.4         Entire Agreement.

Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein) constitutes the entire agreement between the Parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral. Nothing in this Agreement expressed or implied, is intended to confer upon any Person, other than the Parties or their respective successors, any Rights, remedies, obligations, or liabilities under or by reason of this Agreement other than as provided in Sections 7.9 and 7.11.

10.5         Amendments.

To the extent permitted by Law, and subject to Section 1.5, this Agreement may be amended by a subsequent writing signed by each of the Parties upon the approval of each of the Parties, whether before or after shareholder approval of this Agreement has been obtained; provided, that after any such approval by the holders of CLBH Common Stock, there shall be made no amendment that reduces or modifies in any respect the consideration to be received by holders of CLBH Common Stock.

10.6         Waivers.

(a)          Prior to or at the Effective Time, FBNC, acting through its board of directors, chief executive officer, or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by CLBH, to waive or extend the time for the compliance or fulfillment by CLBH of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of FBNC under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of FBNC.

(b)          Prior to or at the Effective Time, CLBH, acting through its board of directors, chief executive officer, or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by FBNC, to waive or extend the time for the compliance or fulfillment by FBNC of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of CLBH under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of CLBH.

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(c)          The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect the right of such Party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement.

10.7         Assignment.

Except as expressly contemplated hereby, neither this Agreement nor any of the Rights, interests or obligations hereunder shall be assigned by any Party hereto (whether by operation of Law, including by merger or consolidation, or otherwise) without the prior written Consent of the other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

10.8         Notices.

All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission, properly addressed electronic mail delivery (with confirmation of delivery receipt), by registered or certified mail (postage pre-paid), or by courier or overnight carrier, to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered or refused:

FBNC:	First Bancorp
300 SW Broad Street
Southern Pines, North Carolina 28387
Attention: Richard H. Moore, Chief Executive Officer
Email: rmoore@localfirstbank.com

With copies to:	Nelson Mullins Riley & Scarborough LLP
Poinsett Plaza, Suite 900
104 South Main Street
Greenville, South Carolina 29601
Attention: Neil E. Grayson, Esq.
Email: neil.grayson@nelsonmullins.com

CLBH:	Carolina Bank Holdings, Inc.
101 North Spring Street
Greensboro, North Carolina 27401
Attention: Robert T. Braswell, Chief Executive Officer
Email: b.braswell@carolinabank.com

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With copies to:	Wyrick Robbins Yates & Ponton LLP
4101 Lake Boone Trail, Suite 300
Raleigh, NC 27607-7506
Attention: Todd H. Eveson, Esq.
Email: teveson@wyrick.com

10.9         Governing Law.

Regardless of any conflict of law or choice of law principles that might otherwise apply, the Parties agree that this Agreement shall be governed by and construed in all respects in accordance with the laws of the State of North Carolina.

10.10         Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

10.11         Captions; Articles and Sections.

The captions contained in this Agreement are for reference purposes only and are not part of this Agreement. Unless otherwise indicated, all references to particular Articles or Sections shall mean and refer to the referenced Articles and Sections of this Agreement.

10.12         Interpretations.

Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any Party, whether under any rule of construction or otherwise. No Party to this Agreement shall be considered the draftsman. The Parties acknowledge and agree that this Agreement has been reviewed, negotiated, and accepted by all Parties and their attorneys and shall be construed and interpreted according to the ordinary meaning of the words used so as fairly to accomplish the purposes and intentions of all Parties hereto.

10.13         Enforcement of Agreement.

The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

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10.14         Severability.

Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

[signatures appear on next page]

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IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

FIRST BANCORP

By:	/s/ Michael G. Mayer
Michael G. Mayer
President

CAROLINA BANK HOLDINGS, INC.

By:	/s/ Robert T. Braswell
Robert T. Braswell
President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger and Reorganization]

 EXHIBIT A

FORM OF SUPPORT AGREEMENT

June __, 2016

First Bancorp

300 SW Broad Street

Southern Pines, NC 28387

Ladies and Gentlemen:

The undersigned is a director of Carolina Bank Holdings, Inc. (“CLBH”) and the beneficial holder of shares of common stock of CLBH (the “Carolina Bank Holdings, Inc. Common Stock”).

First Bancorp (“FBNC”) and CLBH are considering the execution of an Agreement and Plan of Merger (the “Agreement”) contemplating the acquisition of CLBH through the merger of CLBH with and into FBNC (the “Merger”). The execution of the Agreement by FBNC is subject to the execution and delivery of this letter agreement.

In consideration of the substantial expenses that FBNC will incur in connection with the transactions contemplated by the Agreement and to induce FBNC to execute the Agreement and to proceed to incur such expenses, the undersigned agrees and undertakes, in his or her capacity as a shareholder of CLBH, and not in his or her capacity as a director or officer of CLBH, as follows:

1.          While this letter agreement is in effect the undersigned shall not, directly or indirectly, except with the prior approval of FBNC, which approval shall not be unreasonably withheld, (a) sell or otherwise dispose of or encumber (other than in connection with an ordinary bank loan) prior to the record date of CLBH’s Shareholders’ Meeting (as defined in the Agreement) any or all of his or her shares of Carolina Bank Holdings, Inc. Common Stock, or (b) deposit any shares of Carolina Bank Holdings, Inc. Common Stock into a voting trust or enter into a voting agreement or arrangement with respect to any shares of Carolina Bank Holdings, Inc. Common Stock or grant any proxy with respect thereto, other than for the purpose of voting to approve the Agreement and the Merger and matters related thereto.

2.          While this letter agreement is in effect the undersigned shall vote all of the shares of Carolina Bank Holdings, Inc. Common Stock for which the undersigned has sole voting authority, and shall use his or her reasonable efforts to cause to be voted all of the shares of Carolina Bank Holdings, Inc. Common Stock for which the undersigned has shared voting authority, in either case whether such shares are beneficially owned by the undersigned on the date of this letter agreement or are subsequently acquired: (a) for the approval of the Agreement and the Merger at the CLBH’s Shareholders’ Meeting; and (b) against any Acquisition Proposal (as defined in the Agreement) (other than the Merger).

3.          The undersigned acknowledges and agrees that any remedy at law for breach of the foregoing provisions shall be inadequate and that, in addition to any other relief which may be available, FBNC shall be entitled to temporary and permanent injunctive relief without having to prove actual damages.

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4.          The foregoing restrictions shall not apply to shares with respect to which the undersigned may have voting power as a fiduciary for others. In addition, this letter agreement shall only apply to actions taken by the undersigned in his or her capacity as a shareholder of CLBH and, if applicable, shall not in any way limit or affect actions the undersigned may take in his or her capacity as a director or officer of CLBH.

5.          This letter agreement, and all rights and obligations of the parties hereunder, shall terminate upon the first to occur of (a) the Effective Time of the Bank Merger of the Merger, (b) an Adverse Recommendation Change (as defined in the Merger Agreement), or (c) the date upon which the Merger Agreement is terminated in accordance with its terms, in which event the provisions of this Agreement shall terminate.

6.          As of the date hereof, the undersigned has voting power (sole or shared) with respect to the number of shares of Carolina Bank Holdings, Inc. Common Stock set forth below.

[Signature Page to Follow]

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IN WITNESS WHEREOF, the undersigned has executed this agreement as of the date first above written.

Very truly yours,

Print Name

Number of shares beneficially owned with sole voting authority: _______________

Number of shares beneficially owned with shared voting authority: _______________

Accepted and agreed to as of
the date first above written:

First Bancorp

By: Michael G. Mayer
Its: President

[Signature Page to Support Agreement]

EXHIBIT B

FORM OF BANK MERGER AGREEMENT

AGREEMENT AND PLAN OF MERGER

(the Bank Merger Agreement)

THIS AGREEMENT AND PLAN OF MERGER (the “Agreement”) is made and entered into as of this ___ day of _______ 2016, by and between First Bank, a North Carolina bank (“First Bank”), and Carolina Bank, a North Carolina bank (the “Bank”, and together with First Bank, the “Constituent Banks”).

WITNESSETH:

WHEREAS, Carolina Bank Holdings, Inc., a North Carolina corporation (“CLBH”), and First Bancorp, a North Carolina corporation (“FBNC”), entered into that certain Agreement and Plan of Merger and Reorganization dated as of the date hereof (the “Merger Agreement”), which provides for the merger of CLBH with and into FBNC (the “FBNC Merger”);

WHEREAS, the respective boards of directors of the Constituent Banks deem it advisable and in the best interests of each such bank and its shareholders that the Bank merge with and into First Bank, with First Bank being the surviving bank; and

WHEREAS, the respective boards of directors of the Constituent Banks, by resolutions duly adopted, have unanimously approved and adopted this Agreement and directed that it be submitted to the sole shareholder of each of the Bank and First Bank for their approval.

NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants, and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Parties, intending to be legally bound, agree as follows:

1.            Merger.

Pursuant to and with the effects provided in the applicable provisions of Chapter 53C of the North Carolina General Statutes (the “North Carolina General Statutes”), the Bank (sometimes referred to as the “Merged Bank”) shall be merged with and into First Bank (the “Bank Merger”). First Bank shall be the surviving bank (the “Surviving Bank”) and shall continue under the name “First Bank.” At the Effective Time (as defined herein) of the Bank Merger, the individual existence of the Merged Bank shall cease and terminate.

2.            Actions to be Taken.

The acts and things required to be done by the North Carolina General Statutes in order to make this Agreement effective, including the submission of this Agreement to the shareholders of the Constituent Banks and the filing of the articles of merger relating hereto in the manner provided in said North Carolina General Statutes, shall be attended to and done by the proper officers of the Constituent Banks with the assistance of counsel as soon as practicable.

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3.           Effective Time.

The Bank Merger shall be effective upon the approval of this Agreement by the shareholder of Merged Bank and the filing of the articles of merger in the manner provided in the North Carolina General Statutes (the “Effective Time”). The Bank Merger shall not be effective prior to the effective time of the FBNC Merger.

4.            Articles of Incorporation and Bylaws of the Surviving Bank.

(a)          The articles of incorporation of First Bank, as heretofore amended, as in effect at the Effective Time shall be the articles of incorporation of the Surviving Bank.

(b)          Until altered, amended or repealed, as therein provided, the bylaws of First Bank as in effect at the Effective Time shall be the bylaws of the Surviving Bank.

5.            Directors.

Upon the Bank Merger contemplated herein becoming effective, the directors of the Surviving Bank shall be the individuals set forth on Attachment 1 hereto. Said persons shall hold office until the next annual meeting of the shareholder of the Surviving Bank and until their successors are duly elected and qualified in accordance with the bylaws of the Surviving Bank. If, at the Effective Time, any vacancy shall exist on the board of directors of the Surviving Bank, such vacancy shall be filled in the manner specified in the bylaws of the Surviving Bank.

6.           Cancellation of Shares of Merged Bank; Capital Structure of the Surviving Bank.

(a)          At the Effective Time, each share of the Merged Bank’s common stock, $5.00 par value per share (“Bank Stock”) outstanding at the Effective Time shall be cancelled.

(b)          At the Effective Time, each share of the Surviving Bank issued and outstanding immediately prior to the Effective Time shall remain outstanding.

7.            Termination of Separate Existence.

At the Effective Time, the separate existence of the Merged Bank shall cease and the Surviving Bank shall possess all of the rights, privileges, immunities, powers and franchises, as well of a public nature as of a private nature, of each of the Constituent Banks; and all property, real, personal and mixed, and all debts due on whatever account, and all other choses in action, and all and every other interest of or belonging to or due to each of the Constituent Banks shall be taken and deemed to be vested in the Surviving Bank without further act or deed, and the title to any real estate or any interest therein, vested in either of the Constituent Banks shall not revert or be in any way impaired by reason of the Bank Merger. The Surviving Bank shall thenceforth be responsible and liable for all the liabilities, obligations and penalties of each of the Constituent Banks; and any claim existing or action or proceeding, civil or criminal, pending by or against either of said Constituent Banks may be prosecuted as if the Bank Merger had not taken place, or the Surviving Bank may be substituted in its place, and any judgment rendered against either of the Constituent Banks may thenceforth be enforced against the Surviving Bank; and neither the rights of creditors nor any liens upon the property of either of the Constituent Banks shall be impaired by the Bank Merger.

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8.            Further Assignments.

If at any time the Surviving Bank shall consider or be advised that any further assignments or assurances in law or any other things are necessary or desirable to vest in said bank, according to the terms hereof, the title to any property or rights of the Merged Bank, the proper officers and directors of the Merged Bank shall and will execute and make all such proper assignments and assurances and do all things necessary and proper to vest title in such property or rights in the Surviving Bank, and otherwise to carry out the purposes of this Agreement.

9.           Condition Precedent to Consummation of the Merger.

This Agreement is subject to, and consummation of the Bank Merger is conditioned upon, the consummation of the FBNC Merger and the fulfillment as of the Effective Time of approval of this Agreement by the affirmative vote of FBNC, as sole shareholder of First Bank, and CLBH, as sole shareholder of the Bank.

10.         Termination.

This Agreement may be terminated and the Bank Merger abandoned at any time before or after adoption of this Agreement by the directors of either of the Constituent Banks, notwithstanding favorable action on the Bank Merger by the shareholder of the Merged Bank, but not later than the issuance of the certificate of merger by the Secretary of State of North Carolina with respect to the Bank Merger in accordance with the provisions of the North Carolina General Statutes, as applicable. This Agreement shall automatically be terminated upon any termination of the Merger Agreement.

11.          Counterparts; Title; Headings.

This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. The title of this Agreement and the headings herein set out are for the convenience of reference only and shall not be deemed a part of this Agreement.

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12.          Amendments; Additional Agreements.

At any time before or after approval and adoption by the shareholder of the Bank, this Agreement may, by written instrument executed by the Constituent Banks, be modified, amended or supplemented by additional agreements, articles or certificates as may be determined in the judgment of the respective board of directors of the Constituent Banks to be necessary, desirable or expedient to further the purposes of this Agreement, to clarify the intention of the Parties, to add to or modify the covenants, terms or conditions contained herein or to effectuate or facilitate any governmental approval of the Bank Merger or this Agreement, or otherwise to effectuate or facilitate the consummation of the transactions contemplated hereby.

[signatures appear on next page]

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IN WITNESS WHEREOF, the Constituent Banks have each caused this Agreement to be executed on their respective behalves and their respective bank seals to be affixed hereto as of the day and year first above written.

FIRST BANK

By:
Michael G. Mayer
President

CAROLINA BANK

By:
Robert T. Braswell
President Chief Executive Officer

[Signature Page Bank Merger Agreement]

Attachment 1

Directors of the Surviving Bank

EXHIBIT C

STOCK OPTION Cash-Out AGREEMENT

This STOCK OPTION Cash-Out AGREEMENT (this “Agreement”) is made and entered into as of _____________ __, 2016, by and between ___________________________ (the “Optionee”) and Carolina Bank Holdings, Inc. (the “Company”), a North Carolina corporation.

Recitals

A.         The Company has granted the Optionee the option to purchase shares in the Company pursuant to the terms of one or more Stock Option Agreements granted under the 2009 Omnibus Stock Ownership and Long Term Incentive Plan (the “Stock Options” and each a “Stock Option”). All Stock Options covered by this Agreement are set forth on Exhibit A attached hereto.

B.         The Company and First Bancorp have made and entered into that certain agreement and plan of merger, dated as of June __, 2016 (the “Merger Agreement”), providing for the merger of the Company with and into First Bancorp, with First Bancorp continuing as the surviving corporation (the “Merger”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement.

C.         A condition to the obligations of First Bancorp under the Merger Agreement is that all outstanding Company stock options be cashed-out and terminated upon consummation of the Merger.

D.         The Company is offering a cash payment to the Optionee, in exchange for the Optionee’s agreement that the Stock Options be terminated, effective immediately prior to the consummation of the Merger.

E.         In connection with the transactions contemplated in the Merger Agreement, the Optionee and the Company now desire to terminate the Stock Options, effective immediately prior to the effective time of the Merger (the “Effective Time”).

Section 1 Agreements

In consideration of the foregoing premises, which are incorporated herein by this reference, and the covenants and agreements of the parties herein contained, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1.1         Stock Options. The Optionee acknowledges and agrees that: (a) the Company granted the Optionee the Stock Options providing for the right to purchase a number of shares of the Company’s common stock (the “Option Shares”) at a price equal to the price per share with respect to each Stock Option as reflected on Exhibit A (the “Exercise Price”); (b) as of the date of this Agreement, the Optionee has not exercised the right to purchase the Option Shares pursuant to the Stock Options, and agrees that he or she will not, after the date of this Agreement, exercise the right to purchase any of the Option Shares; and (c) except for the Stock Options listed on Exhibit A, the Optionee has no other rights or interests in any other options or warrants with respect to any capital stock of the Company. As of the Effective Time, all stock options have vested. As of the Effective Time, each Stock Option, whether then vested or unvested, shall terminate in its entirety and shall thereafter be null and void, and the Optionee shall have no interests or rights thereunder on or after the Effective Time.

1.2         Payment. In consideration for the cancellation of each Stock Option, the Optionee shall be entitled to a lump sum cash payment from the Company (net of all federal, state, and local income, payroll, or other taxes required to be withheld), made within twenty (20) business days after the Effective Time, in an amount equal to (x) the number of Option Shares, multiplied by (y) $20.00 minus the Exercise Price.

SECTION 2 REPRESENTATIONS AND WARRANTIES

The Optionee represents and warrants to the Company the following:

2.1         Ownership. The Optionee is the owner and holder of each Stock Option, free and clear of any pledges, liens, or security interests. No Stock Option has been transferred, assigned or otherwise disposed of by the Optionee, and the Optionee has not entered into any agreement to transfer, assign or otherwise dispose of such Stock Options.

2.2         Execution and Delivery; Enforceability. This Agreement has been duly executed and delivered by the Optionee and (assuming due authorization, execution and delivery by the Company) this Agreement constitutes the legal, valid and binding obligation of the Optionee, enforceable in accordance with its terms.

2.3         No Conflicts. The execution, delivery and performance of this Agreement by the Optionee will not violate the provisions of, or constitute a breach or default whether upon lapse of time and/or the occurrence of any act or event or otherwise under, (i) any Law or Order to which the Optionee is subject, or (ii) any Contract to which the Optionee is a party.

SECTION 3 GENERAL PROVISIONS

3.1         Release. Upon the full payment of all consideration due to the Optionee pursuant to this Agreement, the Optionee, on the Optionee’s own behalf and that of the Optionee’s heirs, executors, attorneys, administrators, successors, and assigns, irrevocably, knowingly and voluntarily releases and forever discharges the Company, and its past, current and future affiliates, assigns, successors, agents, employees, directors and officers (collectively, the “Releasees”), of and from any claim, known or unknown, foreseeable or unforeseeable, the Optionee had, now has or may have as of the date of this Agreement by reason of any matter or claim under or connected with the terms of the Stock Options or this Agreement (collectively, the “Released Claims”). The Optionee covenants not to sue any of the Releasees with respect to any of the Released Claims, and in the event that the Optionee breaches the foregoing covenant not to sue, the Optionee shall indemnify and hold harmless the Releasees from and against any and all Released Claims which are asserted against any or all of the Releasees, and such indemnification shall include payment by the Optionee of the Releasees’ reasonable attorneys’ fees, costs and other charges incurred by any and all of the Releasees in connection with any and all Released Claims which are asserted.

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3.2         Governing Law. This Agreement shall be construed in accordance with the laws of the State of North Carolina, without regard to the conflict of law provisions of any jurisdiction.

3.3         Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the Company and the Optionee and the respective successors and permitted assigns of the Company and the Optionee.

3.4         Amendments and Modification. This Agreement may not be modified, amended, altered or supplemented except by the execution and delivery of a written agreement executed by the parties.

3.5         Entire Agreement. This Agreement contains the entire understanding of the parties in respect of the subject matter hereof, and supersedes all prior negotiations and understandings between the parties with respect to such subject matter.

3.6         Potential Termination. Certain conditions must be satisfied prior to the consummation of the Merger. If the Merger is not consummated or if the Merger Agreement is terminated prior to the consummation of the Merger, then this Agreement shall automatically terminate and be of no effect. In such case, the Stock Options will not be canceled, but will instead remain in full force and effect pursuant to their terms (including vesting requirements without any acceleration), and the Optionee’s rights in connection with the Stock Options will remain subject to all of the provisions of the 2009 Omnibus Stock Ownership and Long Term Incentive Plan and the applicable Stock Option Agreement(s) between Company and the Optionee.

[signatures on following page]

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In Witness Whereof, this Agreement has been duly executed as of the date first written above.

Optionee	CAROLINA BANK HOLDINGS, INC.

By:
	Name:	Robert T. Braswell
Name:	Title:	Chief Executive Officer and President

(Signature Page to Stock Option Cash-Out Agreement)

EXHIBIT A

Optionee	Number of Securities Underlying Unexercised Options Exercisable	Exercise Price
[______]	[_______]	$ 11.65
Total Options	[_______]

EXHIBIT D-1

Execution Version

CONSULTING AND NONCOMPETE AGREEMENT

THIS CONSULTING AND NONCOMPETE AGREEMENT (this “Agreement”) dated as of June __, 2016, is made by and among First Bancorp, a North Carolina corporation (the “Company”), First Bank, a North Carolina-chartered bank, which is a wholly owned subsidiary of the Company (the “Bank” and collectively, with the Company, “FBNC”), and Robert T. Braswell, an individual resident of North Carolina. This Agreement shall take effect on the latter of both the consummation of the Merger (the “Effective Date”) referenced below and the effectiveness of the Severance Agreement and Release of Claims attached hereto as Exhibit A. Upon their effectiveness, this Agreement and the Severance Agreement and Release of Claims shall constitute the entire agreement between the parties hereto and supersede all prior agreements, any understandings and arrangements, oral or written, between the parties hereto with respect to the subject matter hereof, specifically including (i) the Employment Agreement, dated May 20, 2008, among Carolina Bank Holdings, Inc. (“CLBH”), a North Carolina corporation, Carolina Bank, a North Carolina-chartered bank, and Mr. Braswell (the “Prior Employment Agreement”) and (ii) the Salary Continuation Agreement, dated May 20, 2008, by and between Carolina Bank and Mr. Braswell (the “SERP”).

RECITALS

WHEREAS, on June __, 2016, the Company entered into an Agreement and Plan of Merger and Reorganization with CLBH, pursuant to which CLBH will merge with and into the Company, with the Company continuing as the surviving corporation (the “Merger”);

WHEREAS, Mr. Braswell presently serves as President and Chief Executive Officer of CLBH and Carolina Bank and will continue to do so on behalf of both entities until the Effective Date of the Merger;

WHEREAS, the Merger constitutes a change in control for purposes of Article 5 of the Prior Employment Agreement and Article 2.4 of the SERP;

WHEREAS, pursuant to Article 7 of the Prior Employment Agreement, the noncompete restrictions on Mr. Braswell’s post-employment activities are null and void upon a change in control of CLBH and Carolina Bank;

WHEREAS, Mr. Braswell has significant and valuable institutional knowledge of CLBH and Carolina Bank’s customers and employees and his continued assistance and support will be important to the success of the surviving entity following the Merger, and therefore upon the consummation of the Merger, FBNC desires to retain Mr. Braswell to provide consulting services to FBNC pursuant to the terms and conditions set forth herein and to obtain his agreement to comply with certain restrictive covenants also set forth herein;

WHEREAS, Mr. Braswell desires to accept such engagement, upon consummation of the Merger, on the terms and conditions provided herein; and

WHEREAS, the payments and other benefits under Section 3 and Section 10 of this Agreement are specifically conditioned upon Mr. Braswell entering into the Severance Agreement and Release of Claims attached hereto as Exhibit A and shall be paid at the times described herein provided that Mr. Braswell’s Severance Agreement and Release of Claims is effective at such time (signed, returned and the revocation period has expired).

NOW THEREFORE, in consideration of the mutual covenants in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.          Engagement; Consultant Relationship; Duties. Effective upon consummation of the Merger, FBNC hereby engages Mr. Braswell, and he hereby agrees to render, at the request of FBNC, consulting services to FBNC in connection with the business of FBNC. In his role as a consultant, Mr. Braswell shall make himself reasonably available to answer questions and provide such consulting services as may be reasonably requested by the executive officers or board of directors of FBNC from time to time; provided however that, such services rendered shall not exceed, on average, forty hours per month in order to ensure compliance with Treas. Regulation §1.409A-1(h)(1)(ii). The services shall include supporting the Bank (i) by advising FBNC management as to matters of his institutional knowledge such as prior philosophy, the competitive factors of Carolina Bank’s market, Carolina Bank personnel qualifications and utilization as well as historical effectiveness of Carolina Bank product and services offerings (ii) by assisting FBNC with identifying, evaluating and bringing in new loan and deposit business; (iii) by assisting with unresolved issues from CLBH or Carolina Bank’s past operations; and (iv) providing such other consulting services as may be reasonably requested by the executive officers of FBNC from time to time.

2.          Term and Termination. The term of this Agreement (the “Term”) shall commence immediately upon the date described above and shall continue until the earliest of: (i) the close of business on the last business day immediately preceding the second anniversary of the effective date of this Agreement; (ii) Mr. Braswell’s death; (iii) upon the Disability (as defined below) of Mr. Braswell for a period of ninety (90) consecutive days; (iii) FBNC’s termination of this Agreement at any time upon Mr. Braswell’s material breach of this Agreement by failing to adequately provide the services set forth above which remains uncured by Mr. Braswell for fifteen (15) business days after FBNC provides written notice of such material breach; and (iv) Mr. Braswell’s termination of this Agreement at any time following the first anniversary of the effective date of this Agreement by providing two weeks’ prior written notice. Notwithstanding anything in this Agreement to the contrary, FBNC’s obligations to make payments to Mr. Braswell hereunder shall terminate effective immediately upon Mr. Braswell’s violation of the restrictive covenants of Sections 7, 8, or 10(a)-(c) of this Agreement, or his indictment for a crime involving dishonesty, moral turpitude, fraud or any felony. Certain rights and obligations of the parties shall continue following the termination of this Agreement as stated in Section 20 hereof.

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3.          Compensation. During the Term of this Agreement, as compensation for all services rendered by Mr. Braswell under this Agreement, FBNC shall pay him the sum of $4,166 per month, or a pro rata portion of such amount for any partial month. The payment under this Section 3 shall be separate and in addition to the payments described in Section 10 below. FBNC will make these payments to Mr. Braswell every two weeks in arrears at the same time as FBNC processes its periodic payroll disbursements. All such compensation shall be payable without deduction for federal income, social security, or state income taxes or any other amounts. Mr. Braswell acknowledges and agrees that he shall be solely responsible for making all such filings and payments and shall indemnify and hold harmless FBNC for any liability, claim, expense, or other cost incurred by FBNC arising out of or related to his obligations pursuant to this Section. In addition, the Company and the Bank shall apportion any payments or benefits paid to Mr. Braswell pursuant to this Agreement among themselves as they may agree from time to time in proportion to services actually rendered by him for such entity; provided, however, that they must satisfy in full all such obligations in a timely manner as set forth in this Agreement regardless of any agreed-upon apportionment. Mr. Braswell’s receipt of satisfaction in full of any such obligation from the Company or the Bank shall extinguish the obligations of the other with respect to such obligation.

The payments and other benefits under this Section 3 are specifically conditioned upon Mr. Braswell entering into the Severance Agreement and Release of Claims attached hereto as Exhibit A and shall be paid at the times described herein provided that Mr. Braswell’s Severance Agreement and Release of Claims is effective at such time (signed, returned and the revocation period has expired).

4.          Expenses. During the Term of this Agreement, Mr. Braswell shall be reimbursed by FBNC for all reasonable business expenses incurred in connection with the performance of his duties hereunder, and all such reimbursements shall be paid in accordance with the reimbursement policies of FBNC in effect from time to time.

5.          Independent Contractor. Mr. Braswell is an independent contractor providing services to FBNC. He is not an agent of FBNC with the authority to bind FBNC. FBNC will report all payments to be made hereunder on IRS Forms 1099 as payments to Mr. Braswell for independent contracting services. Mr. Braswell shall not be entitled to participate in any employee benefits plans or programs of FBNC (exclusive of his eligibility to participate in group benefit plan(s) through COBRA). FBNC shall not carry worker’s compensation insurance to cover Mr. Braswell. FBNC shall not pay any contributions to Social Security, unemployment insurance, federal or state withholding taxes, nor provide any other contributions or benefits that might be expected in an employer-employee relationship.

6.          Ownership of Work Product. FBNC shall own all Work Product arising during the period Mr. Braswell is providing services to FBNC. For purposes hereof, “Work Product” shall mean all intellectual property rights of FBNC, including all Trade Secrets, U.S. and international copyrights, patentable inventions, and other intellectual property rights in any programming, documentation, technology or other work product that relates to FBNC or any Affiliates (as defined below), their business or customers and that Mr. Braswell conceives, develops, or delivers to FBNC at any time during the period he is providing services to FBNC, during or outside normal working hours, in or away from the facilities of FBNC, and whether or not requested by FBNC.

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7.          Protection of Trade Secrets. Mr. Braswell agrees to maintain in strict confidence and, except as necessary to perform his duties for FBNC, he agrees not to use or disclose any Trade Secrets of FBNC or any Affiliates during or after the period he is providing services to FBNC. “Trade Secret” means information, including a formula, pattern, compilation, program, device, method, technique, process, drawing, cost data, or customer list, that (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by other persons who can obtain economic value from its disclosure or use; and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

8.          Protection of Other Confidential Business Information. In addition, Mr. Braswell agrees to maintain in strict confidence and, except as necessary to perform his duties for FBNC, not to use or disclose any Confidential Business Information of FBNC during Mr. Braswell’s engagement pursuant to this Agreement and for a period of twenty-four (24) months thereafter. “Confidential Business Information” shall mean any internal, non-public information of FBNC (other than Trade Secrets already addressed above) concerning FBNC’s financial position and results of operations (including revenues, assets, net income, etc.); annual and long-range business plans, product or service plans; marketing plans and methods; training, education and administrative manuals; customer and supplier information and purchase histories; and employee lists.

9.          Return of Materials. Mr. Braswell shall surrender to FBNC, promptly upon its request and in any event upon cessation of his services to FBNC, all media, documents, notebooks, computer programs, handbooks, data files, models, samples, price lists, drawings, customer lists, prospect data, or other material of any nature whatsoever (in tangible or electronic form) in his possession or control, including all copies thereof, relating to FBNC, its business, or customers. Upon the request of FBNC, Mr. Braswell shall certify in writing compliance with the foregoing requirement. Mr. Braswell may retain a copy of this Agreement after the expiration of the Term or any earlier termination of this Agreement.

10.         Restrictive Covenants. In consideration of the covenants and agreements of Mr. Braswell contained in this Section 10, for a period of twenty-four (24) months from the date hereof (the “Restricted Period”), FBNC shall pay Mr. Braswell (i) the sum of $33,333.33 per month for the first twelve (12) months of the Restricted Period; and (ii) the sum of $25,000.00 per month for the last twelve (12) months of the Restricted Period, or a pro rata portion of such amounts for any partial month; provided further that FBNC’s obligations to make such payments shall terminate upon 30 days written notice of his material violation of any of the restrictive covenants of Section 10(a)-(c) of this Agreement without negating Mr. Braswell’s obligation to comply with these restrictions. Notwithstanding the foregoing, FBNC’s obligations to make such payments shall not terminate in the event that such material violation is cured by Mr. Braswell during the 30-day notice period required by this Section 10. The payment under this Section 10 shall be separate and in addition to the payments described in Section 3 above.

(a)          No Solicitation of Customers. During the Restricted Period and in the Restricted Territory (as defined below), Mr. Braswell promises and agrees that he will:

i.	not directly or indirectly solicit, or attempt to solicit any Customer (as defined below) to accept or purchase Financial Products or Services (as defined below) of the same nature, kind or variety as provided to the Customer by Carolina Bank during the two years immediately preceding the effective date of Mr. Braswell’s separation of employment with CLBH and Carolina Bank,

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ii.	not directly or indirectly influence, or attempt to influence any Customer, joint venturer or other business partner of CLBH, Carolina Bank, or FBNC to alter that person or entity’s business relationship with either CLBH, Carolina Bank, or FBNC in any respect, and

iii.	not accept the business of any Customer related to the Financial Products or Services or provide Financial Products or Services to any Customer on behalf of anyone other than FBNC.

(b)          No Recruitment of Personnel. During the Restricted Period, Mr. Braswell shall not solicit or attempt to solicit and will not encourage or induce in any way any employee, joint venturer or independent contractor of FBNC to terminate an employment or contractual relationship with FBNC. During the Restricted Period, Mr. Braswell agrees that he will not hire any person employed by CLBH or Carolina Bank during the two-year period prior to the effective date of Mr. Braswell’s separation of employment with CLBH and Carolina Bank or any person employed by FBNC.

(c)          Non-Competition Agreement. During the Restricted Period and in the Restricted Territory, Mr. Braswell shall not (without the prior written consent of FBNC) engage, undertake or participate in the business of providing, selling, marketing or distributing Financial Products or Services of a similar nature, kind or variety (i) as offered by CLBH or Carolina Bank to Customers during the two years immediately preceding the effective date of Mr. Braswell’s separation of employment with CLBH and Carolina Bank, or (ii) as offered by FBNC to any of its Customers during the Restricted Period. Subject to the above provisions and conditions of this subparagraph (c), Mr. Braswell promises that during the Restricted Period he will not become employed by or serve as a director, partner, consultant, contractor, agent, or owner of 5% or more of the outstanding stock of any entity providing the Financial Products or Services described in this subparagraph (c) which is located in or conducts business in the Restricted Territory.

(d)          Geographic Scope. The restrictions on competition set forth in this Section 10 shall apply to Mr. Braswell’s activities within the Restricted Territory. However, the restrictions are intended to apply only with respect to his personal activities within the Restricted Territory and shall not deemed to apply if he is employed by an entity that has branch offices within the Restricted Territory but he does not personally work in or have any business contacts with persons in the Restricted Territory.

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(e)          Enforceability of Covenants. Mr. Braswell acknowledges that the term, geographic area, and scope of the covenants set forth in this Agreement are reasonable, and agrees that he will not, in any action, suit or other proceeding, deny the reasonableness of, or assert the unreasonableness of, the premises, consideration or scope of the covenants set forth herein. Mr. Braswell agrees that his former role of President and Chief Executive Officer of CLBH and Carolina Bank involved duties and authority relating to certain aspects of the Business and certain areas of the Restricted Territory. He further acknowledges that complying with the provisions contained in this Agreement will not preclude him from engaging in a lawful profession, trade, or business, or from becoming gainfully employed. Mr. Braswell and FBNC agree that his obligations under the above covenants are separate and distinct under this Agreement, and the failure or alleged failure of FBNC to perform its obligations under any other provisions of this Agreement (other than FBNC’s failure to make payments to Mr. Braswell pursuant to the terms of this Agreement) shall not constitute a defense to the enforceability of this covenant. It is the intention of the parties that, if any court construes any provision or clause of this Agreement, or any portion thereof, to be illegal, void, or unenforceable because of the duration of such provision or the area or matter covered thereby, such court shall reduce the duration, area, or matter of such provision, and, in its reduced form, such provision shall then be enforceable and shall be enforced. Mr. Braswell acknowledges and agrees that any breach or threatened breach of this covenant will result in irreparable damage and injury to FBNC and that FBNC will be entitled to exercise all rights including, without limitation, seeking to obtain one or more temporary restraining orders, injunctive relief and other equitable relief, including specific performance in the event of any breach or threatened breach of this Agreement, in any federal or state court of competent jurisdiction in North Carolina without the necessity of posting any bond or security (all of which are waived by Mr. Braswell), and to exercise all other rights or remedies, at law or in equity, including, without limitation, the rights to damages. Mr. Braswell and FBNC hereby agree that they will negotiate in good faith to amend this Agreement from time to time to modify the terms of Sections 10(a), 10(b), and 10(c) and the definition of the term “Business,” to reflect changes in FBNC’s business affairs so that the scope of the limitations placed on his activities by Section 10 accomplishes the parties’ intent in relation to the then current facts and circumstances. Any such amendment shall be effective only when completed in writing and signed by Mr. Braswell and FBNC.

(f)          Condition Precedent. The payments and other benefits under this Section 10 are specifically conditioned upon Mr. Braswell entering into the Severance Agreement and Release of Claims attached hereto as Exhibit A and shall be paid at the times described herein provided that Mr. Braswell’s Severance Agreement and Release of Claims is effective at such time (signed, returned and the revocation period has expired).

(g)          Extension of Term of Restrictions. If Mr. Braswell violates any of the restrictions set forth in Section 10 of this Agreement, the duration of such restriction shall be extended by a number of days equal to the number of days in which he shall have been determined to be or shall have admitted to being in violation of such restriction.

(h)          Remedies. Mr. Braswell acknowledges and agrees that great loss and irreparable damage would be suffered by FBNC if he should breach or violate any of the terms or provisions of the covenants and agreements set forth in Section 10 of this Agreement. Mr. Braswell further acknowledges and agrees that each of these covenants and agreements is reasonably necessary to protect and preserve the interests of FBNC and agrees that money damages for any breach of such provisions by Mr. Braswell are impossible to measure and that Mr. Braswell will, to the extent permitted by law, waive in any proceeding initiated to enforce such sections any claim or defense that an adequate remedy at law exists. The existence of any claim, demand, action or cause of action against FBNC, whether predicated upon this Agreement or otherwise, shall not constitute a defense to the enforcement by FBNC of any of the covenants or agreements in this Agreement; provided, however, that nothing in this Agreement shall be deemed to deny Mr. Braswell the right to defend against this enforcement on the basis that FBNC has no right to its enforcement under the terms of this Agreement. The remedies of a party provided in this Agreement are cumulative and shall not exclude any other remedies to which any party may be lawfully entitled under this Agreement or applicable law, and the exercise of a remedy shall not be deemed an election excluding any other remedy (any such claim by the other party being hereby waived).

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11.         Notice. For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or sent by certified mail, return receipt requested, postage prepaid, addressed to the respective addresses last given by each party to the other; provided however that all notices to FBNC shall be directed to the attention of the Chief Executive Officer of the Company. All notices and communications shall be deemed to have been received on the date of delivery thereof.

12.         Governing Law. This Agreement and all rights hereunder shall be governed by the laws of the State of North Carolina, except to the extent governed by the laws of the United States of America in which case federal laws shall govern. The parties agree that any appropriate state court located in North Carolina or federal court for the Eastern District of North Carolina shall have exclusive jurisdiction of any case or controversy arising under or in connection with this Agreement shall be a proper forum in which to adjudicate such case or controversy. The parties consent and waive any objection to the jurisdiction or venue of such courts.

13.         Non-Waiver. Failure of FBNC to enforce any of the provisions of this Agreement or any rights with respect thereto shall in no way be considered to be a waiver of such provisions or rights, or in any way affect the validity of this Agreement.

14.         Saving Clause. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision or clause of this Agreement, or portion thereof, shall be held by any court or other tribunal of competent jurisdiction to be illegal, void, or unenforceable in such jurisdiction, the remainder of such provision shall not be thereby affected and shall be given full effect, without regard to the invalid portion. It is the intention of the parties that, if any court construes any provision or clause of this Agreement, or any portion thereof, to be illegal, void, or unenforceable because of the duration of such provision or the area or matter covered thereby, such court shall reduce the duration, area, or matter of such provision, and, in its reduced form, such provision shall then be enforceable and shall be enforced.

15.         Successors; Binding Agreement. The rights and obligations of this Agreement shall bind and inure to the benefit of the surviving entity in any merger or consolidation in which the Company or the Bank is a party, or any assignee of all or substantially all of the Company’s or the Bank’s business and properties. Mr. Braswell’s rights and obligations under this Agreement may not be assigned by him, except that his right to receive accrued but unpaid compensation, unreimbursed expenses and other rights, if any, provided under this Agreement, which survive termination of this Agreement shall pass after death to the personal representatives of his estate.

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16.         Compliance with Regulatory Restrictions. Notwithstanding anything to the contrary herein, and in addition to any restrictions stated above, any compensation or other benefits paid to Mr. Braswell shall be limited to the extent required by any federal or state regulatory agency having authority over the Company or the Bank. Mr. Braswell agrees that compliance by the Company or the Bank with such regulatory restrictions, even to the extent that compensation or other benefits paid to him are limited, shall not be a breach of this Agreement by the Company or the Bank.

17.         Compliance with Internal Revenue Code Section 409A. All payments that may be made and benefits that may be provided pursuant to this Agreement are intended to qualify for an exclusion from Section 409A of the Code and any related regulations or other pronouncements thereunder and, to the extent not excluded, to meet the requirements of Section 409A of the Code. Any payments made under Section 3 and Section 10 of this Agreement which are paid on or before the last day of the applicable period for the short-term deferral exclusion under Treasury Regulation § 1.409A-1(b)(4) are intended to be excluded under such short-term deferral exclusion. Each payment made under Section 3 and Section 10 shall be treated as a “separate payment”, as defined in Treasury Regulation § 1.409A-2(b)(2), for purposes of Code Section 409A. None of the payments under this Agreement are intended to result in the inclusion in Mr. Braswell’s federal gross income on account of a failure under Section 409A(a)(1) of the Code. The parties intend to administer and interpret this Agreement to carry out such intentions. However, FBNC does not represent, warrant or guarantee that any payments that may be made pursuant to this Agreement will not result in inclusion in Mr. Braswell’s gross income, or any penalty, pursuant to Section 409A(a)(1) of the Code or any similar state statute or regulation. In addition, FBNC shall pay all reimbursements hereunder as soon as administratively practicable, but in no event shall any such reimbursements be paid after the last day of the taxable year following the year in which the expense was incurred.

18.          Certain Definitions.

(a)          “Affiliate” shall mean any business entity controlled by, controlling or under common control with the Company, including but not limited to the Bank.

(b)          “Business” shall mean the operation of a depository financial institution, including, without limitation, the solicitation and acceptance of deposits of money and commercial paper, the solicitation and funding of loans and the provision of other banking services, and any other related business engaged in by the Bank or any of its Affiliates as of the date of termination.

(c)          “Code” shall mean the Internal Revenue Code of 1986, as amended.

(d)          “Customer” shall mean any individual, joint venturer, entity of any sort, or other business partner of CLBH or Carolina Bank, with, for or to whom CLBH or Carolina Bank has provided Financial Products or Services during the last two years of Mr. Braswell’s employment with CLBH and Carolina Bank; or any individual, joint venturer, entity of any sort, or business partner whom CLBH or Carolina Bank has identified as a prospective customer of Financial Products or Services within the last two years of Mr. Braswell’s employment with CLBH and Carolina Bank.

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(e)          “Disability” or “Disabled” shall mean as defined by Treasury Regulation § 1.409A-3(i)(4).

(f)          “Restricted Territory” shall mean (i) all of Alamance, Chatham, Forsyth, Guilford, and Randolph Counties in North Carolina and any other county in which Carolina Bank had an office upon the effective date of Mr. Braswell’s separation of employment from Carolina Bank; (ii) a radius of 30 miles from the main office of Carolina Bank, or (iii) a radius of 30 miles from any branch or loan production office of Carolina Bank.

(g)          “Financial Products or Services” shall mean any product or service that a financial institution or a financial holding company could offer by engaging in any activity that is financial in nature or incidental to such a financial activity under section 4(k) of the Bank Holding Company Act of 1956 and that is offered by CLBH, Carolina Bank, or FBNC or any affiliate on the effective date of Mr. Braswell’s separation of employment from Carolina Bank, including but not limited to banking activities and activities that are closely related and a proper incident to banking, or other products or services of the type of which Mr. Braswell was involved during his employment with the CLBH and Carolina Bank.

19.         Entire Agreement. This Agreement and the Severance Agreement and Release of Claims constitute the entire agreement between the parties hereto and supersedes all prior agreements, if any understandings and arrangements, oral or written, between the parties hereto with respect to the subject matter hereof, specifically including the Prior Employment Agreement and the SERP.

20.         Survival. The obligations of the parties pursuant to Sections 6 through 9 and 12, as applicable, shall survive the termination of this Agreement hereunder for the period designated under each of those respective sections.

21.         Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Company and the Bank each have caused this Agreement to be executed and its seal to be affixed hereunto by its respective officers thereunto duly authorized and Mr. Braswell has signed and sealed this Agreement, effective as of the date described above.

FIRST BANCORP
ATTEST:
By:	/s/ Cathy A. Dudley	By:	/s/ Michael G. Mayer
Name:	Cathy A. Dudley	Name: Michael G. Mayer
Title: President

FIRST BANK
ATTEST:
By:	/s/ Cathy A. Dudley	By:	/s/ Michael G. Mayer
Name:	Cathy A. Dudley	Name: Michael G. Mayer
Title: President

/s/ Robert T. Braswell
Robert T. Braswell

[Signature Page to Consulting and Noncompete Agreement – Braswell]

EXHIBIT A

Form of Severance Agreement and Release of Claims

[See Attached]

SEVERANCE AGREEMENT AND RELEASE OF CLAIMS

This Severance Agreement and Release of Claims (the “Agreement”) is made and entered into by and between Robert T. Braswell (“Employee”) and First Bancorp (the “Company”), as well as any affiliated or related entities, subsidiaries, or divisions, and the shareholders, directors, officers, employees, and agents thereof (collectively referred to as “Employer”).

THE PARTIES acknowledge the following:

WHEREAS, on June __, 2016, the Company entered into an Agreement and Plan of Merger and Reorganization with Carolina Bank Holdings, Inc. (“CLBH”), a North Carolina corporation, pursuant to which CLBH will merge with and into the Company, with the Company continuing as the surviving corporation (the “Merger”);

WHEREAS, Employee was employed by CLBH and Carolina Bank, a wholly-owned subsidiary of CLBH, until _____________ __, 201__ when his employment was terminated (the “Termination Date”) pursuant to Section 3.3 of that certain Employment Agreement, dated May 20, 2008, by and between the Employee, CLBH and Carolina Bank (the “Employment Agreement”);

WHEREAS, in addition to the Employment Agreement, the Employee and Carolina Bank entered in a Salary Continuation Agreement, dated May 20, 2008 (the “SERP”);

WHEREAS, the Merger constitutes a change in control for purposes of Article 5 of the Employment Agreement and Article 2.4 of the SERP; and

WHEREAS, Employee desires to receive severance pay and benefits provided pursuant to this Agreement, and Employer is willing to provide this pay and benefits to Employee on the condition that Employee enters into this Agreement.

THEREFORE, in consideration of the mutual agreements and promises set forth within this Agreement, the receipt and sufficiency of which are hereby acknowledged, Employee and Employer agree as follows:

1.          Definitions.

Unless the context plainly requires otherwise, the term “Employee” includes the Employee executing this Agreement, as well as the Employee’s agents, attorneys, spouse, heirs, dependents, executors, administrator, guarantees, successors and assigns. The term “Employer” includes First Bancorp, its managers, shareholders, directors, officers, partners, agents, attorneys, parent entities, employees, employee benefit plans, successors, assigns, affiliates, and subsidiaries, and each of their respective owners, shareholders, directors, officers, partners, agents, attorneys, parent entities, employees, successors, assigns, affiliates and subsidiaries.

2.          Severance Pay.

a.	Severance Pay. In consideration of Employee’s agreements and promises set forth below, and in full and complete satisfaction of the Employer’s obligations under the Employment Agreement and the SERP, Employer shall pay the following amounts to Employee on the [sixtieth (60th)] day following his Termination Date provided (x) Employee has executed and not revoked this Agreement, and (y) Employee remained employed through the Termination Date:

i.	a lump sum cash amount of [Nine Hundred One Thousand Five Hundred Fifty-Four] and 00/100 Dollars ($[901,554]), less applicable deductions and withholdings. Employee acknowledges that this amount payable pursuant to Section 5.1(a) of the Employment Agreement has been reduced to avoid excise tax liability under Section 4999 of the Internal Revenue Code and Employee agrees to such reduction.

ii.	a lump sum cash amount of [Two Million One Hundred Twenty-One Thousand Five Hundred Thirty-Seven] and 00/100 Dollars ($[2,121,537]), less applicable deductions and withholdings, which represents the Executive Supplemental Retirement Plan payment owed to Employee under his Salary Continuation Agreement.

iii.	pursuant to Section 4.2(b) of the Employment Agreement, a lump sum cash amount of [Eleven Thousand Seven Hundred Ninety-Three] and 00/100 Dollars $[11,793], less applicable deductions and withholdings, which represents the present value of the projected cost to maintain that particular medical and dental insurance coverage had the Employee’s employment not terminated, assuming continued coverage for the lesser of 36 months or the number of months until the Employee attains age 65.

iv.	the Employer shall transfer to the Employee title to the automobile owned by Employer and utilized by Employee at the time of his termination.

v.	a lump sum cash amount of [Three Thousand One Hundred Thirty-Five] and 00/100 dollars ($[3,135]) less applicable deductions and withholdings, which represents the amount for one year of membership dues to the Employee’s country club.

b.	Effect of Severance Pay. Employee agrees that the above severance payments do not constitute compensation for purposes of calculating the amount of any benefits Employee may be entitled to under the terms of any pension or other benefit plan of Employer, or for the purpose of accruing any benefit, receiving any allocation of any contribution, or having the right to defer any income in any employee pension or benefit plan.

3.          Legal Obligations.

Employer has no prior legal obligations to make the payments described in Section 2(a)(iv-v), which are expressly conditioned upon the promises of Employee herein. Except as otherwise provided herein, Employee shall be solely responsible for any and all federal and state tax liability or consequences (including, but not limited to, taxes, contributions, withholdings, fines, penalties, and interest) which could arise as a result of the severance payments to Employee pursuant to this Agreement.

4.          No Admission of Liability.

By entering into this Agreement, Employer does not admit any wrongdoing or that it has breached any obligation with respect to Employee’s employment.

5.          Release and Covenant Not To Sue.

In exchange for Employer’s agreement to provide the above-referenced severance payments, Employee releases and discharges Employer from any and all claims, demands, and liabilities that Employee has ever had or now may have against Employer or Employer’s officers, directors, or employees, both known and unknown, including, but not limited to, any and all claims, demands, and liabilities based on Employee’s employment with Employer or the termination of the employment relationship. Further, Employee promises not to file or consent to the filing of any lawsuit, complaint, or action against Employer, or Employer’s officers, directors, or employees arising out of or in any way related to his employment with Employer or the termination of his employment with Employer.

This release and covenant not to sue includes, but is not limited to, a release of any and all rights or claims Employee may have under any federal, state, or local laws, ordinances, or regulations including, but not limited to: any claims of age discrimination under the Age Discrimination in Employment Act of 1967; claims under Title VII of the Civil Rights Act of 1964; Section 1981 of the Civil Rights Act of 1866; the Americans with Disabilities Act of 1990, the Civil Rights Act of 1991; the Family and Medical Leave Act of 1993; the Employee Retirement Income Security Act (ERISA); the Consolidated Budget Reconciliation Act (COBRA); the Equal Pay Act of 1963; the Pregnancy Discrimination Act; any and all state laws addressing the rights of employees and the payment of wages; and all amendments to these Acts. This release also includes a release of any claims for wrongful termination, breach of express or implied contract, intentional or negligent infliction of emotional distress, libel, slander, as well as any other claims, whether in tort, contract or equity, under state or federal statutory or common law. Employee further agrees that in the event that any person or entity should file a lawsuit, complaint, or action on Employee’s behalf, Employee hereby waives and forfeits any right to recovery under such claims and will exercise every good faith effort to have such claims dismissed.

By entering into this Agreement, Employee does not waive any rights or claims that might arise as a result of any conduct that occurs after the date this Agreement is signed by the parties, nor shall this Agreement be interpreted to provide that Employee has entered into any covenant or promise that would be invalid under applicable federal or state law.

6.          No Prior Assignment.

Employee further warrants and covenants, recognizing that the truth of this warranty and covenant is material to the above consideration having passed, that Employee has not assigned, transferred or conveyed at any time to any individual or entity any alleged rights, claims or causes of action against Employer.

7.          No Employment Relationship.

The relationship of employer-employee terminated effective as of the date of Employee’s Termination Date and the relationship created by this Agreement is purely contractual and no employer-employee relationship is intended or inferred from the performance of the parties’ obligations under this Agreement.

8.          Non-disparagement.

Employee shall not (except as required by law) communicate to anyone, whether verbally, in writing, or in any other manner, any statement that is intended to cause or that reasonably would be expected to cause a person to whom it is communicated to have a lowered opinion of Employer, including a lowered opinion of any services provided by Employer. Except as required by law, Employer shall instruct its named executive officers and board of directors not to communicate to anyone, whether verbally, in writing, or in any other manner, any statement that is intended to cause or that reasonably would be expected to cause a person to whom it is communicated to have a lowered opinion of Employee.

9.           [Reserved].

10.         Property.

Employee shall immediately return all property of Employer which is in Employee’s possession. This includes, but is not limited to, any computer provided for Employee’s personal use, all data, documents, records, correspondence, reports, memoranda, or other property and shall include all copies thereof, including electronically stored information.

11.         Performance.

Employer’s obligation to perform under this Agreement is conditioned upon Employee’s agreements and promises to Employer as set forth herein. In the event Employee breaches any such agreements or promises or causes any such agreements or promises to be breached, Employer’s obligations to perform under this Agreement shall automatically terminate and Employer shall have no further obligation to Employee.

12.         Successors and Assigns.

The rights and obligations of this Agreement shall bind and inure to the benefit of the surviving entity in any merger or consolidation in which the Company is a party, or any assignee of all or substantially all of the Company’s business and properties. Employee’s rights and obligations under this Agreement may not be assigned by him, except that his right to receive accrued but unpaid compensation, unreimbursed expenses and other rights, if any, provided under this Agreement, which survive termination of this Agreement shall pass after death to the personal representatives of his estate.

13.         Governing Law and Forum Selection.

This Agreement and all rights hereunder shall be governed by the laws of the State of North Carolina, except to the extent governed by the laws of the United States of America in which case federal laws shall govern. The parties agree that any appropriate state court located in North Carolina or federal court for the Eastern District of North Carolina shall have exclusive jurisdiction of any case or controversy arising under or in connection with this Agreement shall be a proper forum in which to adjudicate such case or controversy. The parties consent and waive any objection to the jurisdiction or venue of such courts.

14.         Entire Agreement; Modification.

This Agreement and that certain Consulting and Noncompete Agreement dated June __, 2016 constitute the entire understanding of the parties, and no representation, promise, or inducement not included herein shall be binding upon the parties. Employee affirms that the only consideration for the signing of this Agreement is the terms set forth above and that no other promises or assurances of any kind have been made to Employee by Employer or any other entity or person as an inducement for Employee to sign this Agreement. This Agreement may not be changed orally but only by an agreement in writing signed by the parties or their respective heirs, legal representatives, successors, and assigns.

15.         Validity.

The provisions of this Agreement shall be deemed severable and that the invalidity or unenforceability of any section of this Agreement, or any portion or provision thereof, shall not affect the validity or enforceability of the other portions or provisions. Any such provision deemed to be unenforceable shall be stricken and the remaining provisions shall be appropriately limited and given effect to the extent they may be enforceable.

16.         Older Workers Benefit Protection Act.

Employee acknowledges that it is the mutual intent of the parties that the full release contained in this Agreement fully complies with the Older Workers Benefit Protection Act. Accordingly, this Agreement requires, and Employee acknowledges and agrees that: (a) the consideration provided to Employee under this Agreement exceeds the nature and scope of any consideration to which Employee would otherwise have been legally entitled to receive absent Employee’s execution of this Agreement; (b) execution of this Agreement and the full release herein, which specifically includes a waiver of any claims under the Age Discrimination in Employment Act of 1967, is Employee’s knowing and voluntary act; (c) Employee is hereby advised to consult with an attorney prior to executing this Agreement; (d) Employee has forty-five (45) calendar days within which to consider this Agreement and Employee’s signature on this Agreement prior to the expiration of this forty-five (45) day period (should Employee choose not to take the full period offered) constitutes an irrevocable waiver of said period or its remainder; (e) in the event Employee signs this Agreement, Employee has another seven (7) calendar days to revoke it by delivering a written notice of revocation to the individual addressee identified in the Notice provision below (Section 17), and this Agreement does not become effective until the expiration of this seven-day period; (f) Employee has read and fully understands the terms of this Agreement; and (g) nothing contained in this Agreement purports to release any of Employee’s rights or claims under the Age Discrimination in Employment Act that may arise from acts occurring after the date of the execution of this Agreement.

17.         Notice.

All communications or notices required or permitted by this Agreement shall be made by Employee to Employer in writing and shall be delivered and addressed as follows:

First Bancorp

300 SW Broad Street

Southern Pines, NC 283871

Attn: Human Resources

PLEASE READ THIS AGREEMENT CAREFULLY. IT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

YOU AGREE THAT YOU RECEIVED VALUABLE CONSIDERATION IN EXCHANGE FOR ENTERING INTO THIS AGREEMENT AND THAT THE EMPLOYER ADVISED YOU IN WRITING TO CONSULT AN ATTORNEY OR SOMEONE YOU TRUST PRIOR TO SIGNING THIS AGREEMENT. YOU PROMISE THAT NO REPRESENTATIONS OR INDUCEMENTS HAVE BEEN MADE TO YOU EXCEPT AS SET FORTH HEREIN, AND THAT YOU HAVE SIGNED THE SAME KNOWINGLY AND VOLUNTARILY.

YOU HAVE BEEN PROVIDED AT LEAST FORTY-FIVE (45) DAYS WITHIN WHICH TO CONSIDER THIS AGREEMENT AND WAIVE AND RELEASE ALL CLAIMS AND RIGHTS INCLUDING, BUT NOT LIMITED TO, THOSE ARISING UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT. YOU SHALL HAVE SEVEN (7) DAYS WITHIN WHICH TO REVOKE THIS AGREEMENT AND THIS AGREEMENT SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THAT REVOCATION PERIOD HAS EXPIRED. ANY SUCH REVOCATION MUST BE IN WRITING AND RECEIVED BY THE EMPLOYER, IN ACCORDANCE WITH THE NOTICE PROVISIONS SET FORTH IN SECTION 17 HEREIN, PRIOR TO THE END OF THE REVOCATION PERIOD.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the undersigned have caused this instrument to be executed on the date first above written.

As To Employee:

Date	Robert T. Braswell

Date	Witness Signature

For Employer:	FIRST BANCORP

By:
Date	Name: Michael G. Mayer
Title: President

[Signature Page to Severance Agreement and Release of Claims]

EXHIBIT D-2

Execution Version

CONSULTING AND NONCOMPETE AGREEMENT

THIS CONSULTING AND NONCOMPETE AGREEMENT (this “Agreement”) dated as of June __, 2016, is made by and among First Bancorp, a North Carolina corporation (the “Company”), First Bank, a North Carolina-chartered bank, which is a wholly owned subsidiary of the Company (the “Bank” and collectively, with the Company, “FBNC”), and T. Allen Liles, an individual resident of North Carolina. This Agreement shall take effect on the latter of both the consummation of the Merger (the “Effective Date”) referenced below and the effectiveness of the Severance Agreement and Release of Claims attached hereto as Exhibit A. Upon their effectiveness, this Agreement and the Severance Agreement and Release of Claims shall constitute the entire agreement between the parties hereto and supersede all prior agreements, any understandings and arrangements, oral or written, between the parties hereto with respect to the subject matter hereof, specifically including (i) the Employment Agreement, dated June 2, 2008, among Carolina Bank Holdings, Inc. (“CLBH”), a North Carolina corporation, Carolina Bank, a North Carolina-chartered bank, and Mr. Liles (the “Prior Employment Agreement”) and (ii) the Salary Continuation Agreement, dated June 2, 2008, by and between Carolina Bank and Mr. Liles (the “SERP”).

RECITALS

WHEREAS, on June __, 2016, the Company entered into an Agreement and Plan of Merger and Reorganization with CLBH, pursuant to which CLBH will merge with and into the Company, with the Company continuing as the surviving corporation (the “Merger”);

WHEREAS, Mr. Liles presently serves as Executive Vice President and Chief Financial Officer of CLBH and Carolina Bank and will continue to do so on behalf of both entities until the Effective Date of the Merger;

WHEREAS, the Merger constitutes a change in control for purposes of Article 5 of the Prior Employment Agreement and Article 2.4 of the SERP;

WHEREAS, pursuant to Article 7 of the Prior Employment Agreement, the noncompete restrictions on Mr. Liles’ post-employment activities are null and void upon a change in control of CLBH and Carolina Bank;

WHEREAS, Mr. Liles has significant and valuable institutional knowledge of CLBH and Carolina Bank’s customers and employees and his continued assistance and support will be important to the success of the surviving entity following the Merger, and therefore upon the consummation of the Merger, FBNC desires to retain Mr. Liles to provide consulting services to FBNC pursuant to the terms and conditions set forth herein and to obtain his agreement to comply with certain restrictive covenants also set forth herein;

WHEREAS, Mr. Liles desires to accept such engagement, upon consummation of the Merger, on the terms and conditions provided herein; and

WHEREAS, the payments and other benefits under Section 3 and Section 10 of this Agreement are specifically conditioned upon Mr. Liles entering into the Severance Agreement and Release of Claims attached hereto as Exhibit A and shall be paid at the times described herein provided that Mr. Liles’ Severance Agreement and Release of Claims is effective at such time (signed, returned and the revocation period has expired).

NOW THEREFORE, in consideration of the mutual covenants in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.          Engagement; Consultant Relationship; Duties. Effective upon consummation of the Merger, FBNC hereby engages Mr. Liles, and he hereby agrees to render, at the request of FBNC, consulting services to FBNC in connection with the business of FBNC. In his role as a consultant, Mr. Liles shall make himself reasonably available to answer questions and provide such consulting services as may be reasonably requested by the executive officers or board of directors of FBNC from time to time; provided however that, such services rendered shall not exceed, on average, forty hours per month in order to ensure compliance with Treas. Regulation §1.409A-1(h)(1)(ii). The services shall include supporting the Bank (i) by advising FBNC management as to matters of his institutional knowledge such as prior philosophy, the competitive factors of Carolina Bank’s market, Carolina Bank personnel qualifications and utilization as well as historical effectiveness of Carolina Bank product and services offerings (ii) by assisting FBNC with identifying, evaluating and bringing in new loan and deposit business; (iii) by assisting with unresolved issues from CLBH or Carolina Bank’s past operations; and (iv) providing such other consulting services as may be reasonably requested by the executive officers of FBNC from time to time.

2.          Term and Termination. The period from the Effective Date until the first to occur of (x) the termination of this Agreement, pursuant to the terms hereof, or (y) satisfaction of the parties obligations hereunder, is hereinafter referred to as the “Term” or “the term of this Agreement” or “the term hereof.” The period of the consulting services rendered under this Agreement shall commence immediately upon the date described above and shall continue until the earliest of: (i) the close of business on the last business day immediately preceding the first anniversary of the effective date of this Agreement; (ii) Mr. Liles’ death; (iii) upon the Disability (as defined below) of Mr. Liles for a period of ninety (90) consecutive days; (iii) FBNC’s termination of this Agreement at any time upon Mr. Liles’ material breach of this Agreement by failing to adequately provide the services set forth above which remains uncured by Mr. Liles for fifteen (15) business days after FBNC provides written notice of such material breach; and (iv) Mr. Liles’ termination of this Agreement at any time following the first anniversary of the effective date of this Agreement by providing two weeks’ prior written notice. Notwithstanding anything in this Agreement to the contrary, FBNC’s obligations to make payments to Mr. Liles under Section 3 hereof shall terminate effective immediately upon Mr. Liles’ violation of the restrictive covenants of Sections 7, 8, or 10(a)-(c) of this Agreement, or his indictment for a crime involving dishonesty, moral turpitude, fraud or any felony. Certain rights and obligations of the parties shall continue following the termination of this Agreement as stated in Section 20 hereof.

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3.          Compensation. During the Term of this Agreement, as compensation for all services rendered by Mr. Liles under this Agreement, FBNC shall pay him the sum of $7,500.00 per month, or a pro rata portion of such amount for any partial month. The payment under this Section 3 shall be separate and in addition to the payments described in Section 10 below. FBNC will make these payments to Mr. Liles every two weeks in arrears at the same time as FBNC processes its periodic payroll disbursements. All such compensation shall be payable without deduction for federal income, social security, or state income taxes or any other amounts. Mr. Liles acknowledges and agrees that he shall be solely responsible for making all such filings and payments and shall indemnify and hold harmless FBNC for any liability, claim, expense, or other cost incurred by FBNC arising out of or related to his obligations pursuant to this Section. In addition, the Company and the Bank shall apportion any payments or benefits paid to Mr. Liles pursuant to this Agreement among themselves as they may agree from time to time in proportion to services actually rendered by him for such entity; provided, however, that they must satisfy in full all such obligations in a timely manner as set forth in this Agreement regardless of any agreed-upon apportionment. Mr. Liles’ receipt of satisfaction in full of any such obligation from the Company or the Bank shall extinguish the obligations of the other with respect to such obligation.

The payments and other benefits under this Section 3 are specifically conditioned upon Mr. Liles entering into the Severance Agreement and Release of Claims attached hereto as Exhibit A and shall be paid at the times described herein provided that Mr. Liles’ Severance Agreement and Release of Claims is effective at such time (signed, returned and the revocation period has expired).

4.          Expenses. During the Term of this Agreement, Mr. Liles shall be reimbursed by FBNC for all reasonable business expenses incurred in connection with the performance of his duties hereunder, and all such reimbursements shall be paid in accordance with the reimbursement policies of FBNC in effect from time to time.

5.          Independent Contractor. Mr. Liles is an independent contractor providing services to FBNC. He is not an agent of FBNC with the authority to bind FBNC. FBNC will report all payments to be made hereunder on IRS Forms 1099 as payments to Mr. Liles for independent contracting services. Mr. Liles shall not be entitled to participate in any employee benefits plans or programs of FBNC (exclusive of his eligibility to participate in group benefit plan(s) through COBRA). FBNC shall not carry worker’s compensation insurance to cover Mr. Liles. FBNC shall not pay any contributions to Social Security, unemployment insurance, federal or state withholding taxes, nor provide any other contributions or benefits that might be expected in an employer-employee relationship.

6.          Ownership of Work Product. FBNC shall own all Work Product arising during the period Mr. Liles is providing services to FBNC. For purposes hereof, “Work Product” shall mean all intellectual property rights of FBNC, including all Trade Secrets, U.S. and international copyrights, patentable inventions, and other intellectual property rights in any programming, documentation, technology or other work product that relates to FBNC or any Affiliates (as defined below), their business or customers and that Mr. Liles conceives, develops, or delivers to FBNC at any time during the period he is providing services to FBNC, during or outside normal working hours, in or away from the facilities of FBNC, and whether or not requested by FBNC.

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7.          Protection of Trade Secrets. Mr. Liles agrees to maintain in strict confidence and, except as necessary to perform his duties for FBNC, he agrees not to use or disclose any Trade Secrets of FBNC or any Affiliates during or after the period he is providing services to FBNC. “Trade Secret” means information, including a formula, pattern, compilation, program, device, method, technique, process, drawing, cost data, or customer list, that (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by other persons who can obtain economic value from its disclosure or use; and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

8.          Protection of Other Confidential Business Information. In addition, Mr. Liles agrees to maintain in strict confidence and, except as necessary to perform his duties for FBNC, not to use or disclose any Confidential Business Information of FBNC during Mr. Liles’ engagement pursuant to this Agreement and for a period of twenty-four (24) months thereafter. “Confidential Business Information” shall mean any internal, non-public information of FBNC (other than Trade Secrets already addressed above) concerning FBNC’s financial position and results of operations (including revenues, assets, net income, etc.); annual and long-range business plans, product or service plans; marketing plans and methods; training, education and administrative manuals; customer and supplier information and purchase histories; and employee lists.

9.          Return of Materials. Mr. Liles shall surrender to FBNC, promptly upon its request and in any event upon cessation of his services to FBNC, all media, documents, notebooks, computer programs, handbooks, data files, models, samples, price lists, drawings, customer lists, prospect data, or other material of any nature whatsoever (in tangible or electronic form) in his possession or control, including all copies thereof, relating to FBNC, its business, or customers. Upon the request of FBNC, Mr. Liles shall certify in writing compliance with the foregoing requirement. Mr. Liles may retain a copy of this Agreement after the expiration of the Term or any earlier termination of this Agreement.

10.         Restrictive Covenants. In consideration of the covenants and agreements of Mr. Liles contained in this Section 10, for a period of twenty-four (24) months from the date hereof (the “Restricted Period”), FBNC shall pay Mr. Liles (i) the sum of $20,833.33 per month for the first twelve (12) months of the Restricted Period; and (ii) the sum of $12,500.00 per month for the last twelve (12) months of the Restricted Period, or a pro rata portion of such amounts for any partial month; provided further that FBNC’s obligations to make such payments shall terminate upon 30 days written notice of his material violation of any of the restrictive covenants of Section 10(a)-(c) of this Agreement without negating Mr. Liles’ obligation to comply with these restrictions. Notwithstanding the foregoing, FBNC’s obligations to make such payments shall not terminate in the event that such material violation is cured by Mr. Liles during the 30-day notice period required by this Section 10. The payment under this Section 10 shall be separate and in addition to the payments described in Section 3 above.

(a)          No Solicitation of Customers. During the Restricted Period and in the Restricted Territory (as defined below), Mr. Liles promises and agrees that he will:

i.	not directly or indirectly solicit, or attempt to solicit any Customer (as defined below) to accept or purchase Financial Products or Services (as defined below) of the same nature, kind or variety as provided to the Customer by Carolina Bank during the two years immediately preceding the effective date of Mr. Liles’ separation of employment with CLBH and Carolina Bank,

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ii.	not directly or indirectly influence, or attempt to influence any Customer, joint venturer or other business partner of CLBH, Carolina Bank, or FBNC to alter that person or entity’s business relationship with either CLBH, Carolina Bank, or FBNC in any respect, and

iii.	not accept the business of any Customer related to the Financial Products or Services or provide Financial Products or Services to any Customer on behalf of anyone other than FBNC.

(b)          No Recruitment of Personnel. During the Restricted Period, Mr. Liles shall not solicit or attempt to solicit and will not encourage or induce in any way, any employee, joint venturer or independent contractor of FBNC to terminate an employment or contractual relationship with FBNC. During the Restricted Period, Mr. Liles agrees that he will not hire any person employed by CLBH or Carolina Bank during the two-year period prior to the effective date of Mr. Liles’ separation of employment with CLBH and Carolina Bank or any person employed by FBNC.

(c)          Non-Competition Agreement. During the Restricted Period and in the Restricted Territory, Mr. Liles shall not (without the prior written consent of FBNC) engage, undertake or participate in the business of providing, selling, marketing or distributing Financial Products or Services of a similar nature, kind or variety (i) as offered by CLBH or Carolina Bank to Customers during the two years immediately preceding the effective date of Mr. Liles’ separation of employment with CLBH and Carolina Bank, or (ii) as offered by FBNC to any of its Customers during the Restricted Period. Subject to the above provisions and conditions of this subparagraph (c), Mr. Liles promises that during the Restricted Period he will not become employed by or serve as a director, partner, consultant, contractor, agent, or owner of 5% or more of the outstanding stock of any entity providing the Financial Products or Services described in this subparagraph (c) which is located in or conducts business in the Restricted Territory.

(d)          Geographic Scope. The restrictions on competition set forth in this Section 10 shall apply to Mr. Liles’ activities within the Restricted Territory. However, the restrictions are intended to apply only with respect to his personal activities within the Restricted Territory and shall not deemed to apply if he is employed by an entity that has branch offices within the Restricted Territory but he does not personally work in or have any business contacts with persons in the Restricted Territory.

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(e)          Enforceability of Covenants. Mr. Liles acknowledges that the term, geographic area, and scope of the covenants set forth in this Agreement are reasonable, and agrees that he will not, in any action, suit or other proceeding, deny the reasonableness of, or assert the unreasonableness of, the premises, consideration or scope of the covenants set forth herein. Mr. Liles agrees that his former role of Executive Vice President and Chief Financial Officer of CLBH and Carolina Bank involved duties and authority relating to certain aspects of the Business and certain areas of the Restricted Territory. He further acknowledges that complying with the provisions contained in this Agreement will not preclude him from engaging in a lawful profession, trade, or business, or from becoming gainfully employed. Mr. Liles and FBNC agree that his obligations under the above covenants are separate and distinct under this Agreement, and the failure or alleged failure of FBNC to perform its obligations under any other provisions of this Agreement (other than FBNC’s failure to make payments to Mr. Liles pursuant to the terms of this Agreement) shall not constitute a defense to the enforceability of this covenant. It is the intention of the parties that, if any court construes any provision or clause of this Agreement, or any portion thereof, to be illegal, void, or unenforceable because of the duration of such provision or the area or matter covered thereby, such court shall reduce the duration, area, or matter of such provision, and, in its reduced form, such provision shall then be enforceable and shall be enforced. Mr. Liles acknowledges and agrees that any breach or threatened breach of this covenant will result in irreparable damage and injury to FBNC and that FBNC will be entitled to exercise all rights including, without limitation, seeking to obtain one or more temporary restraining orders, injunctive relief and other equitable relief, including specific performance in the event of any breach or threatened breach of this Agreement, in any federal or state court of competent jurisdiction in North Carolina without the necessity of posting any bond or security (all of which are waived by Mr. Liles), and to exercise all other rights or remedies, at law or in equity, including, without limitation, the rights to damages. Mr. Liles and FBNC hereby agree that they will negotiate in good faith to amend this Agreement from time to time to modify the terms of Sections 10(a), 10(b), and 10(c) and the definition of the term “Business,” to reflect changes in FBNC’s business affairs so that the scope of the limitations placed on his activities by Section 10 accomplishes the parties’ intent in relation to the then current facts and circumstances. Any such amendment shall be effective only when completed in writing and signed by Mr. Liles and FBNC.

(f)          Condition Precedent. The payments and other benefits under this Section 10 are specifically conditioned upon Mr. Liles entering into the Severance Agreement and Release of Claims attached hereto as Exhibit A and shall be paid at the times described herein provided that Mr. Liles’ Severance Agreement and Release of Claims is effective at such time (signed, returned and the revocation period has expired).

(g)          Extension of Term of Restrictions. If Mr. Liles violates any of the restrictions set forth in Section 10 of this Agreement, the duration of such restriction shall be extended by a number of days equal to the number of days in which he shall have been determined to be or shall have admitted to being in violation of such restriction.

(h)          Remedies. Mr. Liles acknowledges and agrees that great loss and irreparable damage would be suffered by FBNC if he should breach or violate any of the terms or provisions of the covenants and agreements set forth in Section 10 of this Agreement. Mr. Liles further acknowledges and agrees that each of these covenants and agreements is reasonably necessary to protect and preserve the interests of FBNC and agrees that money damages for any breach of such provisions by Mr. Liles are impossible to measure and that Mr. Liles will, to the extent permitted by law, waive in any proceeding initiated to enforce such sections any claim or defense that an adequate remedy at law exists. The existence of any claim, demand, action or cause of action against FBNC, whether predicated upon this Agreement or otherwise, shall not constitute a defense to the enforcement by FBNC of any of the covenants or agreements in this Agreement; provided, however, that nothing in this Agreement shall be deemed to deny Mr. Liles the right to defend against this enforcement on the basis that FBNC has no right to its enforcement under the terms of this Agreement. The remedies of a party provided in this Agreement are cumulative and shall not exclude any other remedies to which any party may be lawfully entitled under this Agreement or applicable law, and the exercise of a remedy shall not be deemed an election excluding any other remedy (any such claim by the other party being hereby waived).

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11.         Notice. For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or sent by certified mail, return receipt requested, postage prepaid, addressed to the respective addresses last given by each party to the other; provided however that all notices to FBNC shall be directed to the attention of the Chief Executive Officer of the Company. All notices and communications shall be deemed to have been received on the date of delivery thereof.

12.         Governing Law. This Agreement and all rights hereunder shall be governed by the laws of the State of North Carolina, except to the extent governed by the laws of the United States of America in which case federal laws shall govern. The parties agree that any appropriate state court located in North Carolina or federal court for the Eastern District of North Carolina shall have exclusive jurisdiction of any case or controversy arising under or in connection with this Agreement shall be a proper forum in which to adjudicate such case or controversy. The parties consent and waive any objection to the jurisdiction or venue of such courts.

13.         Non-Waiver. Failure of FBNC to enforce any of the provisions of this Agreement or any rights with respect thereto shall in no way be considered to be a waiver of such provisions or rights, or in any way affect the validity of this Agreement.

14.         Saving Clause. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision or clause of this Agreement, or portion thereof, shall be held by any court or other tribunal of competent jurisdiction to be illegal, void, or unenforceable in such jurisdiction, the remainder of such provision shall not be thereby affected and shall be given full effect, without regard to the invalid portion. It is the intention of the parties that, if any court construes any provision or clause of this Agreement, or any portion thereof, to be illegal, void, or unenforceable because of the duration of such provision or the area or matter covered thereby, such court shall reduce the duration, area, or matter of such provision, and, in its reduced form, such provision shall then be enforceable and shall be enforced.

15.         Successors; Binding Agreement. The rights and obligations of this Agreement shall bind and inure to the benefit of the surviving entity in any merger or consolidation in which the Company or the Bank is a party, or any assignee of all or substantially all of the Company’s or the Bank’s business and properties. Mr. Liles’ rights and obligations under this Agreement may not be assigned by him, except that his right to receive accrued but unpaid compensation, unreimbursed expenses and other rights, if any, provided under this Agreement, which survive termination of this Agreement shall pass after death to the personal representatives of his estate.

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16.         Compliance with Regulatory Restrictions. Notwithstanding anything to the contrary herein, and in addition to any restrictions stated above, any compensation or other benefits paid to Mr. Liles shall be limited to the extent required by any federal or state regulatory agency having authority over the Company or the Bank. Mr. Liles agrees that compliance by the Company or the Bank with such regulatory restrictions, even to the extent that compensation or other benefits paid to him are limited, shall not be a breach of this Agreement by the Company or the Bank.

17.         Compliance with Internal Revenue Code Section 409A. All payments that may be made and benefits that may be provided pursuant to this Agreement are intended to qualify for an exclusion from Section 409A of the Code and any related regulations or other pronouncements thereunder and, to the extent not excluded, to meet the requirements of Section 409A of the Code. Any payments made under Section 3 and Section 10 of this Agreement which are paid on or before the last day of the applicable period for the short-term deferral exclusion under Treasury Regulation § 1.409A-1(b)(4) are intended to be excluded under such short-term deferral exclusion. Each payment made under Section 3 and Section 10 shall be treated as a “separate payment”, as defined in Treasury Regulation § 1.409A-2(b)(2), for purposes of Code Section 409A. None of the payments under this Agreement are intended to result in the inclusion in Mr. Liles’ federal gross income on account of a failure under Section 409A(a)(1) of the Code. The parties intend to administer and interpret this Agreement to carry out such intentions. However, FBNC does not represent, warrant or guarantee that any payments that may be made pursuant to this Agreement will not result in inclusion in Mr. Liles’ gross income, or any penalty, pursuant to Section 409A(a)(1) of the Code or any similar state statute or regulation. In addition, FBNC shall pay all reimbursements hereunder as soon as administratively practicable, but in no event shall any such reimbursements be paid after the last day of the taxable year following the year in which the expense was incurred.

18.         Certain Definitions.

(a)          “Affiliate” shall mean any business entity controlled by, controlling or under common control with the Company, including but not limited to the Bank.

(b)          “Business” shall mean the operation of a depository financial institution, including, without limitation, the solicitation and acceptance of deposits of money and commercial paper, the solicitation and funding of loans and the provision of other banking services, and any other related business engaged in by the Bank or any of its Affiliates as of the date of termination.

(c)          “Code” shall mean the Internal Revenue Code of 1986, as amended.

(d)          “Customer” shall mean any individual, joint venturer, entity of any sort, or other business partner of CLBH or Carolina Bank, with, for or to whom CLBH or Carolina Bank has provided Financial Products or Services during the last two years of Mr. Liles’ employment with CLBH and Carolina Bank; or any individual, joint venturer, entity of any sort, or business partner whom CLBH or Carolina Bank has identified as a prospective customer of Financial Products or Services within the last two years of Mr. Liles’ employment with CLBH and Carolina Bank.

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(e)          “Disability” or “Disabled” shall mean as defined by Treasury Regulation § 1.409A-3(i)(4).

(f)          “Restricted Territory” shall mean (i) all of Alamance, Chatham, Forsyth, Guilford, and Randolph Counties in North Carolina and any other county in which Carolina Bank had an office upon the effective date of Mr. Liles’ separation of employment from Carolina Bank; (ii) a radius of 30 miles from the main office of Carolina Bank, or (iii) a radius of 30 miles from any branch or loan production office of Carolina Bank.

(g)          “Financial Products or Services” shall mean any product or service that a financial institution or a financial holding company could offer by engaging in any activity that is financial in nature or incidental to such a financial activity under section 4(k) of the Bank Holding Company Act of 1956 and that is offered by CLBH, Carolina Bank, or FBNC or any affiliate on the effective date of Mr. Liles’ separation of employment from Carolina Bank, including but not limited to banking activities and activities that are closely related and a proper incident to banking, or other products or services of the type of which Mr. Liles was involved during his employment with the CLBH and Carolina Bank.

19.         Entire Agreement. This Agreement and the Severance Agreement and Release of Claims constitute the entire agreement between the parties hereto and supersedes all prior agreements, if any understandings and arrangements, oral or written, between the parties hereto with respect to the subject matter hereof, specifically including the Prior Employment Agreement and the SERP.

20.         Survival. The obligations of the parties pursuant to Sections 6 through 9 and 12, as applicable, shall survive the termination of this Agreement hereunder for the period designated under each of those respective sections.

21.         Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Company and the Bank each have caused this Agreement to be executed and its seal to be affixed hereunto by its respective officers thereunto duly authorized and Mr. Liles has signed and sealed this Agreement, effective as of the date described above.

FIRST BANCORP
ATTEST:
By:	/s/ Cathy A. Dudley	By:	/s/ Michael G. Mayer
Name:	Cathy A. Dudley	Name: Michael G. Mayer
Title: President

FIRST BANK
ATTEST:
By:	/s/ Cathy A. Dudley	By:	/s/ Michael G. Mayer
Name:	Cathy A. Dudley	Name: Michael G. Mayer
Title: President

/s/ T. Allen Liles
T. Allen Liles

[Signature Page to Consulting and Noncompete Agreement – Liles]

EXHIBIT A

Form of Severance Agreement and Release of Claims

[See Attached]

SEVERANCE AGREEMENT AND RELEASE OF CLAIMS

This Severance Agreement and Release of Claims (the “Agreement”) is made and entered into by and between T. Allen Liles (“Employee”) and First Bancorp (the “Company”), as well as any affiliated or related entities, subsidiaries, or divisions, and the shareholders, directors, officers, employees, and agents thereof (collectively referred to as “Employer”).

THE PARTIES acknowledge the following:

WHEREAS, on June __, 2016, the Company entered into an Agreement and Plan of Merger and Reorganization with Carolina Bank Holdings, Inc. (“CLBH”), a North Carolina corporation, pursuant to which CLBH will merge with and into the Company, with the Company continuing as the surviving corporation (the “Merger”);

WHEREAS, Employee was employed by CLBH and Carolina Bank, a wholly-owned subsidiary of CLBH, until _____________ __, 201__ when his employment was terminated (the “Termination Date”) pursuant to Section 3.3 of that certain Employment Agreement, dated June 2, 2008, by and between the Employee, CLBH and Carolina Bank (the “Employment Agreement”);

WHEREAS, in addition to the Employment Agreement, the Employee and Carolina Bank entered in a Salary Continuation Agreement, dated June 2, 2008 (the “SERP”);

WHEREAS, the Merger constitutes a change in control for purposes of Article 5 of the Employment Agreement and Article 2.4 of the SERP; and

WHEREAS, Employee desires to receive severance pay and benefits provided pursuant to this Agreement, and Employer is willing to provide this pay and benefits to Employee on the condition that Employee enters into this Agreement.

THEREFORE, in consideration of the mutual agreements and promises set forth within this Agreement, the receipt and sufficiency of which are hereby acknowledged, Employee and Employer agree as follows:

1.	Definitions.

Unless the context plainly requires otherwise, the term “Employee” includes the Employee executing this Agreement, as well as the Employee’s agents, attorneys, spouse, heirs, dependents, executors, administrator, guarantees, successors and assigns. The term “Employer” includes First Bancorp its managers, shareholders, directors, officers, partners, agents, attorneys, parent entities, employees, employee benefit plans, successors, assigns, affiliates, and subsidiaries, and each of their respective owners, shareholders, directors, officers, partners, agents, attorneys, parent entities, employees, successors, assigns, affiliates and subsidiaries.

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2.	Severance Pay.

a.	Severance Pay. In consideration of Employee’s agreements and promises set forth below, and in full and complete satisfaction of the Employer’s obligations under the Employment Agreement and the SERP, Employer shall pay the following amounts to Employee on the [sixtieth (60th)] day following his Termination Date provided (x) Employee has executed and not revoked this Agreement, and (y) Employee remained employed through the Termination Date:

i.	a lump sum cash amount of [Three Hundred Fifty-Nine Thousand Two Hundred Eighty-Six] 00/100 Dollars ($[359,286]), less applicable deductions and withholdings. Employee acknowledges that this amount payable pursuant to Section 5.1(a) of the Employment Agreement has been reduced to avoid excise tax liability under Section 4999 of the Internal Revenue Code and Employee agrees to such reduction.

ii.	a lump sum cash amount of [One Million Three Hundred Twenty-Five Thousand Nine Hundred Sixty-One] and 00/100 Dollars ($[1,325,961]), less applicable deductions and withholdings, which represents the Executive Supplemental Retirement Plan payment owed to Employee under his Salary Continuation Agreement.

iii.	pursuant to Section 4.2(b) of the Employment Agreement, a lump sum cash amount of [Fifteen Thousand Two Hundred Thirty-Two] and 00/100 Dollars $[15,232], less applicable deductions and withholdings, which represents the present value of the projected cost to maintain that particular medical and dental insurance coverage had the Employee’s employment not terminated, assuming continued coverage for the lesser of 36 months or the number of months until the Employee attains age 65.

b.	Effect of Severance Pay. Employee agrees that the above severance payments do not constitute compensation for purposes of calculating the amount of any benefits Employee may be entitled to under the terms of any pension or other benefit plan of Employer, or for the purpose of accruing any benefit, receiving any allocation of any contribution, or having the right to defer any income in any employee pension or benefit plan.

3.	Legal Obligations.

Except as otherwise provided herein, Employee shall be solely responsible for any and all federal and state tax liability or consequences (including, but not limited to, taxes, contributions, withholdings, fines, penalties, and interest) which could arise as a result of the severance payments to Employee pursuant to this Agreement.

4.	No Admission of Liability.

By entering into this Agreement, Employer does not admit any wrongdoing or that it has breached any obligation with respect to Employee’s employment.

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5.	Release and Covenant Not To Sue.

In exchange for Employer’s agreement to provide the above-referenced severance payments, Employee releases and discharges Employer from any and all claims, demands, and liabilities that Employee has ever had or now may have against Employer or Employer’s officers, directors, or employees, both known and unknown, including, but not limited to, any and all claims, demands, and liabilities based on Employee’s employment with Employer or the termination of the employment relationship. Further, Employee promises not to file or consent to the filing of any lawsuit, complaint, or action against Employer, or Employer’s officers, directors, or employees arising out of or in any way related to his employment with Employer or the termination of his employment with Employer.

This release and covenant not to sue includes, but is not limited to, a release of any and all rights or claims Employee may have under any federal, state, or local laws, ordinances, or regulations including, but not limited to: any claims of age discrimination under the Age Discrimination in Employment Act of 1967; claims under Title VII of the Civil Rights Act of 1964; Section 1981 of the Civil Rights Act of 1866; the Americans with Disabilities Act of 1990, the Civil Rights Act of 1991; the Family and Medical Leave Act of 1993; the Employee Retirement Income Security Act (ERISA); the Consolidated Budget Reconciliation Act (COBRA); the Equal Pay Act of 1963; the Pregnancy Discrimination Act; any and all state laws addressing the rights of employees and the payment of wages; and all amendments to these Acts. This release also includes a release of any claims for wrongful termination, breach of express or implied contract, intentional or negligent infliction of emotional distress, libel, slander, as well as any other claims, whether in tort, contract or equity, under state or federal statutory or common law. Employee further agrees that in the event that any person or entity should file a lawsuit, complaint, or action on Employee’s behalf, Employee hereby waives and forfeits any right to recovery under such claims and will exercise every good faith effort to have such claims dismissed.

By entering into this Agreement, Employee does not waive any rights or claims that might arise as a result of any conduct that occurs after the date this Agreement is signed by the parties, nor shall this Agreement be interpreted to provide that Employee has entered into any covenant or promise that would be invalid under applicable federal or state law.

6.	No Prior Assignment.

Employee further warrants and covenants, recognizing that the truth of this warranty and covenant is material to the above consideration having passed, that Employee has not assigned, transferred or conveyed at any time to any individual or entity any alleged rights, claims or causes of action against Employer.

7.	No Employment Relationship.

The relationship of employer-employee terminated effective as of the date of Employee’s Termination Date and the relationship created by this Agreement is purely contractual and no employer-employee relationship is intended or inferred from the performance of the parties’ obligations under this Agreement.

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8.	Non-disparagement.

Employee shall not (except as required by law) communicate to anyone, whether verbally, in writing, or in any other manner, any statement that is intended to cause or that reasonably would be expected to cause a person to whom it is communicated to have a lowered opinion of Employer, including a lowered opinion of any services provided by Employer. Except as required by law, Employer shall instruct its named executive officers and board of directors not to communicate to anyone, whether verbally, in writing, or in any other manner, any statement that is intended to cause or that reasonably would be expected to cause a person to whom it is communicated to have a lowered opinion of Employee.

9.	[Reserved].

10.	Property.

Employee shall immediately return all property of Employer which is in Employee’s possession. This includes, but is not limited to, any computer provided for Employee’s personal use, all data, documents, records, correspondence, reports, memoranda, or other property and shall include all copies thereof, including electronically stored information.

11.	Performance.

Employer’s obligation to perform under this Agreement is conditioned upon Employee’s agreements and promises to Employer as set forth herein. In the event Employee breaches any such agreements or promises or causes any such agreements or promises to be breached, Employer’s obligations to perform under this Agreement shall automatically terminate and Employer shall have no further obligation to Employee.

12.	Successors and Assigns.

The rights and obligations of this Agreement shall bind and inure to the benefit of the surviving entity in any merger or consolidation in which the Company is a party, or any assignee of all or substantially all of the Company’s business and properties. Employee’s rights and obligations under this Agreement may not be assigned by him, except that his right to receive accrued but unpaid compensation, unreimbursed expenses and other rights, if any, provided under this Agreement, which survive termination of this Agreement shall pass after death to the personal representatives of his estate.

13.	Governing Law and Forum Selection.

This Agreement and all rights hereunder shall be governed by the laws of the State of North Carolina, except to the extent governed by the laws of the United States of America in which case federal laws shall govern. The parties agree that any appropriate state court located in North Carolina or federal court for the Eastern District of North Carolina shall have exclusive jurisdiction of any case or controversy arising under or in connection with this Agreement shall be a proper forum in which to adjudicate such case or controversy. The parties consent and waive any objection to the jurisdiction or venue of such courts.

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14.	Entire Agreement; Modification.

This Agreement and that certain Consulting and Noncompete Agreement dated June __, 2016 constitute the entire understanding of the parties, and no representation, promise, or inducement not included herein shall be binding upon the parties. Employee affirms that the only consideration for the signing of this Agreement is the terms set forth above and that no other promises or assurances of any kind have been made to Employee by Employfer or any other entity or person as an inducement for Employee to sign this Agreement. This Agreement may not be changed orally but only by an agreement in writing signed by the parties or their respective heirs, legal representatives, successors, and assigns.

15.	Validity.

The provisions of this Agreement shall be deemed severable and that the invalidity or unenforceability of any section of this Agreement, or any portion or provision thereof, shall not affect the validity or enforceability of the other portions or provisions. Any such provision deemed to be unenforceable shall be stricken and the remaining provisions shall be appropriately limited and given effect to the extent they may be enforceable.

16.	Older Workers Benefit Protection Act.

Employee acknowledges that it is the mutual intent of the parties that the full release contained in this Agreement fully complies with the Older Workers Benefit Protection Act. Accordingly, this Agreement requires, and Employee acknowledges and agrees that: (a) the consideration provided to Employee under this Agreement exceeds the nature and scope of any consideration to which Employee would otherwise have been legally entitled to receive absent Employee’s execution of this Agreement; (b) execution of this Agreement and the full release herein, which specifically includes a waiver of any claims under the Age Discrimination in Employment Act of 1967, is Employee’s knowing and voluntary act; (c) Employee is hereby advised to consult with an attorney prior to executing this Agreement; (d) Employee has forty-five (45) calendar days within which to consider this Agreement and Employee’s signature on this Agreement prior to the expiration of this forty-five (45) day period (should Employee choose not to take the full period offered) constitutes an irrevocable waiver of said period or its remainder; (e) in the event Employee signs this Agreement, Employee has another seven (7) calendar days to revoke it by delivering a written notice of revocation to the individual addressee identified in the Notice provision below (Section 17), and this Agreement does not become effective until the expiration of this seven-day period; (f) Employee has read and fully understands the terms of this Agreement; and (g) nothing contained in this Agreement purports to release any of Employee’s rights or claims under the Age Discrimination in Employment Act that may arise from acts occurring after the date of the execution of this Agreement.

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17.	Notice.

All communications or notices required or permitted by this Agreement shall be made by Employee to Employer in writing and shall be delivered and addressed as follows:

First Bancorp

300 SW Broad Street

Southern Pines, NC 283871

Attn: Human Resources

PLEASE READ THIS AGREEMENT CAREFULLY. IT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

YOU AGREE THAT YOU RECEIVED VALUABLE CONSIDERATION IN EXCHANGE FOR ENTERING INTO THIS AGREEMENT AND THAT THE EMPLOYER ADVISED YOU IN WRITING TO CONSULT AN ATTORNEY OR SOMEONE YOU TRUST PRIOR TO SIGNING THIS AGREEMENT. YOU PROMISE THAT NO REPRESENTATIONS OR INDUCEMENTS HAVE BEEN MADE TO YOU EXCEPT AS SET FORTH HEREIN, AND THAT YOU HAVE SIGNED THE SAME KNOWINGLY AND VOLUNTARILY.

YOU HAVE BEEN PROVIDED AT LEAST FORTY-FIVE (45) DAYS WITHIN WHICH TO CONSIDER THIS AGREEMENT AND WAIVE AND RELEASE ALL CLAIMS AND RIGHTS INCLUDING, BUT NOT LIMITED TO, THOSE ARISING UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT. YOU SHALL HAVE SEVEN (7) DAYS WITHIN WHICH TO REVOKE THIS AGREEMENT AND THIS AGREEMENT SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THAT REVOCATION PERIOD HAS EXPIRED. ANY SUCH REVOCATION MUST BE IN WRITING AND RECEIVED BY THE EMPLOYER, IN ACCORDANCE WITH THE NOTICE PROVISIONS SET FORTH IN SECTION 17 HEREIN, PRIOR TO THE END OF THE REVOCATION PERIOD.

[Remainder of page intentionally left blank]

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IN WITNESS WHEREOF, the undersigned have caused this instrument to be executed on the date first above written.

As To Employee:

Date	T. Allen Liles

Date	Witness Signature

For Employer:	FIRST BANCORP

By:
Date	Name: Michael G. Mayer
Title: President

[Signature Page to Severance and Release Agreement]

EXHIBIT E

FORM OF

DIRECTOR NON-COMPETE AGREEMENT

THIS DIRECTOR NON-COMPETE AGREEMENT (the “Agreement”) is entered into as of June __, 2016, between First Bancorp (“FBNC”), a corporation organized under the laws of the State of North Carolina, which is the holding company of First Bank (“First Bank”), with its principal offices at 300 SW Broad Street, Southern Pines, North Carolina 28387, and the undersigned director (“Director”) of Carolina Bank Holdings, Inc. (“Carolina Bank Holdings”), a corporation organized under the laws of the State of North Carolina and the holding company for Carolina Bank (“Carolina Bank” and, together with the Carolina Bank Holdings, “CLBH”), with its principal office at 101 North Spring Street, Greensboro, North Carolina 27401, and shall become effective on the Effective Time of the Merger provided in the Merger Agreement (as defined below), between FBNC and Carolina Bank Holdings.

WHEREAS, the Boards of Directors of FBNC and Carolina Bank Holdings have determined that the acquisition of Carolina Bank Holdings by FBNC (the “Merger”) pursuant to that Agreement and Plan of Merger dated as of the date hereof (the “Merger Agreement”) is in the best interests of the shareholders of FBNC and Carolina Bank Holdings and is consistent with, and in furtherance of, their respective business strategies;

WHEREAS, the parties hereto acknowledge that Director, as a director of Carolina Bank Holdings and Carolina Bank, occupies a unique position of trust and confidence with respect to CLBH and is receiving Merger Consideration pursuant to the terms and conditions of the Merger Agreement;

WHEREAS, the parties further acknowledge that, by virtue of this position, Director has acquired significant knowledge relating to the business of Carolina Bank Holdings and Carolina Bank;

WHEREAS, the Board of Directors of FBNC has determined that it is in the best interests of FBNC and its shareholders to protect the business and goodwill associated with the business of Carolina Bank Holdings and Carolina Bank by strengthening restrictions on Director’s ability to enter into certain competitive business activities following the completion of the Merger;

WHEREAS, the Merger Agreement contemplates that, upon the execution and delivery of the Merger Agreement by Carolina Bank Holdings, as a condition and inducement to the willingness of FBNC to enter into the Merger Agreement and complete the Merger, Director will enter into and perform this Agreement; and

WHEREAS, Director has agreed to accept such limitations on his ability to compete with the FBNC or First Bank following the Merger as an inducement for FBNC to execute the Merger Agreement.

NOW, THEREFORE, IN CONSIDERATION of the premises and for other good and valuable consideration, including, without limitation, the Merger Consideration to be received by Director, the sufficiency and receipt of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1.            Certain Definitions.

(a)          “Affiliated Company” means any company or entity controlled by, controlling or under common control with FBNC or Carolina Bank Holdings, including, respectively, First Bank and Carolina Bank.

(b)          “Confidential Information” means all information regarding Carolina Bank Holdings, FBNC, and their Affiliated Companies and any of their respective activities, businesses or customers that is not generally known to persons not employed (whether as employees or independent contractors) by Carolina Bank Holdings, FBNC or their respective Affiliated Companies, that is not generally disclosed publicly to persons not employed by Carolina Bank Holdings, FBNC or their respective Affiliated Companies (except to their regulatory authorities and pursuant to confidential or other relationships where there is no expectation of public disclosure or use by third Persons), and that is the subject of reasonable efforts to keep it confidential, and/or where such information is subject to limitations on disclosure or use by applicable Laws. “Confidential Information” shall include, without limitation, all customer information, customer lists, confidential methods of operation, lending and credit information, mark-ups, product/service formulas, information concerning techniques for use and integration of websites and other products/services, current and future development and expansion or contraction plans of Carolina Bank Holdings, FBNC or their respective Affiliated Companies, sale/acquisition plans and contacts, marketing plans and contacts, information concerning the legal affairs of and information concerning the pricing of products and services, strategy, tactics and financial affairs of Carolina Bank Holdings, FBNC or their respective Affiliated Companies. “Confidential Information” also includes any “confidential information,” “trade secrets” or any equivalent term under any other federal, state or local law. “Confidential Information” shall not include information that (a) has become generally available to the public by the act of one who has the right to disclose such information without violating any right or privilege of Carolina Bank Holdings or FBNC or their respective Affiliated Companies or any duty owed to any of them; (b) was rightfully in the possession of a Person prior to receipt of such Confidential Information from Director; or (c) is independently developed by a person or entity without reference to or use of Confidential Information.

(c)          Capitalized terms used but not defined herein shall have the same meanings provided in the Merger Agreement.

2.            Nondisclosure of Confidential Information.

(a)          Nondisclosure of Confidential Information. Director hereby agrees that for a period of two years following the Effective Time of the Merger, Director shall not directly or indirectly transmit or disclose any Confidential Information to any Person, or use or permit others to use any such Confidential Information, directly or indirectly, without the prior express written consent of FBNC’s Chief Executive Officer, which consent may be withheld in the sole reasonable discretion of FBNC’s Chief Executive Officer; provided that Director shall keep the Confidential Information of customers for an indefinite period of time. If required to disclose Confidential Information by law, Director shall use reasonable efforts to protect and preserve the confidentiality of such information consistent with his legal obligations. Director also acknowledges and agrees that trading in FBNC or Carolina Bank Holdings securities using Confidential Information or non-public information may violate federal and state securities laws and agrees to comply with such securities laws and FBNC’s policies regarding insider trading in effect from time to time.

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(b)          Enforceability of Covenants. Director and FBNC agree that Director’s obligations under these nondisclosure covenants are separate and distinct from other provisions of this Agreement, and a failure or alleged failure of Carolina Bank Holdings and FBNC to perform their obligations under any provision of this Agreement or other agreements with Director shall not constitute a defense to, or waiver of the enforceability of, these nondisclosure covenants. Nothing in this provision or this Agreement shall limit any rights or remedies otherwise available to Carolina Bank Holdings, FBNC, or any Affiliated Company under federal, state or local law.

3.            Nonrecruitment and Nonsolicitation Covenants.

(a)          Nonrecruitment of Employees. Director hereby agrees that for a period of two years following the Effective Time of the Merger, Director shall not, without the prior written consent of FBNC’s Chief Executive Officer, which consent may be withheld at the sole reasonable discretion of FBNC’s Chief Executive Officer, directly or indirectly, on behalf of himself or any other Person, solicit or recruit for employment or encourage to leave employment with FBNC or any of FBNC’s Affiliated Companies, any employee of FBNC or of any FBNC’s Affiliated Companies with whom Director worked during Director’s service as a director of Carolina Bank Holdings or any Carolina Bank Holdings Affiliated Company and who performed services for Carolina Bank Holdings, FBNC, or any of their Affiliated Companies’ customers and who has not thereafter ceased to be employed by Carolina Bank Holdings, FBNC or any of their Affiliated Companies for a period of not less than one year.

(b)          Nonsolicitation of Customers. Director hereby agrees that for a period of two years following the Effective Time of the Merger, Director shall not, without the prior written consent of FBNC’s Chief Executive Officer, which consent may be withheld at the sole reasonable discretion of FBNC’s Chief Executive Officer, directly or indirectly, on behalf of himself or any other Person, solicit or attempt to solicit for the purpose of providing any Business Activities (as defined in Section 3(c)) any customer of the Carolina Bank Holdings, FBNC or any of their Affiliated Companies with whom Director had material contact on behalf of Carolina Bank Holdings or Carolina Bank in the course of Director’s service as a director of Carolina Bank Holdings or Carolina Bank.

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(c)          Noncompetition. Director hereby agrees that for a period of two years following the Effective Time of the Merger, Director shall not, without the prior written consent of FBNC’s Chief Executive Officer, which consent may be withheld at the sole reasonable discretion of FBNC’s Chief Executive Officer, engage or participate in, or prepare or apply to commence, any Business Activities with, for or on behalf of any new financial institution as a director, consultant, officer, employee, agent or shareholder, or on behalf of any other Person that competes in the Restricted Area with FBNC or any Affiliated Company with respect to Business Activities. For purposes of this Section 3, “Business Activities” shall be any of the business activities conducted by FBNC, Carolina Bank Holdings or any of their Affiliated Companies as of the effective time of the Merger, which the parties agree include the offering of commercial or consumer loans and extensions of credit, letters of credit, commercial and consumer deposits and deposit accounts, securities repurchase agreements and sweep accounts, cash management services, money transfer and bill payment services, internet or electronic banking, automated teller machines, IRA and retirement accounts, mortgage loans, and home equity lines of credit. Director agrees that the marketplace in which First Bank would conduct its Business Activities as of the effective time of the Merger includes the following North Carolina counties: Guilford County, Randolph County, Alamance County, Orange County, Lee County, Forsyth County and Chatham County. For purposes of this Section 3(c), the “Restricted Area” shall be defined as the following North Carolina counties: Guilford County, Randolph County, Alamance County, Orange County, Lee County, Forsyth County and Chatham County. Director agrees that the Restricted Area is narrowly tailored to protect First Bank’s interest in customer relationships and goodwill, all of which are being acquired based on Director’s acknowledgement of the marketplace. Nothing in this Section 3(c) shall prohibit Director from acquiring or holding, for investment purposes only, less than 5% of the outstanding securities of any corporation which may compete directly or indirectly with Carolina Bank Holdings, FBNC or any of their Affiliated Companies or preclude Director from continuing any Business Activities conducted as of the date hereof.

(d)          Enforceability of Covenants. Director acknowledges and agrees that the covenants in this Agreement are direct consideration for a sale of a business and should be governed by standards applicable to restrictive covenants entered into in connection with a sale of a business. Director acknowledges that each of FBNC and its Affiliated Companies have a current and future expectation of business within the Restricted Area and from the current and proposed customers of Carolina Bank Holdings and Carolina Bank that are derived from the acquisition of Carolina Bank Holdings by FBNC. Director acknowledges that the term, geographic area, and scope of the covenants set forth in this Agreement are reasonable, and agrees that he will not, in any action, suit or other proceeding, deny the reasonableness of, or assert the unreasonableness of, the premises, consideration or scope of the covenants set forth herein. Director agrees that his position as a director of Carolina Bank Holdings and Carolina Bank involves information relating to all aspects of the Business Activities and all of the Restricted Area. Director further acknowledges that complying with the provisions contained in this Agreement will not preclude him from engaging in a lawful profession, trade or business, or from becoming gainfully employed. Director and FBNC agree that Director’s obligations under the above covenants are separate and distinct under this Agreement, and the failure or alleged failure of FBNC to perform its obligations under any other provisions of this Agreement shall not constitute a defense to the enforceability of this covenant. Director and FBNC agree that if any portion of the foregoing covenants is deemed to be unenforceable because the geography, time or scope of activities restricted is deemed to be too broad, the court shall be authorized to substitute for the overbroad term an enforceable term that will enable the enforcement of the covenants to the maximum extent possible under applicable law. Director acknowledges and agrees that any breach or threatened breach of this covenant will result in irreparable damage and injury to FBNC and its Affiliated Companies and that FBNC will be entitled to exercise all rights including, without limitation, obtaining one or more temporary restraining orders, injunctive relief and other equitable relief, including specific performance in the event of any breach or threatened breach of this Agreement, in any federal or state court of competent jurisdiction in the State of North Carolina without the necessity of posting any bond or security (all of which are waived by Director), and to exercise all other rights or remedies, at law or in equity, including, without limitation, the rights to damages.

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4.            Successors.

(a)          This Agreement is personal to Director and is not assignable by Director, and none of Director’s duties hereunder may be delegated.

(b)          This Agreement may be assigned by, and shall be binding upon and inure to the benefit of, FBNC and any of its Affiliated Companies and their successors and assigns.

5.            Miscellaneous.

(a)          Waiver. Failure of any party to insist, in one or more instances, on performance by the other in strict accordance with the terms and conditions of this Agreement shall not be deemed a waiver or relinquishment of any right granted in this Agreement or of the future performance of any such term or condition or of any other term or condition of this Agreement, unless such waiver is contained in a writing signed by the party making the waiver.

(b)          Severability. If any provision or covenant, or any part thereof, of this Agreement should be held by any court to be invalid, illegal or unenforceable, either in whole or in part, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of the remaining provisions or covenants, or any part thereof, of this Agreement, all of which shall remain in full force and effect.

(c)          Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of North Carolina.

(d)          Notices. All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given if delivered or three days after mailing if mailed, first class, certified mail, postage prepaid:

To FBNC:	First Bancorp
300 SW Broad Street
Southern Pines, North Carolina 28387
Attention: Chief Executive Officer

To Director:	See signature page of this Agreement

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Any party may change the address to which notices, requests, demands and other communications shall be delivered or mailed by giving notice thereof to the other party in the same manner provided herein.

(e)          Amendments and Modifications. This Agreement may be amended or modified only by a writing signed by both parties hereto, which makes specific reference to this Agreement.

(f)          Entire Agreement. Except as provided herein, this Agreement contains the entire agreement between FBNC and Director with respect to the subject matter hereof and, from and after the date hereof, this Agreement shall supersede any prior agreement between the parties with respect to the subject matter hereof.

(g)          Counterparts, etc. This Agreement may be executed in identical counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. A facsimile signature shall constitute and have the same force and effect as an original signature for all purposes under this Agreement.

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IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date first above written.

First BanCorp

By:
Name:	Michael G. Mayer
Title:	President

DIRECTOR

Name:

Address:

[Signature Page to Director Non-Competition Agreement]